Filed pursuant to Rule 424(b)(3) Registration No. 333-286618

Empower SecureFoundation® Group Fixed Deferred Annuity Certificate Issued by: Empower Annuity Insurance Company of America May 1, 2026
This prospectus describes the Empower SecureFoundation ® Group Fixed Deferred Annuity Certificate (the “Certificate”) issued by Empower Annuity Insurance Company of America. The Certificate is offered to individual retirement account (“IRA”) owners who purchase shares of the Empower SecureFoundation ® Balanced Fund (the “Covered Fund”). The Certificate provides for guaranteed income for the life of a designated person based on the Certificate Owner’s investment in the Covered Fund, provided all conditions specified in the Certificate are met, regardless of how long the designated person lives and regardless of the actual performance or value of the Covered Fund. As described in further detail throughout this prospectus, the GLWB payments are made from the Covered Fund Value ( i.e. , withdrawals are made from your own money) until these GLWB payments reduce your Covered Fund value to $0, at which point we start using our own funds to continue making the GLWB payments to you. As a result, we may never make GLWB payments using our own funds.
The Certificate has no cash value and no surrender value. The interests of the Certificate Owner in the Certificate may not be transferred, sold, assigned, pledged, charged, encumbered, or alienated in any way.
Prospective purchasers may apply to purchase a Certificate through Empower Financial Services, Inc. (“Empower Financial Services”), the principal underwriter for the Certificates or other broker-dealers that have entered into a selling agreement with Empower Financial Services. Empower Financial Services will use its best efforts to sell the Certificates, but is not required to sell any specific number or dollar amount of Certificates.
This prospectus provides important information that a prospective purchaser of a Certificate should know before investing. Please retain this prospectus for future reference.
Important Note: Currently, there is only one available Covered Fund – The SecureFoundation® Balanced Fund. Accordingly, any references to Covered Funds and Variable Accounts are applicable to The SecureFoundation® Balanced Fund only. Transfers can be made only to other investment options in your IRA Account. A Request for a withdrawal or Transfer of your total Covered Fund Value in the SecureFoundation® Balanced Fund will result in termination of your participation in the GLWB and the Certificate, and your Benefit Base will be reduced to zero.
It is generally not beneficial for you to annuitize your Certificate. The Certificate was designed specifically to provide the Guaranteed Lifetime Withdrawal Benefit, and you will have paid a non-refundable fee for such benefit. In addition, the annuity payment amount might be less than the GLWB payout would provide.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
The Certificate:
•Is NOT a bank deposit
•Is NOT FDIC insured
•Is NOT insured or endorsed by a bank or any government agency
•Is NOT available in every state
The purchase of the Certificate is subject to certain risks. See “Risk Factors,” below. The Certificate is novel and innovative. While we understand that the Internal Revenue Service may be considering tax issues associated with products similar to the Certificate, to date the tax consequences of the Certificate have not been addressed in published legal authorities. Under the circumstances, you should therefore consult a tax advisor before purchasing the Certificate. You should not purchase the Certificate for the purpose of additional tax deferral.
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Appendix A – Company Financial Statements And Other Financial Information	A-1
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Summary
Preliminary Note Regarding Terms Used in This Prospectus
Certain terms used in this prospectus have specific and important meanings. Some important terms are explained below, and in most cases the meaning of other important terms is explained the first time they are used in the prospectus. You will also find in the back of this prospectus a listing of all of the terms, with the meaning of each term explained.
•The “Certificate” is the Empower SecureFoundation® Group Fixed Deferred Certificate issued by Empower Annuity Insurance Company of America pursuant to the terms of a Group Fixed Deferred Annuity Contract (the “Group Contract”) issued to Empower Trust Company, LLC (“Empower Trust” or the “Group Contract Owner”). In certain states this may be an individual contract, which will have the same features and benefits unless otherwise noted.
•“We,” “us,” “our,” “Empower,” or the “Company” means Empower Annuity Insurance Company of America.
•“You” or “yours” means the owner of the Certificate described in this prospectus. The terms “you,” “yours,” “Owner,” and “Certificate Owner” may be used interchangeably in this prospectus.
•“Covered Person” or “Covered Persons” means the person or persons, respectively, named in the Certificate whose age is used for certain important purposes under the Certificate, including determining the amount of the guaranteed income that may be provided by this Certificate.
•“Covered Fund” refers to the Empower SecureFoundation® Balanced Fund. The Covered Fund is not issued by Empower. Empower Funds, Inc. is the issuer of the Covered Fund and is an affiliate of Empower.
The Certificate can be owned in the following ways:
•Sole Owner who is an individual and also the Covered Person.
•Sole Owner who is an individual and the Covered Person, with his or her spouse as the joint Covered Person.
We believe that in most cases the Certificate will have a sole Owner who is the only Covered Person. Therefore, for ease of reference, most of the discussion in this prospectus assumes you are the sole Owner and the only Covered Person under the Certificate. In some places in the prospectus, however, we explain how certain features of the Certificate differ if there are joint Covered Persons.
The following is a summary of the Certificate. You should read the entire prospectus in addition to this summary.
What is the Certificate?
Certificates are issued pursuant to the terms of the Group Contract, which is a group guaranteed income annuity contract issued by the Company and owned by Empower Trust. Certificates are offered to IRA owners that purchase shares of the Covered Fund. Currently, there is no other way to purchase the Certificate. The Certificate provides, under certain specified conditions, for guaranteed minimum lifetime income, regardless of how long you live or how the Covered Fund performs. The Certificate does not have a cash value.
Provided all conditions of the Certificate and the Group Contract are met (you own an IRA account, you purchase a Certificate and elect to invest in the Covered Fund(s) and pay the GLWB Fee when due), if the value of the shares in your Covered Fund (“Covered Fund Value”) equals zero as a result of Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees, custodian fees, advisory fees), and/or Guaranteed Annual Withdrawal(s) (“GAW”), we will make annual payments to you for the rest of your life. (See “IRA, Advisory and Custodian Fees and Charges” later in this prospectus.)
The amount of the GAW that you may take may increase from time to time based on your Covered Fund Value. It may also decrease if you take Excess Withdrawals (discussed below).
The guaranteed income that may be provided by your Certificate is based on the age and life of the Covered Person (or if there are joint Covered Persons, on the age of the younger joint Covered Person and the lives of both Covered Persons) as of the date we calculate the first Installment. A joint Covered Person must be your spouse and your spouse must be your sole beneficiary under your IRA.

How much will your Certificate cost?
While your Certificate is in force, a Guarantee Benefit Fee will be calculated and deducted from your Covered Fund Value on a monthly basis. It will be paid by redeeming the number of fund shares of your Covered Fund equal to the Guarantee Benefit Fee. The Guarantee Benefit Fee is calculated as a specified percentage of your Covered Fund Value at the time the Guarantee Benefit Fee is calculated. If we do not receive the Guarantee Benefit Fee (except during the Settlement Phase), including as a result of the failure of your IRA custodian to submit it to us, the Certificate will terminate as of the date that the fee is due. We will not provide Certificate Owners with notice prior to termination of the Certificate and we will not refund the Guarantee Benefit Fee paid upon termination of the Certificate.
The Guarantee Benefit Fee pays for the insurance protections provided by the Certificate.
The guaranteed maximum or minimum Guarantee Benefit Fee we can ever charge for your Certificate is shown below. The amount we currently charge is also shown below.
•The maximum Guarantee Benefit Fee for the Certificate, as a percentage of your Covered Fund Value, on an annual basis, is 1.5%.
•The minimum Guarantee Benefit Fee for the Certificate, as a percentage of your Covered Fund Value, on an annual basis, is 0.70%.
•The current Guarantee Benefit Fee for the Certificate, as a percentage of your Covered Fund Value, on an annual basis, is 1.20%.
We may change the current Guarantee Benefit Fee at any time within the minimum and maximum range described above upon thirty (30) days prior written notice to you. We determine the Guarantee Benefit Fee based on observations of a number of experience factors, including, but not limited to, interest rates, volatility, investment returns, expenses, mortality, and lapse rates. As an example, if mortality experience improves faster than we have anticipated, and the population in general is expected to live longer than initially projected, we might increase the Guarantee Benefit Fee to reflect our increased probability of paying longevity benefits. However, improvements in mortality experience is provided as an example only, we reserve the right to change the Guarantee Benefit Fee at our discretion and for any reason, whether or not these experience factors change (although we will never increase the fee above the maximum or decrease the fee below the minimum). We do not need any particular event to occur before we may change the Guarantee Benefit Fee.
The Guarantee Benefit Fee is in addition to any charges that are imposed in connection with advisory, custodian and other services, and charges imposed by the Covered Fund. Because the Covered Fund is offered by an affiliated company, we may benefit indirectly from the charges imposed by the Covered Fund.
Premium taxes may be applicable in certain states. Premium tax applicability and rates vary by state and may change. We reserve the right to deduct any such tax from premium when received.
Can you cancel your Certificate?
You may cancel your Certificate by causing your Covered Fund Value or your Benefit Base of the Covered Fund to be reduced to zero prior to the Settlement Phase due to one or more Excess Withdrawals or by failing to pay the Guarantee Benefit Fee. However, if the Excess Withdrawal(s) occurs as a result of a same day Transfer between Covered Funds (i.e., shares of the available Covered Fund being eliminated are sold and shares of another Covered Fund offered to replace the eliminated Covered Fund are purchased on the same day), then your Certificate will not be canceled even if the Benefit Base of the Covered Fund is reduced to zero.
What protection does the Certificate provide?
The Certificate provides two basic protections to Certificate Owners who purchase this Certificate as a source or potential source of lifetime retirement income or for other long-term purposes. Provided that certain conditions are met ( i.e. , you own an IRA account, you elect to invest in the GLWB (a “GLWB Elector”), and pay the GLWB Fee when due), the Certificate protects the Certificate Owner from:
•longevity risk, which is the risk that a Certificate Owner will outlive the assets invested in the Covered Fund; and
•income volatility risk, which is the risk of downward fluctuations in a Certificate Owner’s retirement income due to changes in market performance.
Both of these risks increase as a result of poor market performance early in retirement. Point-in-time risk (which is the risk of retiring on the eve of a down market) significantly contributes to both longevity and income volatility risk.

The Certificate does not provide a guarantee that the Covered Fund or your IRA will retain a certain value or that the value of the Covered Fund or IRA will remain steady or grow over time. Instead, it provides for a guarantee, under certain specified conditions, that regardless of the performance of the Covered Fund in your Account and regardless of how long you live, you will be able to receive a guaranteed level of annual income for life. Therefore, it is important for you to understand that while the preservation of capital may be one of your goals, the achievement of that goal is not guaranteed by the Certificate.
How does your Certificate work?
The Certificate has three phases: an “Accumulation Phase,” a “GAW Phase,” and a “Settlement Phase.”
•The Accumulation Phase: During the Accumulation Phase, you may make additional Certificate Contributions to your Covered Fund, which establishes your Benefit Base (this is the sum of all Certificate Contributions minus any withdrawals and any adjustments made on the “Ratchet Date” as described later in this prospectus), and take withdrawals from your IRA just as you otherwise would be permitted to (although Excess Withdrawals will reduce the amount of the Benefit Base under the Certificate). You are responsible for managing your withdrawals during the Accumulation Phase.
•The GAW Phase: After you (or if there are joint Covered Persons, the younger joint Covered Person) have turned age 55, then you can enter the GAW Phase and begin to take GAWs (which are annual withdrawals that do not exceed a specified amount) without reducing your Benefit Base. GAWs before age 59 1∕2 may result in certain tax penalties.
•Settlement Phase: If your Covered Fund Value falls to zero as a result of Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees, custodian fees, advisory fees), and/or GAWs, the Settlement Phase will begin. During the Settlement Phase, we make Installments to you for as long as you live. However, the Settlement Phase may never occur, depending on how long you live and how well the Covered Fund performs.
The Installments that you may receive when you are in the GAW Phase or Settlement Phase are determined by multiplying your Benefit Base by the GAW Percentage (GAW%), which is determined by the age of the Covered Person(s) as of the date we calculate the first Installment. As described in more detail below, the amount of the Installments may increase on an annual basis during the GAW Phase due to positive Covered Fund performance, and will decrease as a result of any Excess Withdrawals.
If you withdraw any of your Covered Fund Value during the Accumulation Phase to satisfy any contribution limitation imposed under federal law, we will consider that to be an Excess Withdrawal. Any withdrawals to satisfy your required distribution obligations under the Code will be considered an Excess Withdrawal if taken during the Accumulation Phase. As a result, those who will be subject to required minimum distributions should consider the appropriateness of this product. You should consult a qualified tax advisor regarding contribution limits and other tax implications. We will deem withdrawals taken during the GAW Phase to meet required minimum distribution requirements, in the proportion of your Covered Fund Value to your overall IRA balance (and not taking into account any other IRAs you own), to be within the contract limits for your Certificate and will not treat such withdrawals as Excess Withdrawals.
How do you purchase a Certificate?
You are required to purchase a Certificate in connection with your purchase of shares of a Covered Fund. There is no minimum initial investment. The Certificates are issued in accordance with the terms of the Group Contract issued by us to Empower Trust. The Group Contract is a group fixed deferred annuity contract. You may invest any amount in the Covered Fund. However, your Benefit Base is limited to $5,000,000. Any amount over $5,000,000 will not increase your Benefit Base.
The Certificate may only be purchased under the Group Contract by owners of applicable IRAs. You may elect to purchase a Certificate by completing an application or other form authorized by us. If this form is accepted by us at our Administrative Office, we will issue a Certificate to you describing your rights and obligations. There is no free-look period if you purchase a Certificate. (See “Return Privilege,” later in this prospectus).

What is the Designated Investment Option?
The following is the currently available Covered Fund:
Empower SecureFoundation® Balanced Fund
If you purchase shares of the Covered Fund, you are required to purchase the Certificate.
You may also later decide that you do not want to maintain the Certificate. If so, you will need to redeem all of your shares in the Covered Fund in order to cancel the Certificate. You cannot remain invested in the Covered Fund without owning a Certificate.
Is the Certificate right for you?
The Certificate may be right for you if you believe that you may outlive your retirement investments or are concerned about market risk. If you believe that your retirement investments will be sufficient to provide for your retirement expenses regardless of market performance or your lifespan, then the Certificate may not be right for you. In addition, it is generally not in your best interest to annuitize this Certificate rather than using the GLWB, which is provided as a standard feature, as the annuity payout could be less than the GLWB payment and you would forfeit the Guarantee Benefit Fees paid. Once annuity payments begin, the GLWB Elector can no longer take withdrawals from the GLWB.
The Certificate does not protect the actual value of your investments in your IRA or guarantee the Covered Fund Value. For example, if you invest $500,000 in the Covered Fund, and your Covered Fund Value has dropped to $400,000 on the Initial Installment Date, we are not required to add $100,000 to your Covered Fund Value. Instead, the Certificate guarantees that when you reach the Initial Installment Date, you may begin GAWs based upon a Benefit Base of $500,000, rather than $400,000 (so long as specified conditions are met).
The GAWs are made from your own investment (i.e., GAWs are made from withdrawals of your own money). We start using our money to make Installments to you only if your Covered Fund Value is reduced to zero due to Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees, custodian fees, advisory fees), and/or GAWs. We limit our risk under the Certificate in this regard by limiting the amount you may withdraw each year to your GAWs. If you need to take Excess Withdrawals, you may not receive the full benefit of the Certificate, or the GLWB could be cancelled altogether, as well as the Certificate. For further information, see “The Accumulation Phase – Excess Withdrawals During the Accumulation Phase” and “The GAW Phase – Excess Withdrawals During the Accumulation Phase,” below.
If the return on your Covered Fund Value over time is sufficient to generate gains that can sustain constant GAWs, we may never pay you GAWs from our own money, which means the Certificate would not have provided any financial gain to you. Conversely, if the return on your Covered Fund Value over time is not sufficient to generate gains that can sustain constant GAWs, then the Certificate would be beneficial to you.
You should discuss your investment strategy and risk tolerance with your financial advisor before purchasing the Certificate. You should consider the payment of the Guarantee Benefit Fee (which is in addition to any fee paid for the Covered Fund) relative to the benefits and features of the Certificate, your risk tolerance, and proximity to retirement.
Risk Factors Regarding the Certificate
There are a number of risks associated with the Certificate as described below.
The guarantee that may be provided under the Certificate is contingent on several conditions being met. In certain circumstances you may not realize a benefit from the Certificate.
•You may die before receiving payments from us or you may not live long enough to receive enough income to exceed the amount of the Guarantee Benefit Fees paid. If you (assuming that you are the sole Covered Person) die before the Covered Fund Value is reduced to zero, you will never receive any payments under the Certificate. The Certificate does not have any cash value or provide a death benefit. Furthermore, even if you begin to receive Installments in the Settlement Phase, you may die before receiving an amount equal to or greater than the amount you have paid in Guarantee Benefit Fees.

•The Covered Fund may perform well enough so that you may not need the guarantee that may otherwise be provided by the Certificate. The Covered Fund is managed by a registered investment adviser, Empower Capital Management, LLC (“ECM”), a wholly owned subsidiary of Empower. ECM has the flexibility to manage the Empower SecureFoundation® Balanced Fund more conservatively to minimize the likelihood that a GLWB Participant will experience a significant loss of capital. Therefore, there is a good chance that the Covered Fund will perform well enough that GAWs will not reduce Covered Fund Value to zero. As a result, the likelihood that we will make payments to you is minimal. In this case, you will have paid us the Guarantee Benefit Fee for the life of your Certificate and received no payments in the Settlement Phase in return.
•You may need to make Excess Withdrawals, which have the potential to substantially reduce or even terminate the benefits available under the Certificate, as well as terminate the Certificate. Because personal financial needs can arise unpredictably (e.g., unexpected medical bills), you may need to make a withdrawal from your Covered Fund before the start of the GAW Phase or following the start of the GAW Phase in an amount larger than the GAW. These types of withdrawals are Excess Withdrawals that will reduce or eliminate the guarantee that may otherwise be provided by the Certificate. There is no provision under the Certificate to cure any decrease in the benefits due to Excess Withdrawals. To avoid making Excess Withdrawals, you will need to carefully manage your withdrawals. The Certificate does not require us to warn you of Excess Withdrawals or other actions with adverse consequences.
•You may choose to cancel your Certificate prior to a severe market downturn. The Certificate is not a short-term investment. The Certificate is designed as a long-term investment for retirement savings and to provide lifetime withdrawal benefits to protect you from outliving the assets in your Covered Fund. If you terminate the Certificate before reaching the GAW Phase or Settlement Phase, we will not make payments to you, even if subsequent Covered Fund performance would have reduced your Covered Fund Value to zero.
•Excess withdrawals during a time when the Covered Fund is performing poorly. Excess withdrawals during a downturn in market performance could result in termination of your guaranteed payments and termination of the Certificate.
•You might not begin making GAWs at the most financially beneficial time for you. Because of decreasing life expectancy as you age, in certain circumstances, the longer you wait to start taking GAWs, the less likely it is that you will benefit from your Certificate. On the other hand, the earlier you begin taking GAWs, the lower the GAW Percentage you will receive and therefore the lower your GAWs (if any) will be. Because of the uncertainty of how long you will live and how your investments will perform over time, it will be difficult for you to determine the most financially beneficial time to begin making GAWs.
•If you terminate or change the provider of your IRA, you may never receive a benefit from the Certificate. The Certificate is currently available to participants in certain IRAs. The Certificate is held by the IRA trustee or custodian as an asset of each participant’s IRA. If your IRA is terminated, such as by a full distribution of all of the assets in the IRA, or moved to an IRA provider that does not offer the Certificate, you will cause your Certificate to terminate. In that case, you may never receive a benefit from the Certificate, and the Guarantee Benefit Fee will not be refunded.
•We reserve the right to increase the Guarantee Benefit Fee at any time. If we increase the Guarantee Benefit Fee, then depending upon how long you live, you may not receive enough income to exceed the amount of total fees paid.
•The deduction of the Guarantee Benefit Fee each month will negatively affect the growth of your Covered Fund Value. The growth of your Covered Fund Value is likely important to you because you may never receive Installments during Settlement Phase. Therefore, depending on how long you live and how your investments perform, you may be financially better off without purchasing the Certificate.
•The Certificate limits your investment choices. Only one fund is available under the Certificate. The Covered Fund may be managed in a more conservative fashion than other mutual funds available to you. If you do not purchase the Certificate, it is possible that you may invest in other mutual funds (or other types of investments) that experience higher growth or lower losses, depending on the market, than the Covered Fund experiences. It is impossible to know how various investments will fare on a comparative basis.

•Covered Fund may become ineligible. If the Covered Fund that you invest in becomes ineligible for the Certificate, you must Transfer the Covered Fund Value to the new Covered Fund in order to keep the Certificate in force. There will always be at least one Covered Fund available under the Certificate. If the Transfer is not a same day Transfer, then it could cause your Certificate to be canceled. See “Adding and Removing Covered Funds,” below. We reserve the right to designate the Covered Fund that was previously eligible for use with the Certificate as ineligible for use with the Certificate, for any reason including due to changes to their investment objectives. In the event that the Covered Fund becomes ineligible or is liquidated, we will designate a new fund as a Covered Fund. The new Covered Fund may have higher fees and charges and different investment objectives/strategies than the ineligible Covered Fund. In addition, designating a new fund as a Covered Fund may result in an increase in the current Guarantee Benefit Fee, which will not exceed the maximum Guarantee Benefit Fee of 1.5%. The Guarantee Benefit Fee will not be refunded if the Covered Fund becomes ineligible or is liquidated.
The Group Contract and Certificate may terminate:
•The Group Contract Owner or Empower may terminate the Group Contract. If the Group Contract Owner or Empower terminates the Group Contract, such termination will not adversely affect your rights under the Group Contract, except that we will not permit additional Certificate Contributions to the Covered Fund. However, we will accept reinvested dividends and capital gains. You will still be obligated to pay the Guarantee Benefit Fee. See “Termination of the Group Contract,” below.
•The IRA may terminate. IRAs can be terminated, such as by a full distribution of all of the assets in the IRA. You generally can choose to discontinue your own IRA, and either receive a distribution from the IRA or transfer it to another IRA provider. Also, most IRA providers reserve the right to resign from the IRA; if that happens, in most cases you can choose to have your IRA either distributed to you or transferred to another IRA provider. In the event of a complete IRA termination, either because your IRA is distributed to you or transferred to another IRA provider that does not offer the Certificate, then all benefits, rights, and privileges provided by the Group Contract, including without limitation, the Certificate, shall terminate. In this event, you may choose to utilize the Covered Fund Value in the ways described later in this prospectus under “Termination of the Group Contract—Other Termination.” The Guarantee Benefit Fee will not be refunded if the IRA terminates.
•The Certificate will terminate if the Guaranteed Benefit Fee is not paid. If we do not receive the Guarantee Benefit Fee (except during Settlement Phase), including as a result of the failure of your IRA custodian to submit it to us, the Certificate will terminate as of the date that the fee is due.
Business Continuity Risk
• We are also exposed to risks related to natural and man-made disasters and catastrophes, such as storms, fires, earthquakes, epidemics and terrorist acts, which could adversely affect our ability to administer the Certificate . Natural and man-made disasters, such as COVID-19, may require a significant contingent of our employees to work from remote locations. Like many businesses, insurance companies are facing challenges due to COVID-19 and its impact on economic conditions and the financial markets. During these periods, we could experience decreased productivity, and a significant number of our workforce or certain key personnel may be unable to fulfill their duties. In addition, system outages could impair our ability to operate effectively by preventing the workforce from working remotely and impair our ability to process Certificate-related transactions or to calculate Certificate values.
Your Receipt of Payments From Us is Subject to our Claims Paying Ability.
Any payments we are required to make to you under the Certificate will depend on our long-term ability to make such payments.
We will make all payments under the Certificate in Settlement Phase from our general account, which is not insulated from the claims of our third party creditors. Therefore, your receipt of payments from us is subject to our claims paying ability. The Covered Fund does not make payments under the GLWB. COVID-19 and the resulting impacts on economic conditions and the financial markets may have a material adverse effect on the Company’s business and financial condition. The extent to which the Company’s business may be impacted depends on future developments, which cannot be predicted at this time.
Currently, our financial strength is rated by three nationally recognized statistical rating organizations (“NRSRO”), ranging from superior to excellent to very strong. Our ratings reflect the NRSROs’ opinions that we have a superior, excellent, or a very strong ability to meet our ongoing obligations. An excellent and very strong rating means that we may have somewhat larger long-term risks than higher rated companies that may impair our ability to pay benefits payable on outstanding insurance policies on time. The financial strength ratings are the NRSROs’ current opinions of our financial strength with respect to our ability to pay under our outstanding insurance policies according to their terms and the timeliness of payments. The NRSRO ratings are not specific to the Certificate.

Additional information regarding the Company and its financial condition may be found in this prospectus under “Financial Condition of the Company” as well as Appendix A, which shows the audited financial statements of the Company.
There may be tax consequences associated with the Certificate:
•The Certificate is novel and innovative and to date, the tax consequences of the Certificate have not been addressed in published legal authorities. You should consult a tax advisor before purchasing a Certificate. See “Taxation of the Certificate” below for further discussion of tax issues relating to the Certificate.
Other Information:
•You should be aware of various regulatory protections that do and do not apply to the Certificate. Your Certificate is registered in accordance with the Securities Act of 1933. The issuance and sale of your Certificate must be conducted in accordance with the requirements of the Securities Act of 1933.
•We have elected to rely on the exemption provided by Rule 12h-7 under the Securities Exchange Act of 1934 (“1934 Act”) from the requirements to file reports pursuant to Section 15(d) of that Act. In reliance on that exemption, Empower Annuity Insurance Company of America will not file the periodic reports that would otherwise be required under the 1934 Act. Annual Audited Financial Statements and other information regarding the Company required by the Securities Act of 1933 will be provided annually in this prospectus.
•We are neither an investment company nor an investment adviser and do not provide investment advice to you in connection with the Certificate. Therefore, we are not governed by the Investment Advisers Act of 1940 (the “Advisers Act”) or the Investment Company Act of 1940 (the “1940 Act”). Accordingly, the protections provided by the Advisers Act and the 1940 Act are not applicable with respect to our sale of the Certificate to you.
•The Certificate does not protect the assets in your IRA from your creditors. The assets in your IRA are owned by you and not us. We have no control over any of the assets in your IRA. The assets in your IRA are not subject to our creditors. However, assets in your IRA may be subject to being directly attached by your creditors. Any liquidation of the Covered Fund will be considered an Excess Withdrawal and it may reduce your Benefit Base.
The Certificate
The Certificate is a group fixed deferred annuity certificate. Certificates are offered only to IRA owners whose assets are invested in the Covered Fund. The Certificates are designed for IRA owners who intend to use the investments in the Covered Fund in their IRA as the basis for periodic withdrawals (such as systematic withdrawal programs involving regular annual withdrawals of a certain percentage of the Covered Fund Value) to provide income payments for retirement or for other purposes. For more information about the Covered Fund, you should talk to your advisor and review the accompanying prospectus for the Covered Fund.
Provided that specified conditions are met (you own an IRA account, you are a GLWB Elector, and you pay the GLWB Fee when due), the Certificate provides for a guaranteed income over the remaining life of the Certificate Owner (or, if these are joint Covered Persons, the remaining lives of both joint Covered Persons), should the Covered Fund Value equal zero as a result of GAWs, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract ( e.g. , IRA fees, custodian fees, advisory fees), and/or Covered Fund performance. (See “IRA, Advisory, Custodian and Covered Fund Fees and Charges” later in this prospectus.)
Investment Options – The Covered Fund(s)
The Certificate provides protection relating to the Covered Fund by ensuring that, regardless of how your Covered Fund actually performs or the actual Covered Fund Value when you begin your GAWs for retirement or other purposes, you will receive predictable income payments for as long as you live so long as specified conditions noted above are met.
In general, if you purchase shares of the Covered Fund, you are required to purchase the Certificate. Currently, you may elect to purchase the Certificate by completing the election form and purchasing the Covered Fund described below.
If you later decide that you do not want to maintain the Certificate, you will need to redeem all of your shares in the Covered Fund in order to cancel the Certificate. You cannot remain invested in the Covered Fund without owning a Certificate.
You should note that the Company issues the Certificates, but the Company is not your investment adviser and does not provide investment advice to you in connection with the Certificate.

As described in more detail in the Covered Fund prospectus, in addition to the Guarantee Benefit Fee, there are certain fees and charges associated with the Covered Fund, which may reduce your Covered Fund Value. These fees may include management fees, distribution fees, acquired fund fees and expenses, redemption fees, exchange fees, advisory fees, and/or administrative fees.
The following information about the Covered Fund is only a summary of important information you should know. More detailed information about the Covered Fund's investment strategy and risks are included in the Covered Fund’s prospectus. Please read that separate prospectus carefully before investing in the Covered Fund.
The Covered Fund is managed by an investment adviser affiliated with us, which may have an incentive to manage the fund in a way to reduce volatility of the fund's return in order to lower the amounts that we have to pay under the Certificate. Offering the Certificate in connection with your investment in the Covered Fund, therefore, may subject us to a potential conflict of interest. Reducing volatility may have the effect of lowering the return of the Covered Fund relative to other funds. This may suppress the value of the benefits provided by the Certificate because your Benefit Base will reset only when your Covered Fund Value is higher than your Benefit Base. We took into account the Covered Funds’ use of strategies to lower volatility when we selected them for use with this Certificate.
Empower SecureFoundation® Balanced Fund
The fund is designed for investors seeking a professionally designed asset allocation program to simplify the accumulation of assets prior to retirement together with the potential benefit of the guarantee that may be provided by the Certificate. The fund strives to provide shareholders with a high level of diversification primarily through both a professionally designed asset allocation model and professionally selected investments in underlying portfolios (the “Underlying Portfolios”). The intended benefit of asset allocation is diversification, which is expected to reduce volatility over the long-term.
The fund is a “fund of funds” that pursues its investment objective by investing in other mutual funds, including Underlying Portfolios that may or may not be affiliated with the Empower SecureFoundation® Balanced Fund, cash and cash equivalents.
Only the Investor Class shares of the Empower SecureFoundation® Balanced Fund is available.
Investment Objective
The fund seeks long-term capital appreciation and income.
Adding and Removing Covered Funds
We may, without the consent of you or the Group Contract Owner, offer new Covered Fund(s) or cease offering the currently available Covered Fund. We will notify the Group Contract Owner whenever the Covered Fund(s) are changed. If we cease offering the currently available Covered Fund in which you are invested, then you must transfer the Covered Fund Value to the new Covered Fund in order to keep the Certificate in force. There will always be at least one Covered Fund available. This Transfer must be a same day Transfer between Covered Funds (i.e., shares of a Covered Fund are sold and shares of another Covered Fund are purchased on the same day). If it is not a same day Transfer between Covered Funds, then this is considered an Excess Withdrawal. Excess Withdrawals could cause the Benefit Base of the Covered Fund(s) to be reduced to zero, which would generally cause your Certificate to be canceled. The new Covered Fund may have higher fees and charges and different investment objectives/strategies than the ineligible Covered Fund. In addition, designating a new fund as a Covered Fund, may result in an increase in the current Guarantee Benefit Fee, which will not exceed the maximum Guarantee Benefit Fee of 1.5%.

IRA Rollovers
You may fund your IRA with proceeds rolled over or directly transferred from a tax-deferred retirement plan established under Section 401(a), 401(k), 403(b), or 457(b) of the Code (“tax-deferred retirement plan”). If your rollover is from a tax-deferred retirement plan and you have previously elected an Empower guaranteed lifetime withdrawal product as part of your investments in your tax-deferred retirement plan, your Benefit Base may be equal to your benefit base as it existed under your prior tax-deferred retirement plan immediately prior to your rollover. Your new Benefit Base after the IRA rollover will only equal the benefit base you had under your tax-deferred retirement plan if you: (a) invest the rollover or transfer proceeds covered by the Empower guaranteed lifetime withdrawal benefit product immediately prior to distribution from the tax-deferred retirement plan in the Covered Fund(s); (b) invest in the same Covered Fund approved by Empower, as described below, except if you are in Settlement Phase; and (c) you request the restoration of the benefit base as it existed under your tax-deferred retirement plan. To maintain the same Benefit Base, you must be in the same Phase that you were in at the time of the rollover or transfer after the rollover or transfer is complete. If you do not meet these requirements, a new Benefit Base will be established that is equal to your Covered Fund Value as of the date of the rollover and your Guarantee Benefit fee will be calculated as a percentage of your Covered Fund Value.
In order to be eligible to maintain your Benefit Base from your tax-deferred retirement plan, you must invest in the corresponding Covered Fund in the IRA as described below:

Covered Fund held in tax-deferred retirement plan	Corresponding Covered Fund in IRA
Empower SecureFoundation® Balanced Fund	Empower SecureFoundation® Balanced Fund – Investor Class
Your new Covered Fund Value after the IRA rollover will initially equal the Covered Fund Value as of the date of the rollover. We will calculate your Guarantee Benefit Fee as a specified percentage of your Covered Fund Value.
The Accumulation Phase
As stated previously in this prospectus, the Certificate has three phases: an “Accumulation Phase,” “GAW Phase,” and “Settlement Phase.” The Accumulation Phase is described in the following section of this prospectus.
The Accumulation Phase is the period of time between the Certificate Election Date, which is the date your Certificate is issued by Empower, and the first day of the GAW Phase. During this Phase, you will establish your Benefit Base which will be used later to determine the amount of your GAWs.
Covered Fund Value
Your Covered Fund Value is the aggregate value of the shares in the Covered Fund held in your Account. If your Covered Fund Value is reduced to zero as a result of Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees, custodian fees, advisory fees), and/or GAWs, we will make annual payments to you for the rest of your life. See “The Settlement Phase,” below. Your Covered Fund Value also determines the amount of the Guarantee Benefit Fee we deduct under the Certificate. See “Guarantee Benefit Fee,” below.
Your Covered Fund Value is an actual cash value separate from your Benefit Base (which is only used to calculate Installment Payments during the GAW Phase and the Settlement Phase). Your Covered Fund Value and your Benefit Base may not be equal to one another.
We do not increase or decrease your Covered Fund Value. Rather, your Covered Fund Value is increased or decreased in the same manner that all mutual fund values increase or decrease. For example, reinvested dividends, settlements, and positive Covered Fund performance (including capital gains) will increase your Covered Fund Value, and fees and expenses associated with the Covered Fund and negative Covered Fund performance (including capital losses) will decrease your Covered Fund Value.
Your Covered Fund Value will also increase each time you purchase additional fund shares, such as by making a Certificate Contribution, and will decrease each time you redeem shares, such as through payment of the Guarantee Benefit Fee or as a result of Distributions, Excess Withdrawals, Installments, and Transfers from the Covered Fund to another investment option offered under the IRA (other than another Covered Fund).
Your Covered Fund Value is not affected by any Ratchet or Reset of the Benefit Base (described below).

Benefit Base
Your Benefit Base is separate from your Covered Fund Value. It is not a cash value. Rather, your Benefit Base is used to calculate Installment Payments during the GAW Phase and the Settlement Phase. Your Benefit Base and your Covered Fund Value may not be equal to one another.
On your Certificate Election Date, the initial Benefit Base is equal to your Covered Fund Value on that date. However, if your initial Certificate Contribution is a rollover from a tax deferred retirement plan, your Benefit Base may instead equal the benefit base you had under your tax deferred retirement plan. See “IRA Rollovers,” above, for more information. The Covered Fund will have its own Benefit Base. The Covered Fund Benefit Base cannot be transferred to another Covered Fund unless the covered Fund in which you are invested is eliminated or liquidated by us.
•We increase your Benefit Base on a dollar-for-dollar basis each time you make a Certificate Contribution.
•We decrease your Benefit Base on a proportionate basis each time you make an Excess Withdrawal. (See “Example of Effects of an Excess Withdrawal taken during the Accumulation Period,” later in this prospectus.)
•On each Ratchet Date (described below), we will increase your Benefit Base to equal your current Covered Fund Value if your Covered Fund Value is greater than your Benefit Base. (If so, your Benefit Base will then reflect positive Covered Fund performance.)
A few things to keep in mind regarding the Benefit Base:
•The Benefit Base is used only for purposes of calculating your Installment Payments during the GAW Phase and the Settlement Phase. It has no other purpose. The Benefit Base does not provide and is not available as a cash value or settlement value.
•It is important that you do not confuse your Benefit Base with the Covered Fund Value.
•During the Accumulation Phase and the GAW Phase, the Benefit Base will be re-calculated each time you make a Certificate Contribution or Excess Withdrawal, as well as on an annual basis as described below, which is known as your Ratchet Date.
Subsequent Certificate Contributions to Your Account
During the Accumulation Phase, you may make additional Certificate Contributions to the Covered Fund in addition to your initial Certificate Contribution. Subsequent Certificate Contributions can be made by cash deposit (subject to limitations under federal tax law), Transfers, or may include rollovers from other retirement accounts. Additional Certificate Contributions may not be made after the Accumulation Phase ends.
All additional Certificate Contributions made after the Certificate Election Date will increase the Benefit Base dollar-for-dollar on the date the Certificate Contribution is made. We will not consider the additional purchase of shares of the Covered Fund through reinvested dividends, capital gains, and/or settlements to be a Certificate Contribution. However, they will increase the Covered Fund Value.
Empower reserves the right to refuse additional Certificate Contributions at any time and for any reason. Exercising this right may limit your ability to increase your Benefit Base by making additional Certificate Contributions. If Empower refuses additional Certificate Contributions, you will retain all other rights under the Certificate.
Ratchet Date Adjustments to the Benefit Base
During the Accumulation Phase, the Benefit Base will be evaluated and, if necessary, adjusted on an annual basis. This is known as the Ratchet Date and it occurs on the anniversary of the Certificate Election Date. It is important to be aware that even though your Covered Fund Value may increase throughout the year due to dividends, capital gains, or settlements from the underlying Covered Fund, the Benefit Base will not similarly increase until the next Ratchet Date. Unlike Covered Fund Value, your Benefit Base will never decrease solely due to negative Covered Fund performance.
On each Ratchet Date during the Accumulation Phase, the Benefit Base is automatically adjusted (“ratcheted”) to the greater of:
(a)the current Benefit Base; or
(b)the current Covered Fund Value.
Example of Ratchet Date Adjustments during the Accumulation Period
Assume the following:
Benefit Base on Certificate Election Date (of January 2) = $100,000
Covered Fund Value on Certificate Election Date = $100,000
Increase in Covered Fund Value due to Dividends and Capital Gains paid July 1 = $5,000

Covered Fund Value on July 1 = $105,000
Benefit Base on July 1 = $100,000
No other Certificate Contributions, Dividends, or Capital Gains are paid to the Account for the rest of the year.
Covered Fund Value on January 2 of the following year = $105,000
So, because the Covered Fund Value is greater than the Benefit Base on the Ratchet Date (January 2 of the following year), the Benefit Base is adjusted to $105,000 effective January 2.
Excess Withdrawals During the Accumulation Phase
Because the Certificate is held in your IRA, you may make withdrawals or change your Account investments at any time and in any amount that you wish, subject to any federal tax limitations. During the Accumulation Phase, however, any withdrawals or Transfers from your Covered Fund Value will be categorized as Excess Withdrawals. Any withdrawals to satisfy your required distribution obligations under the Code will be considered an Excess Withdrawal if taken during the Accumulation Phase.
You should carefully consider the effect of an Excess Withdrawal on both the Benefit Base and the Covered Fund Value during the Accumulation Phase, as this may negatively affect your future benefits under the Certificate, or result in termination of the GAWs and the Certificate. In the event you decide to take an Excess Withdrawal, as discussed below, your Covered Fund Value will be reduced dollar-for-dollar in the amount of the Excess Withdrawal. The Benefit Base will be reduced at the time the Excess Withdrawal is made by the ratio of the Covered Fund Value after the Excess Withdrawal reduction is applied. Accordingly, your Benefit Base will be reduced by more than the amount of the withdrawal when your Benefit Base is greater than your Covered Fund Value, which is likely to occur after periods of negative market performance. This could also result in termination of the Certificate and the GAWs.
Example of Effects of an Excess Withdrawal taken during the Accumulation Period
Assume the following:
Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Benefit Base = $100,000
Excess Withdrawal amount: $10,000
So,
Covered Fund Value after adjustment = $50,000 - $10,000 = $40,000
Covered Fund Value adjustment = $40,000/$50,000 = 0.80
Adjusted Benefit Base = $100,000 x 0.80 = $80,000
Types of Excess Withdrawals
All Distributions and Transfers during the Accumulation Phase, including Transfers from the Covered Fund to other investment options, are treated as Excess Withdrawals. An Excess Withdrawal will reduce your Benefit Base and Covered Fund Value. A Distribution occurs when money is paid to you from the Covered Fund Value. A Transfer occurs when you transfer money from the Covered Fund to another IRA investment. If you Transfer any amount out of the Empower SecureFoundation® Balanced Fund after the Guarantee Trigger Date, then you will be prohibited from making any Transfers into the same Covered Fund for at least ninety (90) calendar days.
Note: The Certificate does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Covered Fund. You should carefully monitor your Covered Fund, any withdrawals from your Covered Fund, and any changes to your Benefit Base. You may contact us at (866) 317-6586 for information about your Benefit Base.
Treatment of a Distribution During the Accumulation Phase
At the time of any partial or periodic Distribution, if the Covered Person is 55 years of age or older, you may elect to begin the GAW Phase (as described below) and begin receiving GAWs at that time. If you choose not to begin the GAW Phase, the Distribution will be treated as an Excess Withdrawal and will reduce your Covered Fund Value and your Benefit Base (as described above).
If the Covered Person is not yet 55 years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal as described above.
Any Distribution made during the Accumulation Phase to satisfy any contribution limitation imposed under federal law will be considered an Excess Withdrawal at all times. You should consult a qualified tax advisor regarding contribution limits and other tax implications. Excess Withdrawals could result in federal and/or state taxes.

Death During the Accumulation Phase
If a GLWB Elector dies during the Accumulation Phase, then we will terminate the Certificate and pay the Covered Fund Value to the Beneficiary in accordance with the terms of the IRA (unless an election is made by a Beneficiary that is the spouse of the GLWB Elector). A Beneficiary that is the spouse of the GLWB Elector may choose either to:
•become a new GLWB Elector and maintain the deceased GLWB Elector’s current Benefit Base (or proportionate share if multiple Beneficiaries) as of the date of death; or
•to establish a new Account with a new Benefit Base based on the current Covered Fund Value on the date of the deceased GLWB Elector’s death.
In either situation, the spouse Beneficiary shall become a GLWB Elector and the Ratchet Date will be the date when his or her Account is established.
A Beneficiary who is not the spouse of the GLWB Elector cannot elect to maintain the current Benefit Base, but may elect to establish a new Account. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established.
To the extent to that the Beneficiary becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the IRA Contract, and the Code. Any election made by Beneficiary pursuant to this section is irrevocable.
The GAW Phase
The GAW Phase begins when you elect to receive GAWs under the Certificate. The GAW Phase continues until the Covered Fund Value reaches zero and the Settlement Phase begins.
The GAW Phase cannot begin until all Covered Persons attain age 55 and are eligible to begin distributions under the IRA and the Code. The Code generally permits distributions from IRAs at any time (subject to a penalty tax in some cases), as do most (but not all) IRAs. Installments will not begin until Empower receives appropriate and satisfactory information about the age of the Covered Person(s) in good order and in manner reasonably satisfactory to Empower.
In order to initiate the GAW Phase, you must submit a written Request to Empower. At that time, you must provide sufficient documentation for Empower to determine the age of each Covered Person.
Because the GAW Phase cannot begin until all Covered Persons under the Certificate attain age 55, any Distributions taken before then will be considered Excess Withdrawals and will be deducted from the Covered Fund Value dollar for dollar and Benefit Base on a proportionate basis. See “Accumulation Phase,” above, for more information. No Certificate Contributions may be made to the Covered Fund(s) on and after the Initial Installment Date, which is the date that GAWs begin.
Because of decreasing life expectancy as you age, in certain circumstances, the longer you wait to start taking GAWs, the less likely it is that you will benefit from your Certificate. On the other hand, the earlier you begin taking GAWs, the lower the GAW Percentage you will receive and therefore the lower your GAWs (if any) will be. You should talk to your advisor before initiating the GAW Phase to determine the most financially beneficial time for you to begin taking GAWs.
Installments
It is important that you understand how the GAW is calculated because it will affect the benefits you receive under the Certificate. Once the GAW Phase has been initiated and the age of the Covered Person(s) is verified, we will determine the amount of the GAW.
To determine the amount of the GAW, we will compare the current Benefit Base to the current Covered Fund Value on the Initial Installment Date. If the Covered Fund Value is greater than the Benefit Base, we will increase the Benefit Base to equal the Covered Fund Value, and the GAW will be based on the increased Benefit Base amount.
During the GAW Phase, your Benefit Base will receive an annual adjustment or “ratchet” just as it did during the Accumulation Phase. Your Ratchet Date will become the anniversary of Initial Installment Date and will no longer be the anniversary of the Certificate Election Date.
Just like the Accumulation Phase, the Benefit Base will be automatically adjusted on an annual basis, on the Ratchet Date, to the greater of:
(a)the current Benefit Base; or
(b)the current Covered Fund Value.

Your Benefit Base is used to calculate the GAW you receive. However, even though the Benefit Base is adjusted annually, your GAW% will not change unless you request a Reset of the GAW%. See “The GAW Phase—Optional Resets of the GAW% During the GAW Phase,” below.
It is important to note that Installments during the GAW Phase will reduce your Covered Fund Value on a dollar-for-dollar basis, but they will not reduce your Benefit Base.
Calculation of Installment Amount
The GAW% is based on the age of the Covered Person(s) as of the date we calculate the first Installment. If there are two Covered Persons the percentage is based on the age of the younger Covered Person.
The GAW is based on a percentage of the Benefit Base pursuant to the following schedule:

Sole Covered Person	Joint Covered Person
4.0% for life at ages 55-64	3.5% for youngest joint life at ages 55-64
5.0% for life at ages 65-69	4.5% for youngest joint life at ages 65-69
6.0% for life at ages 70-79	5.5% for youngest joint life at ages 70-79
7.0% for life at ages 80+	6.5% for youngest joint life at ages 80+
The GAW will then be calculated by multiplying the Benefit Base by the GAW%. The amount of the Installment equals the GAW divided by the number of payments per year under the elected Installment Frequency Option, as described below.
Numerical Example of GAW Calculation
Assume the following:
Sole Covered Person
Age of Covered Person at Initial Installment Date: 60
Covered Fund Value = $120,000
Current Benefit Base = $115,000
Adjusted Benefit Base at Initial Installment Date = $120,000*
GAW% based on Age = 4.0%
GAW% x (Adjusted Benefit Base) = 4.0% x $120,000 = $4,800
Installment Frequency = Monthly (12 payments per year)
So GAW/Installment Frequency = $4,800/12 = $400
The monthly Installment will be $400
Numerical Example of GAW Calculation, Joint Covered Persons
Assume the following:
Joint Covered Persons
Age of primary Covered Person at Initial Installment Date: 65
Age of joint Covered Person at Initial Installment Date: 58
Youngest Age for Determination of GAW: 58
Covered Fund Value = $120,000
Current Benefit Base = $115,000
Adjusted Benefit Base at Initial Installment Date = $120,000*
GAW% based on Age = 3.5%
GAW% x (Adjusted Benefit Base) = 3.5% x $120,000 = $4,200
Installment Frequency = Monthly (12 payments per year)
So GAW/Installment Frequency = $4,200/12 = $350
The monthly Installment will be $350
*On the Initial Installment Date, we compare the current Benefit Base to the current Covered Fund Value. If the Covered Fund Value is greater than the Benefit Base, we will increase the Benefit Base to equal the Covered Fund Value, and the GAW will be based on the increased Benefit Base amount.
See “Installments,” above.

Any election which affects the calculation of the GAW is irrevocable. Please consider all relevant factors when making an election to begin the GAW Phase. For example, an election to begin receiving Installments based on a sole Covered Person cannot subsequently be changed to joint Covered Persons once the GAW Phase has begun. Similarly, an election to receive Installments based on joint Covered Persons cannot subsequently be changed to a sole Covered Person, nor may the beneficiary designation of a joint election be changed.
Installment Frequency Options
Your Installment Frequency Options are as follows:
(a)Annual – the GAW will be paid on the Initial Installment Date and each anniversary annually, or next business day, thereafter.
(b)Semi-Annual – half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary, or next business day, thereafter.
(c)Quarterly – one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary, or next business day, thereafter.
(d)Monthly – one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary, or next business day, thereafter.
You may Request to change the Installment Frequency Option starting on each Ratchet Date during the GAW Phase.
Lump Sum Distribution Option
At any time during the GAW Phase, if you are receiving Installments more frequently than annually, you may elect to take a lump sum Distribution up to the remaining scheduled amount of the GAW for that year.
Numerical Example of Lump Sum Distribution
Assume the following:
GAW = $4,800 with a monthly distribution of $400
Three monthly Installments have been made (3 x $400 = $1,200)
Remaining GAW = GAW – paid Installments to date = $4,800 - $1,200 = $3,600
So, a Lump Sum Distribution of $3,600 may be taken.
Suspending and Re-Commencing Installments After a Lump Sum Distribution
It is your responsibility to Request the suspension of the remaining Installments that are scheduled to be paid during the year until the next Ratchet Date and to re-establish Installments upon the next Ratchet Date, if applicable. If you choose not to suspend the remaining Installments for the year, an Excess Withdrawal may occur. See “Effect of Excess Withdrawals During the GAW Phase,” described below.
After receiving a Lump Sum Distribution and suspending Installments, you must notify Empower that you wish to recommence Installment payments for the next year. Empower must receive notice 30 calendar days before the next Ratchet Date that you wish to recommence payments; otherwise, Empower will not make any Installments. The Ratchet Date will not change if Installments are suspended.
Optional Resets of the GAW% During the GAW Phase
You may Request, on an annual basis, a Reset of the GAW% during the GAW Phase at least thirty (30) calendar days prior to the Ratchet Date.
If requested, Empower will multiply the Covered Fund Value as of the Ratchet Date by the GAW% (based on your, or the younger joint Covered Person’s, Attained Age on the Ratchet Date) and determine if it is higher than the current Benefit Base multiplied by the current applicable GAW%. If so, the current GAW% will change to the Attained Age GAW% and the Benefit Base will change to the current Covered Fund Value as of the Ratchet Date. If it does not, the Reset shall be void but a Ratchet may still occur. If the Reset takes effect, it will be effective on the Ratchet Date as the Ratchet Date does not change due to Reset.
If (Attained Age GAW%) x (Covered Fund Value as of Ratchet Date) is greater than
(Current GAW%) x (Current Benefit Base)
Then (Attained Age GAW%) x (Covered Fund Value as of Ratchet Date) becomes new GAW and
(Covered Fund Value) = (New Benefit Base)

Numerical Example When Reset is Beneficial
Assume the following:
Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $120,000
Current Benefit Base = $125,000
Current GAW% before Ratchet Date: 4%
Attained Age GAW% after Ratchet Date: 6%
(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200
So, New GAW Amount is $7,200
New Benefit Base is $120,000
New GAW% is 6%
Numerical Example When Reset is NOT Beneficial
Assume the following:
Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $75,000
Current Benefit Base = $125,000
Current GAW% before Ratchet: 4%
Attained Age GAW% after Ratchet Date: 6%
(Current GAW %) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500
So, because $4,500 is less than current GAW of $5,000, no Reset occurs.
Effect of Excess Withdrawals During the GAW Phase
After the Initial Installment Date, a Distribution or Transfer that is greater than the GAW will be considered an Excess Withdrawal. The Benefit Base will be adjusted by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).
If an Excess Withdrawal occurs, the GAW and current Benefit Base will be adjusted on the next Ratchet Date. When your Benefit Base is greater than your Covered Fund Value, an Excess Withdrawal may reduce your future benefits by more than the dollar amount of the Excess Withdrawal.
Numerical Example Effect of Excess Withdrawals During the GAW Phase
Assume the following:
Covered Fund Value before GAW = $55,000
Benefit Base = $100,000
GAW%: 5%
GAW Amount = $100,000 x 5% = $5,000
Total annual withdrawal: $10,000
So,
Excess Withdrawal = $10,000 – $5,000 = $5,000
Covered Fund Value after GAW = $55,000 – $5,000 = $50,000
Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000
Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90
Adjusted Benefit Base = $100,000 x 0.90 = $90,000
Adjusted GAW Amount (assuming no Benefit Base increase on succeeding Ratchet Date) = $90,000 x 5% = $4,500

Withdrawals taken during the GAW Phase to meet required minimum distribution requirements, in the proportion of your Covered Fund Value to your overall IRA balance (and not taking into account any other IRAs you own), will be deemed to be within the contract limits for your Certificate and will not be treated as Excess Withdrawals. The required minimum distribution shall not exceed the required minimum distribution amount calculated under the Code and regulations issued thereunder as in effect on the Certificate Date. In the event of a dispute about the required minimum distribution amount, our determination will govern.
Note: The Certificate does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Covered Fund. You should carefully monitor your Covered Fund, any withdrawals from your Covered Fund, and any changes to your Benefit Base. You may contact us at (866) 317-6586 for information about your Benefit Base.
Death During the GAW Phase
If You Die After the Initial Installment Date as a Sole Covered Person
If you die after the Initial Installment date without a joint Covered Person, the Certificate will terminate and no further Installments will be paid. The remaining Covered Fund Value shall be distributed to the Beneficiaries in accordance with the IRA. If permitted by the IRA and the Code, the GLWB Elector’s Beneficiary may elect to become an Owner in which event an initial Benefit Base shall be established and he or she will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code. This will be a new Certificate Election Date. Any election made by the Beneficiary is irrevocable.
If You Die After the Initial Installment Date while Joint Covered Person is Living
Upon your death after the Initial Installment Date, and while the joint Covered Person is still living, the joint Covered Person/Beneficiary may elect to become an Owner (if permitted by the IRA and the Code) and he or she will acquire all rights under the Certificate and continue to receive GAW Installments based on your original election. Installments may continue to be paid to the surviving Covered Person based on the GAW% for joint Covered Persons as described above.
Installments will continue to be paid to the surviving Covered Person until his or her death and the surviving Covered Person’s beneficiary will receive any remaining Covered Fund Value on the date of death. Alternatively, he or she may elect to receive his or her portion of the Covered Fund Value on the date of death as a lump sum Distribution or can separately elect to become an Owner and will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code. If the surviving Covered Person elects to separately become an Owner, the date of the election will be the new Ratchet Date.
Any election made by the Beneficiary is irrevocable.
The Settlement Phase
The Settlement Phase begins when the Covered Fund Value has reduced to zero as a result of negative Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees, custodian fees, advisory fees), and/or GAWs, but the Benefit Base is still positive. It is also important to understand that the Settlement Phase is the first time that we use our own money to make Installments to you. During the GAW Phase, the GAWs are made first from your own investment.
Installments continue for your life under the terms of the Certificate, but all other rights and benefits (including any death benefit to a Beneficiary) under the Certificate will terminate. Installments will continue in the same frequency as previously elected, and cannot be changed during the Settlement Phase. If the Covered Fund Value is less than the amount of the final Installment in the GAW Phase, Empower will pay the Installment within 7 days from the Installment Date. Distributions and Transfers are not permitted during the Settlement Phase.
During the Settlement Phase, the Guarantee Benefit Fee will not be deducted from the Certificate or from the Installments.
When the last Covered Person dies during the Settlement Phase, the Certificate will terminate and no Installments or death benefit will be paid to the Beneficiary.
Examples of How the Certificate Works
A note about the examples:
•All Certificate Contributions are assumed to be at the end of the year and occur immediately before the next Ratchet Date.
•All withdrawals are assumed to be at the beginning of the year and occur on the Ratchet Date.

•All positive investment performance of the Covered Fund is assumed to be net of investment management fees.
•In all of the examples, you have access to your Covered Fund Value until it is depleted:
•If you die before the Covered Fund Value is depleted, the remaining Covered Fund Value would be available to your Beneficiary.
•If you need to take a withdrawal in excess of your GAW, you may take up to the Covered Fund Value, which will be considered an Excess Withdrawal.
Example 1 – Basic: Assume you buy the Certificate at age 65 and start taking GAWs in annual Installments immediately. Also, assume that the Covered Fund Value (net of investment management fees) decreases by 10% in the first two years and increases by 5% every year thereafter.
Details:
•Sole Covered Person
•Initial Covered Fund Value: $500,000
•GAW Percent: 5%
•GAW Amount: $500,000 x 5% = $25,000
•Guarantee Benefit Fee: 1.20%
•Changes in Covered Fund Value (net of investment management fees):
•Year 1: -10%, Year 2: -10%, Years 3+: 5%
Result:
•You annually withdraw $25,000 from your Covered Fund until about age 86 when the Covered Fund is depleted:
•At age 86 your Covered Fund Value is $11,514.
•You withdraw the $11,514, which depletes the Covered Fund and you are now in Settlement Phase.
•We provide the remaining $13,486 necessary to make the Installment of $25,000.
•We continue to pay Installments of $25,000 each year for your life.
Illustration:
Example 2 – Ratchet: Assume you buy the Certificate at age 55 and start taking GAWs in annual Installments at age 65. Also, assume that the Covered Fund Value (net of investment management fees) increases by 5% in years 1 through 7, decreases by 10% in years 8 through 11, and increases by 5% thereafter.
Details:
•Sole Covered Person
•Initial Covered Fund Value: $500,000

•GAW Percent: 5%
•Guarantee Benefit Fee: 1.20%
•Changes in Covered Fund Value (net of investment management fees):
•Years 1 through 7: 5%, Years 8 through 11: -10%, Years 12+: 5%
Result:
•Positive Covered Fund performance through year 7 results in the Covered Fund Value of $649,160 on your Ratchet Date.
•Your Benefit Base Ratchets to $649,160.
•Covered Fund Value at the beginning of year 10 is $454,559, but GAWs are based on the Benefit Base, which is $649,160.
•GAWs are $649,160 x 5% = $32,458.
•You annually withdraw $32,458 from your Covered Fund until about age 80 when the Covered Fund is depleted:
•At age 80, your Covered Fund Value is $23,926.
•You withdraw the $23,926 which depletes the Covered Fund and you are now in Settlement Phase. We provide the remaining $8,532 necessary to make the Installment $32,458.
•We continue to pay Installments of $32,458 each year for your life.
Illustration:
Example 3 – Additional Certificate Contributions: Assume you buy the Certificate at age 55 and you make annual Certificate Contributions of $2,500 until you start taking GAWs in annual Installments at age 65. Also, assume that the Covered Fund Value (net of investment management fees) decreases by 5% in years 1 through 10 and increases by 5% thereafter.
Details:
•Sole Covered Person
•Initial Covered Fund Value: $500,000
•Additional Annual Certificate Contributions until GAWs Begin: $2,500
•GAW Percent: 5%
•Guarantee Benefit Fee: 1.20%
•Changes in Covered Fund Value (net of investment management fees):
•Years 1 through 10: -5%, Years 11+: 5%

Result:
•Poor Covered Fund performance in years 1 through 10 results in the Covered Fund Value of $282,593 at the end of year 10.
•Your Benefit Base at the end of year 10 is $525,000 as a result of the additional Certificate Contributions in years 1 through 10.
•GAWs are $525,000 x 5% = $26,250.
•You annually withdraw $26,250 from your Covered Fund until about age 78 when the Covered Fund is depleted:
•At age 78, your Covered Fund Value is $11,531. You withdraw the $11,531 which depletes the Covered Fund and you are now in Settlement Phase. We provide the remaining $14,719 necessary to make the Installment $26,250.
•We continue to pay Installments of $26,250 each year for your life.
Illustration:
Guarantee Benefit Fee
After you purchase your Certificate, you are required to pay the Guarantee Benefit Fee. The Guarantee Benefit Fee is set forth in your Certificate, and is based on the dollar amount of your Covered Fund Value (which may be the same as, higher than, or lower than, your Benefit Base due to factors that affect your Covered Fund Value between Ratchet Dates, such as Covered Fund performance). The Guarantee Benefit Fee will be deducted monthly as a separate charge from your Covered Fund and will be paid by redeeming the number of fund shares of your Covered Fund equal to the Guarantee Benefit Fee.
Pursuant to the terms of the Certificate, you have agreed to have the Covered Fund’s transfer agent redeem the appropriate number of Covered Fund shares and transmit the corresponding amount of cash to your IRA custodian. The custodian, in turn, will submit this cash to us as payment of the Guarantee Benefit Fee. We will collect the fee from the custodian on a monthly basis in arrears. We reserve the right to change the frequency of the deduction, but will notify you in writing at least thirty (30) days prior to the change. Because your Benefit Base may not exceed $5,000,000, we will not charge the Guarantee Benefit Fee on an amount of your Covered Fund Value that exceeds $5,000,000.
Currently the Guarantee Benefit Fee is 1.20% and is subject to a minimum of 0.70% and a maximum of 1.50%. This is the guaranteed maximum or minimum Guarantee Benefit Fee we can ever charge for your Certificate. We may change the current fee within this minimum and maximum range at any time upon thirty (30) days written notice to you. We determine the Guarantee Benefit Fee based on observations of a number of experience factors, including, but not limited to, interest rates, volatility, investment returns, expenses, mortality, and lapse rates. We reserve the right to change the Guarantee Benefit Fee at our discretion and for any reason, whether or not these experience factors change (although we will never increase the fee above the maximum or decrease the fee below the minimum). We do not need any particular event to occur before we may change the Guarantee Benefit Fee.
The Guarantee Benefit Fee is in addition to any charges that are imposed in connection with advisory, custodial, and other services, and charges imposed by the mutual funds in which you invest.

At the time we calculate the Guarantee Benefit Fee, the Covered Fund Value may be less than the Benefit Base:
Example of how the Guarantee Benefit Fee is Computed (Covered Fund Value is Less Than Benefit Base)
Date: 1/31
Covered Fund Value = $100,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.20% x Covered Fund Value / 12
Guarantee Benefit Fee = 1.20% x $100,000 / 12 = $100.00
At the time we calculate the Guarantee Benefit Fee, the Covered Fund Value may be greater than the Benefit Base:
Example of how the Guarantee Benefit Fee is Computed (Covered Fund Value is Greater Than Benefit Base)
Date: 1/31
Covered Fund Value = $130,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.20% x Covered Fund Value / 12
Guarantee Benefit Fee = 1.20% x $130,000 / 12 = $130.00
The Guarantee Benefit Fee compensates us for the costs and risks we assume for providing the Certificate (including marketing, administration, and profit).
If we do not receive the Guarantee Benefit Fee (except during Settlement Phase), including as a result of the failure of your IRA custodian to submit it to us, the Certificate will terminate as of the date that the fee is due.
Will you pay the same amount (in dollars) for the Withdrawal Guarantee every month?
Example 1: Declining Covered Fund Value results in declining Guarantee Benefit Fee
Date: 1/31
Covered Fund Value = $100,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.20% x Covered Fund Value / 12
Guarantee Benefit Fee = 1.20% x $100,000 / 12 = $100.00
Date: 2/28
Covered Fund Value = $90,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.20% x Covered Fund Value / 12
Guarantee Benefit Fee = 1.20% x $90,000 / 12 = $90.00
Note: in this example, the Guarantee Benefit Fee declined because the Covered Fund Value declined. This could be the result of negative Covered Fund performance.
Example 2: Increasing Covered Fund Value results in increasing Guarantee Benefit Fee
Date: 1/31
Covered Fund Value = $100,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.20% x Covered Fund Value / 12
Guarantee Benefit Fee = 1.20% x $100,000 / 12 = $100.00
Date: 2/28
Covered Fund Value = $120,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.20% x Covered Fund Value / 12
Guarantee Benefit Fee = 1.20% x $120,000 / 12 = $120.00
Note: in this example, the Guarantee Benefit Fee increased because the Covered Fund Value increased. This could be the result of several factors including positive Covered Fund performance, Transfers, or Certificate Contributions.

IRA, Advisory, Custodian and Covered Fund Fees and Charges
In addition to the Guarantee Benefit Fee, we will deduct other fees not associated with the Group Contract or your Certificate (such as IRA, advisory, custodian or Covered Fund fees) from your Covered Fund Value and other IRA investment options (as well as from your GLWB Elector Covered Fund Value and other IRA investment options) on a pro-rata basis by redeeming shares of such funds. These fees will be deducted daily, monthly or quarterly. Deduction of these fees will reduce your Covered Fund Value dollar-for-dollar but will not affect your Benefit Base.
Divorce Provisions Under The Certificate
In the event of a divorce whose decree affects a Certificate, we will require written notice of the divorce in a manner acceptable to us and a copy of the applicable Qualified Domestic Relations Order (“QDRO”). A QDRO is a domestic relations order that creates or recognizes the existence of an Alternate Payee’s right to receive all or a portion of the benefits payable with respect to a GLWB Elector. A QDRO may also assign an Alternate Payee the right to receive these benefits.
Depending on which phase the Certificate is in when we receive the QDRO, the benefits of the Certificate will be altered to comply with the QDRO. The Alternate Payee under the QDRO may make certain elections during the Accumulation or GAW Phases. Any elections made by the Alternate Payee are irrevocable to the extent that an Alternate Payee becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the Group IRA Contract and the Code.
During the Accumulation Phase
Empower will make payments to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in a QDRO approved during the Accumulation Phase. The Alternate Payee is responsible for submitting a Request to begin Distributions in accordance with the Code.
If the Alternate Payee is the GLWB Elector’s spouse during the Accumulation Phase, he or she may elect to become a GLWB Elector, either by:
(i)maintaining the current proportionate Benefit Base of the previous GLWB Elector; or
(ii)establishing a new Benefit Base based on the current Covered Fund Value on the date his or her Account is established and he or she will continue as a GLWB Elector.
If the Alternate Payee elects to maintain the current Benefit Base, the Benefit Base and the Covered Fund Value will be divided between the GLWB Elector and the Alternate Payee. The Covered Fund Value will be divided pursuant to the terms of the QDRO. The Benefit Base will be divided in the same proportion as the Covered Fund Value.
In either situation, the Alternate Payee’s Certificate Election Date shall be the date the Account is established.
A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base, or proportionate share, but may elect to establish a new GLWB. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established. Any election made by an Alternate Payee described in this section is irrevocable.
During the GAW Phase
Empower will make payment to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in a QDRO approved during the GAW Phase. The Alternate Payee is responsible for submitting a Request to begin Distributions in accordance with the Code.
If there is a Sole Covered Person
Pursuant to the instructions in the QDRO, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the QDRO. The GLWB Elector may continue to receive the proportional GAWs after the accounts are split. If the Alternate Payee is the GLWB Elector’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Elector.
If there are two Covered Persons
Pursuant to the instructions in the QDRO, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the QDRO. The GLWB Elector may continue to receive the proportional GAWs after the accounts are split, based on the amounts calculated pursuant to the joint Covered Person GAW%.

If the Alternate Payee is the GLWB Elector’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to continue proportionate GAWs in the GAW Phase based on the amounts calculated pursuant to the joint Covered Persons GAW%, described in the “GAW Phase – Calculation of Installment,” after the accounts are split. A new Ratchet Date will be established for the Alternate Payee on the date the Accounts are split. Within thirty (30) days of each person’s Ratchet Date, the GLWB Elector and Alternate Payee can each elect a Reset based on the person’s own Attained Age GAW% for joint Covered Persons.
In the alternative, the Alternate Payee may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Account is established.
A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base or GAW but may elect to establish a new GLWB. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established. Any election made by an Alternate Payee described in this section is irrevocable.
During the Settlement Phase
If a Request in connection with a QDRO is approved during the Settlement Phase, Empower will divide the Installment pursuant to the terms of the QDRO. Installments will continue pursuant to the lives of each payee.
Effect of Annuitization
If you elect to annuitize, if permitted by the IRA, prior to the Initial Installment Date, the Certificate will terminate for those Covered Fund assets and the Guarantee Benefit Fee will not be refunded. If, based upon information provided by the Certificate Owner, the GLWB Elector is entitled to a Distribution under the applicable terms and provisions of the IRA and the Code sections governing the IRA, all or a portion of an Account may be applied to an annuity payment option selected by the GLWB Elector, so long as the requirements of the Code are met. Thereafter, the Certificate shall no longer be applicable with respect to amounts in the annuity payment option.
The amount to be applied to an annuity payment option is: (i) the portion of the Account Value elected by GLWB Elector, less (ii) Applicable Tax, if any, less (iii) any fees and charges described in the Certificate. The minimum amount that may be applied under the elected annuity option is $5,000. If any payments to be made under the elected annuity payment option will be less than $50, Empower may make the payments in the most frequent interval that produces a payment of at least $50. There is no maximum age limitation at which time annuitization may be elected under the Certificate, and annuitization is not required.
Empower will issue a certificate or other statement setting forth in substance the benefits, rights, and privileges to which such person is entitled under the Group Contract, to each Annuitant describing the benefits payable under the elected annuity payment option.
Election of Annuity Options
An Annuitant is required to elect an annuity payment option and select the frequency of payments. The Annuitant must Request an annuity payment option or change an annuity payment option no later than 30 days prior to the Annuity Commencement Date elected by the GLWB Elector.
To the extent available under the IRA, the annuity payment options are:
•Income for Single Life Only
•Income for Single Life with Guaranteed Period
•Income for Joint Life Only
•Income for Joint Life with Guaranteed Period
•Income for a Specific Period
•Any other form of annuity payment permitted under the IRA, if acceptable to Empower.
The annuity option that will always be available is the Income for Single Life Only Annuity. If this annuity option is elected, Empower will make payments to the Annuitant at a frequency specified in the annuity certificate or other statement for the duration of the Annuitant’s lifetime. Payments will cease pursuant to the terms of the certificate or other statement.
Annuity payment frequency must be selected from the following:
•Monthly
•Quarterly
•Semi-annually

•Annually.
Annuity purchase rates will be the same rates that are available for a Single Premium Immediate Annuity currently offered by Empower at the time of annuitization.
It is generally not beneficial to you to annuitize this Certificate. The Certificate was designed specifically to provide the GLWB, and you will have paid a non-refundable fee for such benefit. In addition, the annuity payment amount might be less than the GLWB payout would provide.
Termination of The Group Contract
Either Empower or the Group Contract Owner may terminate the Group Contract with advance written notice to the other party. The Group Contract termination date shall be the seventy-fifth (75th) or next Business Day after the date written notice is received in the Administrative Offices in good order. Prior to the Group Contract termination date, Empower and the Group Contract Owner may agree to an alternate Group Contract termination date.
If the Group Contract Owner or Empower Terminates the Group Contract
If the Group Contract Owner or Empower terminates the Group Contract, such termination will not adversely affect the Certificate Owner’s rights under the Group Contract, except that additional Certificate Contributions may not be invested in the Covered Fund(s) other than reinvested dividends and capital gains. You will still be obligated to pay the Guarantee Benefit Fee.
Other Termination
Your rights under the Group Contract and the Certificate will automatically terminate if: (i) your Financial Services Provider discontinues the use of the Covered Fund and a rollover or transfer is not applicable; (ii) Empower is unable to collect the Guarantee Benefit Fee; or (iii) Empower cannot effectively administer the Contract. If the Contract is automatically terminated, we will not refund the Guarantee Benefit Fee.
In addition, your rights under the Group Contract and the Certificate terminate if you terminate your IRA, such as by making a full distribution of all of the assets in the IRA, or move your IRA to an IRA provider that does not offer the Certificate. We will not refund the Guarantee Benefit Fee upon termination of the IRA.
In the event of a complete IRA termination, the affected GLWB Elector (“Terminated GLWB Elector”) may elect a direct rollover of his or her Covered Fund assets to an IRA that offers an Empower approved GLWB feature, if available. In this situation, the Benefit Base and GAW, if applicable, will be retained as of the date of Distribution from the Covered Fund(s) and will apply to the new GLWB feature. Empower determines in its sole discretion whether or not it will approve any GLWB feature. The terms and conditions of any new GLWB feature will likely differ from the terms and conditions of the Certificate. In addition, the fees associated with any new GLWB feature will likely differ from, and may be greater than, the Guarantee Benefit Fee. The Terminated GLWB Elector may instead choose to transfer the Covered Fund Value to any investment vehicle that does not offer a GLWB feature or to an investment vehicle that offers a GLWB feature, but does not permit the GLWB Elector to apply his or her Benefit Base and GAW to such feature. In this situation, the Benefit Base and GAW, if applicable, will be reduced to zero as of the date of the Distribution from the Covered Fund(s).
Termination of The Certificate
The Certificate will terminate upon the earliest of:
a.the date of death of a GLWB Elector during the Accumulation Phase (unless an election is made by a Beneficiary who is the spouse of the GLWB Elector to continue the Certificate); or
b.the date of death of the Certificate Owner after the Initial Installment Date if there is no surviving Covered Person; or
c.the date of death of the last Covered Person during the Settlement Phase; or
d.the date that you cancel the Certificate as a result of reducing the Covered Fund Value or the Benefit Base to zero prior to the Settlement Phase due to one or more Excess Withdrawals or by failing to pay the Guarantee Benefit Fee; or
e.the date that we do not receive the Guarantee Benefit Fee (except during the Settlement Phase, when no fee is due); or
f.the date that you annuitize some or all of the Covered Fund assets (the Certificate will terminate only with respect to the Covered Fund assets that are annuitized).

We will not provide Certificate Owners with notice prior to termination of the Certificate and the Guarantee Benefit Fee will not be refunded upon termination of the Certificate.
If the Group Contract has terminated, we will not accept any additional Certificate Contributions. If the Group Contract has not terminated, but the Certificate has terminated, then we will treat any new Certificate Contribution to the Covered Fund as a new election and will issue a new Certificate. We will calculate the Benefit Base based on the current Covered Fund Value on the date the new Certificate is established.
Miscellaneous Provisions
Periodic Communications to Certificate Owners
Account statements will be provided to you periodically by your IRA custodian, or its designated third party.
Amendments to the Group Contract and Certificate
The Contract and Certificate may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Amendments (if any) to accommodate design changes will be applicable only with respect to purchasers of new Certificates, unless the Company reasonably determines the change would be favorable for all existing Certificate Owners, in which case the Company will notify the Group Contract Owner and the GLWB Electors. Changes in the Group Contract and Certificate may need to be approved by the state insurance departments. The consent of the Group Contract Owner and/or Certificate Owner to an amendment will be obtained to the extent required by law.
Successor Trustee
We have entered into a Trust Agreement with the Group Contract Owner to establish and maintain a Trust for the purpose of making the guarantee available on a group basis and to obtain coverage on a group basis. The Group Contract Owner serves as the trustee. Pursuant to the terms of the Trust Agreement, the Group Contract Owner may not terminate the Trust until a successor trustee is named. If a successor trustee is named and the Trust is terminated, the Certificate Owner will not lose his or her rights under the Certificate.
Assignment
The interests of the Certificate Owner in the Certificate may not be transferred, sold, assigned, pledged, charged, encumbered, or, in any way, alienated.
Cancellation
Once you purchase the Certificate, you can cancel your Certificate by causing the Covered Fund Value or the Benefit Base to be reduced to zero prior to the Settlement Phase due to one or more Excess Withdrawals or by failing to pay the Guarantee Benefit Fee. However, if the Excess Withdrawal occurs as a result of a same day Transfer between Covered Funds (i.e., shares of a Covered Fund are sold and shares of a new replacement Covered Fund are purchased on the same day), then your Certificate will not be canceled even if the Benefit Base of the Covered Fund is reduced to zero.
There is no free look provision if you purchase a Certificate. (See “Return Privilege,” later in this prospectus.)
Misstatements
We may require adequate proof of the age and death of the Annuitant, GLWB Elector or Covered Person(s) before processing a Request for GAWs and annuity payments. If the age of the Annuitant, GLWB Elector or Covered Person(s) has been misstated, the Installment or annuity payment established for him or her will be made on the basis or his or her correct age.
Any correction required due to misstatements may be corrected by Empower, including increasing or decreasing future payments, in accordance with applicable law.

Financial Condition of The Company
Like many businesses, insurance companies are facing challenges due to COVID-19. We know it is important for you to understand how these or similar events may affect our ability to meet guarantees that may be provided under your Certificate. The Certificate is not a separate account product, which means that no assets are set aside in a segregated or “separate” account to satisfy all obligations under the Certificates. Installments during Settlement Phase (if any) will be paid from our general account and, therefore, are subject to our claims paying ability. We issue other types of insurance policies and financial products as well, such as group variable annuities offered through retirement plans, term and universal life insurance, funding agreements, funding agreements backing notes and guaranteed investment contracts (“GICs”), and we also pay our obligations under these products from our assets in the general account. In the event of an insolvency or receivership, payments we make from our general account to satisfy claims under the contract would generally receive the same priority as our other policyholder obligations.
As an insurance company, we are required by state insurance regulation to hold a specified amount of reserves in order to meet all the contractual obligations of our general account to our contract owners. In order to meet our claims-paying obligations, we regularly monitor our reserves to ensure we hold sufficient amounts to cover actual or expected contract and claims payments. In addition, we actively hedge our investments in our general account. However, it is important to note that there is no guarantee that we will always be able to meet our claims paying obligations, and that there are risks to purchasing any insurance product.
State insurance regulators also require insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that we may incur as the result of defaults on the payment of interest or principal on our general account assets, which include bonds, mortgages, general real estate investments, and stocks, as well as the loss in value of these investments resulting from a loss in their market value.
Additional information regarding the Company, its business, senior management, and financial condition, is presented below in “Additional Information Regarding the Company.” We encourage both existing and prospective Owners to read and understand our audited financial statements, which are included in this prospectus in “Appendix A – Company Financial Statements and Other Financial Information.” We prepare our audited financial statements on a statutory basis pursuant to laws and regulations promulgated by the Colorado Division of Insurance (this method of accounting is referred to herein as “Statutory” accounting). You may obtain a free copy of our financial statements for the most recent fiscal year by calling (800) 701-8255 or writing to the Administrative Office. In addition, our financial statements filed with this prospectus are available on the SEC’s website at www.sec.gov and on our website at www.empower.com.
You also will find on our website information on ratings assigned to us by one or more independent rating organizations. These ratings are opinions of an operating insurance company’s financial capacity to meet the obligations of its insurance and annuity contracts based on its financial strength and/or claims-paying ability.
Taxation of The Certificate
The following is a general discussion based on our interpretation of current United States federal income tax laws. This discussion does not address all possible circumstances that may be relevant to the tax treatment of a particular Certificate Owner. In general, this discussion does not address the tax treatment of transactions involving investment assets held in your IRA except insofar as they may be affected by the holding of a Certificate. Further, it does not address the consequences, if any, of holding a Certificate under applicable federal estate tax laws or state and local income and inheritance tax laws. You should also be aware that the tax laws may change, possibly with retroactive effect. You should consult your own tax advisor regarding the potential tax implications of purchasing a Certificate in light of your particular circumstances. The Certificate should not be purchased for the purpose of additional tax deferral.
In General
The Certificate is a novel and innovative instrument and, to date, its proper characterization and consequences for federal income tax purposes have not been directly addressed in any cases, administrative rulings or other published authorities. We can give no assurances that the Internal Revenue Service (“IRS”) will agree with our interpretations regarding the proper tax treatment of a Certificate or the effect (if any) of the purchase of a Certificate on the tax treatment of any transactions in your Account, or that a court will agree with our interpretations if the IRS challenges them. You should consult a tax advisor before purchasing a Certificate.

IRAs
A Certificate may be used only with traditional IRAs and Roth IRAs (collectively, “IRAs”). A Certificate may be purchased by an IRA, including a brokerage account held under that IRA. A Certificate is not available as an Individual Retirement Annuity or for use with any other type of tax-qualified retirement plan.
The tax rules applicable to Certificates vary according to the type of IRA and the terms and conditions of the IRA. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Certificate comply with the law. No attempt is made here to provide more than general information about the use of the Certificate with the IRA. Owners of IRAs, as well as beneficiaries, are cautioned that the rights of any person to any benefits under such IRA may be subject to the terms and conditions of the IRA itself or limited by applicable law, regardless of the terms and conditions of the Certificate.
A Certificate is available only with respect to the IRA for which the Certificate is purchased.
•A Certificate is intended for purchase only by the trustee or custodian of an IRA.
•We are not responsible for determining whether a Certificate complies with the terms and conditions of, or applicable law governing, any IRA. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to your IRA. You or a service provider for your IRA is responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under a Certificate are consistent with the terms and conditions of your IRA and applicable law.
•If your spouse is a joint Covered Person, your spouse must be your sole beneficiary under your IRA.
•IRAs may be subject to required minimum distribution rules. Withdrawals during the GAW Phase from your Covered Fund Value taken to meet required minimum distribution requirements, in the proportion of your Covered Fund Value to your overall IRA balance (and not taking into account any other IRAs you own), will be deemed to be within the contract limits for your Certificate and will not be treated as Excess Withdrawals. The required minimum distribution shall not exceed the required minimum distribution amount calculated under the Code and regulations issued thereunder as in effect on the Certificate Date. In the event of a dispute about the required minimum distribution amount, our determination will govern.
•IRAs can be terminated. You generally can choose to discontinue your own IRA, and either receive a distribution from the IRA or transfer it to another IRA provider. Also, most IRA providers reserve the right to resign from the IRA; if that happens, in most cases you can choose to have your IRA either distributed to you or transferred to another IRA provider. If your IRA is either distributed to you or transferred to another IRA provider that does not offer the Certificate, you will cause your Certificate to terminate.
Numerous changes have been made to the income tax rules governing IRAs as a result of legislation enacted during the past several years, including rules with respect to: maximum contributions, required distributions, penalty taxes on early or insufficient distributions, and income tax withholding on distributions. The following are general descriptions of the various types of IRAs and of the use of the contracts in connection therewith.
Individual Retirement Accounts. Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA.” These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible, the time when distributions must commence, and certain other transactions. The contributions to an IRA may be deductible in whole or in part, depending on your income and other circumstances. In addition, distributions from certain other types of qualified plans may be “rolled over” on a tax-deferred basis into an IRA without regard to deduction limitations.
Tax on Certain Distributions Relating to IRAs. Distributions under a Certificate may be paid to the IRA, if permitted under the terms of the IRA, or directly to you. Distributions paid to the IRA are not in and of themselves taxable.
In the case of distributions from a traditional IRA to you, including payments to you from a Certificate, a ratable portion of the amount received is taxable, generally based on the ratio of your cost basis (if any) to your total accrued benefit under the IRA. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from IRAs. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty also will not apply to: (a) distributions made on or after the date on which you reach age 59 ½; (b) distributions following your death or disability (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and an eligible designated beneficiary; and (d) certain other distributions specified in the Code.

Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 ½ (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion to a Roth IRA from a traditional IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.
Generally, distributions from a traditional IRA must commence no later than April 1 of the calendar year following the year in which the individual attains their applicable age. If the individual attains (1) age 70 ½ before 2020, the applicable age is 70 ½; (2) age 72 during or after 2020 but before v, the applicable age is 72; (3) age 72 during or after 2023 and age 73 before 2033, the applicable age is 73; or (4) age 74 after 2032, the applicable age is 75. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. Distribution requirements also apply to IRAs (including Roth IRAs) upon the death of the IRA owner. If the required minimum distributions are not made, a 25% penalty tax is imposed as to the amount not distributed but is reduced to 10% if a distribution of the shortfall is made within two years and to the date the excise tax is assessed or imposed by the IRS.
SECURE Act and SECURE 2.0 Act were passed as part of the comprehensive government appropriations bills in 2019 and 2022, respectively (referred to collectively as the “SECURE Act”). The SECURE Act made significant changes to laws governing individual retirement accounts and individual retirement annuities and defined contribution retirement plans, such as 401(k), 403(b) and 457(b) plans. Certain of these changes are reflected in this prospectus.
Changes to Timing of Death Benefit Distributions. Prior to the SECURE Act, beneficiaries of an annuity that was part of a IRA could elect to have the annuity’s death benefit distributed over the beneficiary’s life expectancy. Under the new rule, except for eligible designated beneficiaries (“EDBs”), the beneficiary generally must receive the entire death benefit within 10 years of the annuity owner’s death. EDBs may still elect to take distributions over their life expectancy or over a period not extending beyond their life expectancy, but the 10-year requirement applies when they die. EDBs include: (1) the owner‘s surviving spouse, (2) the owner’s minor child (until they reach the age of majority), (3) a disabled person, (4) a chronically ill person, or (5) an individual who is not more than 10 years younger than the owner. A beneficiary’s status as an EDB is determined on the date of the owner’s death.
Distributions from IRAs and Roth IRAs generally are subject to withholding for the individual’s federal income tax liability, subject to the individual’s election not to have tax withheld. The withholding rate varies according to the type of distribution and the individual’s tax status.
Distributions that are rolled over to an IRA within 60 days are not immediately taxable, however only one such rollover is permitted each year. An individual can make only one rollover from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs that are owned. The limit will apply by aggregating all of an individual’s IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of the limit. This limit does not apply to direct trustee-to-trustee transfers or conversions to Roth IRAs.
The Certificate provides that upon your death, a surviving Spouse may have certain continuation rights that he or she may elect to exercise for the Certificate’s death benefit and any joint-life coverage under the GLWB. All Certificate provisions relating to spousal continuation are available only to a person recognized as a spouse under federal law. The term, spouse, does not include a party to a registered domestic partnership, civil union, or similar formal relationship recognized under state law that is not denominated a marriage under that state’s law. Consult a tax adviser for more information on this subject.
Annuity purchases by nonresident aliens. The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, such purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.
Seek Tax Advice. The above description of federal income tax consequences of the different types of IRAs which may be funded by a Certificate offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a Certificate in connection with an IRA should first consult a qualified tax advisor, with regard to the suitability of a Certificate for the IRA.

Sales of The Certificates
We have entered into an underwriting agreement with Empower Financial Services for the distribution and sale of the Certificates. Pursuant to this agreement, Empower Financial Services serves as principal underwriter for the Certificates, offering them on a continuous basis.
Empower Financial Services is located at 8515 East Orchard Road, Greenwood Village, CO 80111. Empower Financial Services will use its best efforts to sell the Certificates, but is not required to sell any specific number or dollar amount of Certificates.
Empower Financial Services was organized as a corporation under the laws of the State of Delaware in 1984 and is an affiliate of ours. Empower Financial Services is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as well as with the securities administrators in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (“FINRA”).
Empower Financial Services offers the Certificates through its registered representatives who are registered with FINRA and with the states in which they do business. More information about Empower Financial Services and its registered representatives is available at www.finra.org or by calling 800-289-9999. You can also obtain an investor brochure from FINRA describing its Public Disclosure Program. Registered representatives with Empower Financial Services are also licensed as insurance agents in the states in which they do business and are appointed with us.
Empower Financial Services may also enter into selling agreements with unaffiliated broker-dealers to sell the Certificates. The registered representatives of these selling firms are registered with FINRA and with the states in which they do business, are licensed as insurance agents in the states in which they do business, and are appointed with us.
We do not pay commissions to Empower Financial Services or to the unaffiliated broker-dealers in connection with the sale or solicitation of the Certificates. However, we may provide non-cash compensation in the form of training and education programs to registered representatives of Empower Financial Services who sell the Certificates as well as registered representatives of unaffiliated broker-dealers. Registered representatives of Empower Financial Services also sell other insurance products that we offer and may receive certain non-cash items, such as conferences, trips, prizes and awards under non-cash incentive compensation programs pertaining to those products. None of the items are directly attributable to the sale or solicitation of the Certificates. Such compensation will not be conditioned upon achievement of a sales target. Finally, we and Empower Financial Services may provide small gifts and occasional entertainment to registered representatives with Empower Financial Services or other selling firms in circumstances in which such items are not preconditioned on achievement of sales targets.
At times, Empower Financial Services may make other cash and non-cash payments to selling firms for expenses relating to the recruitment and training of personnel, periodic sales meetings, the production of promotional sales literature and similar expenses. These expenses may also relate to the synchronization of technology between the Company, Empower Financial Services, and the selling firm in order to coordinate data for the sale and maintenance of the Certificates. The amount of other cash and non-cash compensation paid by Empower Financial Services or its affiliated companies ranges significantly among the selling firms. Empower Financial Services and its affiliates may receive payments from affiliates of the selling firms that are unrelated to the sale of the Certificates. Any amounts paid by Empower Financial Services to a selling firm or by Empower to a selling firm are derived from the general account assets of Empower and are not deducted from the Guarantee Benefit Fee. The Guarantee Benefit Fee does not vary because of such payments to such selling firms.
Although the Company and Empower Financial Services do not anticipate discontinuing offering the Certificates, we do reserve the right to discontinue offering the Certificates at any time.
Additional Information Regarding The Certificate
Owner Questions
The obligations to Owners and Covered Persons under the Group Contracts and Certificates are ours. Please direct your questions and concerns to us at our Administrative Office.

Return Privilege
Within the free-look period (up to 30 days under applicable state law) after you receive an individual contract, you may cancel it for any reason by delivering or mailing it postage prepaid to:
Empower Annuity Insurance Company of America
Annuity Administration
8515 East Orchard Road
Greenwood Village, CO 80111
If the Owner cancels an individual contract, the individual contract will be void. Any applicable free-look does not include the Covered Fund, which is a separate investment from the individual contract. There is no free-look period for purchasers of Certificates.
State Regulation
As a life insurance company organized and operated under the laws of the State of Colorado, we are subject to provisions governing life insurers and to regulation by the Colorado Commissioner of Insurance. Our books and accounts are subject to review and examination by the Colorado Division of Insurance.
Evidence of Death, Age, Gender, or Survival
We may require proof of the age, gender, death, or survival of any person or persons before acting on any applicable Certificate provision.
Legal Matters Regarding The Certificate
Certain matters regarding the offering of the securities herein have been passed upon by Counsel, Employee Benefits, Insurance and Trust for the Company. Eversheds Sutherland (US) LLP has provided advice on certain matters relating to the application of federal securities laws to the Certificates.
Cyber Security Risks
Our variable annuity contract business is highly dependent upon the effective operation of our computer systems and those of our business partners, so that our business is potentially susceptible to operational and information security risks resulting from a cyber-attack. These risks include, among other things, the theft, misuse, corruption, and destruction of data maintained online or digitally, denial of service on our website and other operational disruption, and unauthorized release of confidential owner information. Cyber-attacks affecting us, the Portfolios, intermediaries and other affiliated or third-party service providers may adversely affect us and your Annuity Account Value. For instance, cyber-attacks may interfere with our processing of Contract transactions, including the processing of Transfer Requests from our website or with the Portfolios, impact our ability to calculate accumulation unit values, cause the release and possible destruction of confidential owner or business information, impede order processing, subject us and/or our service providers and intermediaries to regulatory fines and financial losses and/or cause reputational damage. Cyber security risks may also impact the issuers of securities in which the Portfolios invest, which may cause the Portfolios underlying your Contract to lose value. There can be no assurance that we or the Portfolios or our service providers will avoid losses affecting your Contract due to cyber-attacks or information security breaches in the future.
We are also exposed to risks related to natural and man-made disasters and catastrophes, such as storms, fires, earthquakes, epidemics and terrorist acts, which could adversely affect our ability to administer the Contracts. Natural and man-made disasters, such as the recent spread of COVID-19, may require a significant contingent of our employees to work from remote locations. During these periods, we could experience decreased productivity, and a significant number of our workforce or certain key personnel may be unable to fulfill their duties. In addition, system outages could impair our ability to operate effectively by preventing the workforce from working remotely and impair our ability to process Contract-related transactions or to calculate Contract values.
The Company outsources certain critical business functions to third parties and, in the event of a natural or man-made disaster, relies upon the successful implementation and execution of the business continuity planning of such entities. While the Company closely monitors the business continuity activities of these third parties, successful implementation and execution of their business continuity strategies are largely beyond the Company’s control. If one or more of the third parties to whom the Company outsources such critical business functions experience operational failures, the Company’s ability to administer the Contract could be impaired.

Abandoned Property Requirements
Every state has unclaimed property laws that generally provide for escheatment to the state of unclaimed property (including proceeds of annuity contracts) under various circumstances. This “escheatment” is revocable, however, and the state is obligated to pay the applicable proceeds if the property owner steps forward to claim it with the proper documentation. To help prevent such escheatment, it is important that you keep your contact and other information on file with us up to date, including the names, contact information, and identifying information for owners, annuitants, beneficiaries, and other payees.
Additional Information Regarding The Company
Corporate Organization and Overview
Empower Annuity Insurance Company of America is a stock life insurance company that was originally organized under the laws of the State of Kansas as the National Interment Association. Our name was changed to Ranger National Life Insurance Company in 1963, then to Insuramerica Corporation, and then to Great-West Life & Annuity Insurance Company in 1982, prior to changing to our current name in 2022. In September of 1990, we re-domesticated under the laws of the State of Colorado. Our executive office is located at 8515 East Orchard Road, Greenwood Village, Colorado 80111.

The Company is a direct wholly-owned subsidiary of Empower Holdings, LLC (“Empower Holdings”), a Delaware limited liability company. Empower Holdings is a direct wholly-owned subsidiary of Great-West Lifeco U.S. LLC (“Lifeco U.S.”), a Delaware limited liability company and an indirect wholly-owned subsidiary of Great-West Lifeco Inc. (“Lifeco”), a Canadian holding company. Lifeco operates in the United States primarily through the Company, and in Canada and Europe through The Canada Life Assurance Company (“CLAC”), a Canadian insurance company, and Irish Life Group Limited and their respective subsidiaries. Lifeco is a subsidiary of Power Financial Corporation (“Power Financial”), a Canadian holding company with substantial interests in the financial services industry. Power Corporation of Canada (“Power Corporation”), a Canadian holding and management company, has voting control of Power Financial. The Desmarais Family Residuary Trust, through a group of private holding companies that it controls, has voting control of Power Corporation.

The shares of Lifeco and Power Corporation are traded publicly in Canada on the Toronto Stock Exchange.
Business of the Company
Operating primarily as “Empower,” the Company and its subsidiaries are a leading provider of employer-sponsored retirement savings plans in the public/non-profit and corporate sectors throughout the United States, with the mission of empowering financial freedom for all. The Company is authorized to engage in the sale of life insurance, accident and health insurance and annuities. It is qualified to do business in all states in the United States, except New York, and in the District of Columbia, Puerto Rico, Guam and the U.S. Virgin Islands.

As presented in the Company’s 2025 audited financial statements filed with this Prospectus, which are prepared in accordance with statutory reporting standards, effective January 1, 2025, the Company executed a comprehensive realignment of its operating segments into two segments: (1) the Empower segment, comprised of Empower Workplace Solutions, Empower Personal Wealth and Earnings on Surplus, and (2) the Corporate segment. This realignment aligns segment reporting to better reflect the way management evaluates performance, allocates capital and assesses strategic opportunities.

Through its Empower segment, comprised of Empower Workplace Solutions, Empower Personal Wealth and Earnings on Surplus, the Company and its subsidiaries provide a range of investment and retirement products and solutions, including a comprehensive suite of saving, investment, advisory, administrative and record keeping services for financial institutions and employers. Empower Workplace Solutions offers saving, investment and advisory services through employer-sponsored plans, and Empower Personal Wealth offers individual product solutions and provides retail wealth management products and services to individuals, including individual retirement accounts and after-tax investment accounts. The Corporate segment includes non-core operating activities, financing costs and other corporate items unrelated to Empower’s principal businesses.

In 2024, the Company acquired Plan Management Corporation, the creator of OptionTrax (“OptionTrax”), a digital equity plan administration and service provider, expanding the Company’s workplace retirement services under the Workplace Solutions segment to employers who offer equity compensation programs as well as enhancing financial planning services offered through the Personal Wealth segment.

During the first quarter of 2025, the Company announced a new consumer-directed healthcare (CDH) offering to help individuals manage their healthcare finances. The Company will offer benefits such as health savings accounts (HSAs), flexible spending accounts (FSAs), health reimbursement arrangements (HRAs), voluntary employees’ beneficiary association plans (VEBAs), wellness incentives, lifestyle benefits, and more. In partnership with Alegeus Technologies, LLC, the integrated set of CDH benefits will be incorporated into Empower's digital platform under the Empower brand.

During the second quarter of 2025, the Company announced a new investment option for retirement plan participants incorporating private market opportunities in equity, credit, and real estate into advised defined contribution retirement plans. The initiative was launched in collaboration with asset managers including Apollo, Franklin Templeton, Goldman Sachs, Neuberger Berman, PIMCO, Partners Group, and Sagard. The investments are included as part of Collective Investment Trust (CIT) offerings and are intended to provide plan participants with diversified investment options which were previously limited to institutional and high-net-worth investors.

The President and Chief Executive Officer (the “CEO”) of the Company is also the Chief Operating Decision Maker of the Company. The CEO primarily reviews financial information prepared in accordance with International Financial Reporting Standards for the purposes of assessing the overall financial performance of the enterprise, including the Company, its subsidiaries and other U.S. affiliates. The CEO also reviews the Company’s financial information prepared in accordance with statutory reporting standards that is included in registration statements filed with the Securities and Exchange Commission (the “SEC”), such as this Prospectus.

No customer accounted for 10% or more of the Company’s consolidated revenues during the years 2025, 2024, or 2023. In addition, no segment of the Company’s business is dependent upon a single customer or a few customers, the loss of which would have a significant effect on it or its business segments’ operations. The loss of business from any one, or a few, customers, independent brokers or agents would not have a material adverse effect on the Company or its business segments.
Empower Segment
The Empower segment is comprised of Empower Workplace Solutions, Empower Personal Wealth and Earnings on Surplus.
Empower Workplace Solutions provides employer-sponsored retirement plan solutions across the corporate, government, institutional and non-profit markets, including a comprehensive suite of saving, investment, advisory, administrative and recordkeeping services for defined contribution and associated defined benefit plans. Empower Workplace Solutions includes the heritage Empower workplace retirement products and services businesses, as well as the retirement plan administration and services businesses acquired from Massachusetts Mutual Life Insurance Company (“MassMutual”) in 2020, and Prudential Financial, Inc. (“Prudential”) in 2022. Through these acquisitions and organic growth, Empower has further strengthened its position as a leader in the workplace retirement products and services market.
Empower Workplace Solutions is focused on providing investment products, administrative services, and recordkeeping services to retirement plans organized under Internal Revenue Code Sections 401(a), 401(k), 403(b), 408, and 457 by private corporations, state and local governments, hospitals, non-profit organizations, public school districts, and “Taft Hartley” plans provided to organized labor groups, as well as their participants. Empower had assets under administration (“AUA”) in excess of $2.0 trillion at December 31, 2025, up from approximately $1.7 trillion at December 31, 2024. Empower participant accounts have grown to approximately 19 million at December 31, 2025, up from approximately 18.5 million at December 31, 2024.
Within Empower Workplace Solutions, the Company offers insurance-based investment products, such as variable annuity products and guaranteed interest rate investment products, that are designed to meet the specific needs of the customer. In addition, the Company offers both customized annuity and non-annuity products.

Variable annuity products – The Company’s variable annuity product offerings serve as funding vehicles for retirement plans and individual retirement accounts and provide the option for clients to annuitize assets. Additionally, some variable annuity offerings provide GLWBs, which guarantees that the client is able to take contractually specified withdrawals from their assets that will continue for life regardless of market performance or longevity. Depending on the product, the Company may earn fees from the separate account for GLWB risks, mortality and expense risks pertaining to the variable annuity contract, and/or for providing administrative services. For variable annuity assets invested in mutual funds, the Company may be reimbursed by the mutual funds for marketing, sales, and service costs under various revenue sharing agreements.
Guaranteed interest rate investment products – The Company offers guaranteed interest rate investment products, including the Certificate described in this Prospectus, that provide guaranteed minimum lifetime income to the covered individual under certain specified conditions. On these guaranteed interest rate investment products, the Company earns investment margins on the difference between the income earned on investments in its general account and the interest credited to the participant’s account balance. The Company’s general account assets support the guaranteed investment products. The Company also manages fixed interest rate products known as stable value funds that may be structured as separate accounts, pooled collective trusts, and custom collective trusts for which it is paid a management fee that is earned by the Company either directly or through its indirect wholly-owned subsidiaries Empower Capital Management, LLC (“Empower Capital Management”) or Empower Trust Company, LLC (“Empower Trust Company”).
Retirement Plan Services – Through the Company’s indirect wholly-owned subsidiary Empower Retirement, LLC (“Empower Retirement”), Empower Workplace Solutions provides defined contribution retirement plans to public, private and non-profit employers and associated administrative services and partners with other large financial institutions to provide third-party recordkeeping and administration services Empower Retirement receives asset-based and/or participant-based fees for providing third-party administrative and recordkeeping services to financial institutions and employer-sponsored retirement plans.

Empower Personal Wealth launched in 2023 by combining Empower’s legacy rollover and brokerage offerings with the capabilities and customers from past acquisitions. Empower Personal Wealth offers a broad suite of financial solutions including personalized advisory services, investment management, a diverse array of investment options, individual retirement accounts (“IRAs”), taxable accounts and high-net-worth wealth management.

Within Empower Personal Wealth, the Company’s subsidiaries provide the following products and services:

Asset Management Services – Through the Company’s indirect wholly-owned, registered investment advisor subsidiaries, Empower Capital Management, and Empower Advisory Group, LLC, the Company provides investment management and advisory services to institutions, plan sponsors and individuals.

 Consumer Accounts and Advisory Services – Empower offers investment management services, investments products and IRA accounts to consumers and as a roll-over option for employees rolling out of employer-sponsored defined contribution retirement plans. Empower earns asset-based fees from managed accounts and products, as well as and per account fees for providing administrative and recordkeeping services. For those accounts invested in mutual funds, Empower can be reimbursed by the mutual funds for marketing, sales, and service costs under various revenue sharing agreements.

 Mutual funds and collective trusts – Empower earns administration fees under various revenue sharing agreements from mutual funds and collective trusts for marketing, sales, and service costs incurred while providing services to individuals and institutional clients on behalf of the funds. On proprietary collective trusts, Empower earns an asset-based management fee through Empower Trust Company.

Corporate Segment
The Company’s Corporate segment primarily includes non-participating and certain participating insurance and risk solutions products such as group annuity contracts, individual annuity contracts, and individual insurance products. This segment also includes financing charges, certain investment related dividend and earnings, and business operations of one of the Company’s subsidiaries. The Corporate segment combines earnings and expenses not attributable to the Empower segment, and isolates non-core and corporate impacts from within the Company’s financial results.
Future Policy Benefit Liabilities and Life Insurance In-Force

The amount of fixed annuity products in-force is measured by future policy benefits. The following table shows group and individual annuity policy benefits supported by the Company’s general account net of ceded reinsurance, as well as the annuity balances in Workplace Solutions and legacy individual markets separate accounts for the years indicated:

	(In millions)
Year Ended December 31,	General Account Annuity Benefits Liabilities	Workplace Solutions Annuity Separate Accounts	Individual Markets Annuity Separate Accounts
2025	$24,111	$11,136	$3,186
2024	$24,991	$10,870	$3,245
2023	$27,625	$11,464	$3,353
2022	$32,942	$11,845	$3,321
2021	$27,242	$14,634	$4,331
For Variable Annuities, the future policy benefit liabilities are computed on the basis of prescribed Statutory valuation interest rates and other assumptions as required by Statutory Valuation Law. For all other annuities policy benefit liabilities are established at the contract holder’s account value, which is equal to cumulative deposits and credited interest, less withdrawals, mortality and certain other charges.
The general account also has immediate annuities. The policy benefit liabilities for the immediate annuities are computed on the basis of prescribed Statutory valuation interest rates and mortality (where payouts are contingent on survivorship). These assumptions generally vary by plan, year of issue, and policy duration. Policy benefit liabilities for immediate annuities without life contingent payouts are computed on the basis prescribed Statutory valuation interest rates.
The following table summarizes legacy individual markets life insurance future policy benefits liabilities net of ceded reinsurance, life insurance separate account balances, and life insurance in-force net of ceded reinsurance for the years indicated:

	(In millions)
Year Ended December 31,	Individual Markets Life Insurance Future Policy Benefits Liabilities	Individual Markets Life Insurance Separate Accounts	Individual Markets Life Insurance In-force
2025	$3,190	$8,056	$4,972
2024	$3,268	$7,590	$5,254
2023	$3,345	$7,283	$5,421
2022	$3,450	$6,827	$5,628
2021	$6,541	$7,884	$3,224
For both the individual markets life insurance future policy benefits liabilities and life insurance separate accounts, the future policy benefits are computed on the basis of prescribed Statutory valuation interest rates and mortality. These future policy benefits liabilities are calculated as the present value of future benefits (including dividends) less the present value of future net premiums, subject to a cash surrender value floor. The assumptions used in calculating the future policy benefits liabilities generally vary by plan, year of issue, and policy duration.
Additionally, for both the individual markets life insurance future policy benefits liabilities and life insurance separate accounts, policy and contract claim liabilities are established for claims that have been incurred but not reported based on factors derived from past experience.
The aforementioned policy benefit liabilities are computed amounts that, with additions from premiums and deposits to be received and with interest on such liabilities, are expected to be sufficient to meet the Company’s policy obligations (such as paying expected death or retirement benefits or surrender requests) and to generate profits.
Method of Distribution of Products Within Empower Workplace Solutions and Empower Personal Wealth

Empower Workplace Solutions distributes products to plan sponsors through the Company’s subsidiary, Empower Financial Services, Inc., as well as through brokers, consultants, advisors, third-party administrators and banks. Retirement plan sponsors are supported by Empower’s dedicated sales, account management and client service professionals. Empower Workplace Solutions also offers private label recordkeeping and administrative services distributed through institutional clients. Empower Personal Wealth utilizes a multi-channel distribution approach through in-plan offerings of Empower Personal Wealth services through the Empower Workplace Solutions platforms, direct-to-consumer engagement through our digital platform and customized advisory services provided by the Company’s advisors.

Competition Within Empower Workplace Solutions and Empower Personal Wealth
Empower Workplace Solutions
The defined contribution industry continues to evolve with meaningful transformation shaped by sustained fee pressure, increasing regulatory complexity, and heightened expectations from plan sponsors and participants for more personalized and digitally sophisticated services. These evolving competitive dynamics include advances in AI, automation, and data-driven technology platforms; increasing importance of scale and operational efficiency; and rising expectations for participant engagement, integrated solutions, and enhanced service delivery. Competitors include other financial institutions that offer financial institutions that offer retirement plan recordkeeping, other retirement planning and employee benefit solutions. Within this environment, Empower Workplace Solutions continues to be well positioned with strong brand recognition; operational synergies achieved from business acquisitions that enhance workflow automation and scalability; and use of technology and AI capabilities to drive efficiency and deepen customer engagement. These operational strengths enable the Company to compete effectively in a marketplace where innovation, service flexibility, and participant experience are critical drivers of success.
Empower Personal Wealth
The wealth management market continues to be intensely competitive due to shifting client expectations; ongoing fee pressure; and growing demand for more comprehensive and personalized financial solutions. Competitors span a broad spectrum, including traditional financial institutions, hybrid and fully digital registered investment advisors, independent advisory firms, broker-dealers, mutual fund companies, insurance companies, and banks. While no single competitor dominates the industry, large established firms benefit from scale, brand recognition, and diversified service models, while newer and more specialized entrants emphasize streamlined digital experiences and tailored customer engagement. Within this competitive environment, Empower Personal Wealth leverages access to an existing client base through Empower Workplace Solutions; ongoing technological enhancements to its wealth management offerings; and cross-segment business synergies that broaden services capabilities.
Consolidation across the industry is reshaping the competitive landscape, as larger players acquire smaller firms to broaden capabilities and enhance market share, alongside fintech providers introducing lower-cost and technology alternatives. Competition increasingly centers on the quality of advisory services, customer experience, financial planning sophistication, cost efficiency, differentiated digital tools, reputation management, and social media presence.

2026 Outlook
In 2026, the Company is continuing to focus on its core strategies: delivering financial security and wellness through the workplace, providing advice-centered wealth management, delivering strong investment and asset management and leveraging risk and capital management expertise. The Company intends to invest strategically to drive growth and productivity, while maintaining strong risk and expense discipline, to deliver sustainable long-term value to its customers and shareholders.
Empower Workplace Solutions
Empower Workplace Solutions is well positioned to capture meaningful growth opportunities as demand continues to expand across various plan types, company sizes, and market segments. In 2026, the Company anticipates increased capital investment to support this increase in demand across the broader industry and to support continued adoption of AI and other advanced technologies that are expected to continually reshape the financial services competitive landscape. These initiatives, including enhanced automation, optimized global workforce distribution, and streamlined processes, are expected to strengthen operational performance and support continued growth capacity. As the second-largest provider in the U.S. defined contribution market, Empower anticipates ongoing organic growth and remains attentive to consolidation trends that may create additional opportunities. The Company’s ongoing commitment to technological and financial innovation, customer-focused service delivery, and operational excellence reinforces its competitive position and supports improved retirement outcomes for a diverse range of plan sponsors and participants.

Empower Personal Wealth
In 2026, Empower Personal Wealth expects to continue to drive growth through a hybrid approach that integrates the expertise of financial advisors with sophisticated digital platforms. Active marketing efforts and an established advisor distribution network to promote the Empower brand will complement these initiatives. It will continue to focus on developing and expanding a broad range of product solutions, leveraging the Empower Personal Dashboard and Empower Advisors. Amid rising demand for personalized wealth management services, Empower Personal Wealth is well positioned to capture market share arising from the ongoing inter-generational transfer of wealth. Significant demographic shifts, including the transition of assets from older to younger generations, are expected to drive sustained growth in advisory and digital engagement opportunities. Empower’s combination of scalable technology, financial planning, and personalized advisory solutions enables it to address evolving client expectations for integrated, goal focused wealth management.
Reinsurance
Effective June 1, 2019, the Company completed the sale, via indemnity reinsurance (the “Protective Transaction”), of substantially all of its individual life insurance and annuity business to Protective Life Insurance Company (“Protective”). As a result, the Company does not actively pursue reinsurance transactions in connection with its Individual Markets business. The Company retains a small block of in-force assumed reinsurance transactions with highly rated, well capitalized counterparties.
In connection with the MassMutual Transaction, the Company entered into an indemnity reinsurance transaction with MassMutual through which the Company assumed 100% of the risk associated with certain blocks of group insurance contracts issued by MassMutual. The acquired contracts are similar to contracts issued by the Company in the Empower segment.
In connection with the Prudential Transaction, the Company entered into an indemnity reinsurance transaction with The Prudential Insurance Company of America (“PICA”) through which the Company assumed 100% of the risk associated with certain blocks of group insurance contracts issued by PICA. The acquired contracts are similar to contracts issued by the Company in the Empower segment.
On December 31, 2022, the Company and Hannover Life Reassurance Company of America (Bermuda) LTD (“Hannover”) entered into a coinsurance with funds withheld transaction in which the Company ceded a portion of its closed in-force block of participating whole life insurance policies and established a funds withheld payable to Hannover. The Company received a ceding commission and is eligible for experience refunds. The Company will receive expense allowances and will pay risk charges over time. The reinsurance agreement has an automatic experience refund termination date of January 1, 2035. The Company may recapture the ceded reinsurance policies at any time prior to the experience refund termination date, subject to certain fees payable to Hannover.
Investment Operations
The Company’s investment division manages and administers the investments of its general and separate accounts in support of the cash and liquidity requirements of its insurance and investment products.
The Company’s principal general account investments are in bonds and mortgage loans, all of which are exposed to three primary sources of investment risk: credit, interest rate, and market valuation. Total investments at December 31, 2025, of approximately $64 billion were comprised of general account investment assets of $42 billion and separate account assets of $22 billion. Total cash and investments at December 31, 2024, of approximately $63 billion were comprised of general account investment assets of $40 billion and separate account assets of $23 billion.
The Company’s general account investments are in a broad range of asset classes, with a majority being domestic bonds. Bonds include public and privately placed corporate bonds, government bonds, and mortgage-backed and asset-backed securities. The Company’s mortgage loans are comprised primarily of domestic commercial collateralized loans diversified with regard to geographical markets and commercial mortgage property types.
The Company manages the characteristics of its investment assets, such as liquidity, currency, yield, and duration, to reflect the underlying characteristics of related insurance and policyholder liabilities that vary among its principal product lines. The Company observes strict asset and liability matching guidelines designed to ensure that the investment portfolio will appropriately meet the cash flow requirements of its liabilities. The Company uses derivative financial instruments for risk management purposes associated with certain invested assets and policy liabilities, not for speculative purposes.
The Company routinely monitors and evaluates the status of its investments in light of current economic conditions, trends in capital markets, and other factors. These other factors include investment size, quality, concentration by issuer and industry, and other diversification considerations relevant to the Company’s bonds.

The Company reduces credit risk for the portfolio as a whole by investing primarily in investment grade bonds. At December 31, 2025 and 2024, 97% and 97%, respectively, of the Company’s bond portfolio were designated as investment grade.
Human Capital
Empower Retirement, the Company’s indirect wholly-owned subsidiary, is the employer of all of the Company’s officers and associates. These employees provide services to the Company to manage and operate its business and the Company reimburses Empower Retirement for such services pursuant to an intercompany services agreement. As a result, at December 31, 2025, Empower Retirement had approximately 9,748 employees. At December 31, 2024, Empower Retirement had approximately 10,118 employees.
Diversity/Equity/Inclusion
Empower strives to be an organization where every associate feels valued, supported, and empowered to grow. We believe doing the right thing means understanding, supporting and leveraging the unique differences and collective similarities that make each of us valuable. We seek to attract and retain the best talent with a wide variety of perspectives and backgrounds. Our diversity and inclusion programs are designed to develop a culture that embraces everyone.
Talent Attraction/Development/Retention
We have a solid track record of supporting career growth and internal mobility. Associates are encouraged to own their career and take advantage of a variety of growth opportunities, including training and skill development, leadership development programs, mentorship programs, business resource group member and leader opportunities, as well as job advancement opportunities. Investing in our talent throughout all career stages is critical to attracting and retaining talent, and to our success.
Company Properties
The Company owns an 882,000 square foot complex located in Greenwood Village, Colorado, which is occupied by all of the Company’s segments. The Company also leases or licenses approximately 558,619 square feet of sales and administrative offices throughout the United States. Management believes that the Company’s properties are suitable and adequate for its current and anticipated business operations.

Legal Proceedings Involving the Company
From time to time, the Company may be threatened with, or named as a defendant in, lawsuits, arbitrations, and administrative claims. Any such claims that are decided against the Company could harm the Company’s business. The Company is also subject to periodic regulatory audits and inspections which could result in fines or other disciplinary actions. Unfavorable outcomes in such matters may result in a material impact on the Company’s financial position, results of operations, or cash flows.
The Company and certain of its subsidiaries are defendants in legal actions, including class actions, relating to the costs and features of their retirement and fund products and the conduct of their businesses. Management believes the claims are without merit and will be vigorously defending these actions. Based on the information presently known, these actions will not have a material adverse effect on the consolidated financial position of the Company.
The Company is involved in other various legal proceedings that arise in the ordinary course of its business. In the opinion of management, after consultation with counsel, the likelihood of loss from the resolution of these proceedings is remote and/or the estimated loss is not expected to have a material effect on the Company’s consolidated financial position, results of its operations, or cash flows.

Directors and Executive Officers of the Company
Identification of Directors

Director	Age	From	Principal Occupation(s) for Last Five Years
Robin Bienfait(2)(5)	66	2018	Chief Executive Officer of Emnovate
Marcel Coutu(1)(4)	72	2014	Corporate Director
André Desmarais(4)(5)(6)	69	1997	Deputy Chairman, Power Corporation and Power Financial Corporation
Paul Desmarais III(5)(6)	43	2023	Senior Vice President, Power Corporation and Chairman and Chief Executive Officer of Sagard Holdings, Inc.
Philippe Desmarais(6)	40	2025	Chief Executive Officer, Kelvin Zero, Inc.
Gary A. Doer(5)	78	2016	Corporate Director; previously Senior Business Advisor, Dentons Canada LLP until February 2025
Gregory J. Fleming(1)	62	2016	Chief Executive Officer, Rockefeller Capital Management
Claude Généreux(1)	64	2015	Executive Vice President, Power Corporation
David Harney	57	2025	President and Chief Executive Officer, Lifeco, since July 2025; previously President and Chief Operating Officer, Europe until June 2025
Jake P. Lawrence(2)(5)	49	2024	Executive Vice President and Chief Financial Officer of Power Corporation; since March 2024; previously Chief Executive Officer and Group Head, Global Banking and Markets and Co-Group Head, The Bank of Nova Scotia
Alain Louvel(2)(3)(5)	80	2006	Corporate Director
Paula B. Madoff(1)(2)	58	2018	Corporate Director; Advisory Director, The Goldman Sachs Group
Edmund F. Murphy III(1)	64	2019	President and Chief Executive Officer of the Company
R. Jeffrey Orr(1)(4)	67	2005	Chairman of the Board of the Company; Chairman of the Board of Lifeco and CLAC; President and Chief Executive Officer, Power Corporation ; and President and Chief Executive Officer, Power Financial Corporation
James P. O’Sullivan(1)	63	2024	President and Chief Executive Officer of IGM Financial Inc.
Robert L. Reynolds	74	2014	Corporate Director; Chairman of Great-West Lifeco U.S. LLC; previously President and Chief Executive Officer of Putnam Investments, LLC until December 2023
T. Timothy Ryan, Jr.(4)(5)	80	2009	Corporate Director
Jerome J. Selitto(1) (3)	84	2012	Senior Advisor and Director, Better Mortgage Corporation; previously President
Dhvani D. Shah(1)	52	2023	President and Chief Investment Officer, Third Lake Capital, LLC since May 2025; previously Group Vice President and Chief Investment Officer, JM Family Enterprises, Inc. until May 2025
Brian E. Walsh(1)(4)	72	1995	Principal and Senior Advisor, Titan Advisors, LLC; previously Principal and Chief Strategist until March 2023
(1) Member of the Investment Committee.
(2) Member of the Audit Committee.
(3) Member of the Conduct Review Committee.
(4) Member of the Nominating Committee.
(5) Member of the Risk Committee.
(6) Mr. André Desmarais is the father of Mr. Philippe Desmarais and is the uncle of Mr. Paul Desmarais III. Philippe Desmarais and Paul Desmarais III are cousins.
Unless otherwise indicated, all of the directors have been engaged for not less than five years in their present principal occupations or in another executive capacity with the companies or firms identified.
The appointments of directors are confirmed annually.

The following is a list of directorships currently held or formerly held within the five previous years by the directors of the Company, on companies whose securities are traded publicly in the United States or that are investment companies registered under the Investment Company Act of 1940.

Director	Current Directorships	Former Directorships and Dates
Robin Bienfait		Mitsubishi UFJ Financial Group July 2018 – December 2022
Marcel Coutu	Brookfield Asset Management Inc.	Enbridge Inc. August 2014 – November 2021
Gregory Fleming	BlackRock, Inc.
Alain Louvel		Future Fuel September 2018 - March 2024
Paula Madoff	KKR Real Estate Finance Trust Tradeweb Markets	Motive Capital Corp II through June 2023
R. Jeffrey Orr	PanAgora Asset Management, Inc.
Jerome Selitto	Better Mortgage Corporation
T. Timothy Ryan, Jr.	Santander Holdings USA, Inc.
The Company’s Nominating Committee (the “Nominating Committee”) is charged with recommending to the Board of Directors the qualifications for Directors, including among other things, the competencies, skills, experience and level of commitment required to fulfill Board responsibilities and the personal qualities that should be sought in candidates for Board membership. The Nominating Committee’s duties include identifying and recommending Director candidates to the Board based on a consideration of the competencies and skills that the Board considers appropriate for the Board as a whole to possess, the competencies and skills that the Board considers each existing Director to possess and that each new nominee will bring to the Board, and the appropriate level of representation on the Board by Directors who are independent of management and who are neither officers nor employees of any of the Company’s affiliates.
The Board of Directors has reviewed the qualifications and backgrounds of the members of the Audit Committee and determined that, although no one member of the Audit Committee is an “audit committee financial expert” within the meaning of the Rules under the Securities Exchange Act of 1934, the combined qualifications and experience of the members of the Audit Committee give the Committee collectively the financial expertise necessary to discharge its responsibilities.
The Company’s Directors are elected on an annual basis by the Company’s sole shareholder, Empower Holdings, LLC.
The Company’s Directors are identified below along with an indication of their experience, qualifications, attributes and skills, which leads the Company to believe that they are qualified to serve on the Board of Directors.

Robin Bienfait
Ms. Bienfait is Chief Executive Officer of Emnovate, an executive advisory firm delivering enterprise-class services to emerging businesses, a position she has held since 2017, and is the founder of Atlanta Tech Park, a global technology accelerator. She previously served as Executive Vice-President and Chief Enterprise Innovation Officer at Samsung Electronics from 2014 to 2017 and, prior to that, she was Chief Information Officer at BlackBerry from 2007 to 2014. Ms. Bienfait is a director of Lifeco and CLAC, and a former director of Putnam Investments, LLC (“Putnam”) through December, 2023. She is also a director and Chair of the board of Global Aviation, a trustee of the Georgia Institute of Technology Industry Applied Research Corporation, a director of Quantum Valley Ideas Lab and a director of the Atlanta Chapter of the National Association of Corporate Directors. She previously served as an independent director and Chair of the Nominating and Governance Committee for Mitsubishi UFJ Financial Group, Inc. from July 2018 to December 2022, and as a member of the Cisco Strategic Advisory Board and the Hewlett-Packard Advisory Board. Ms. Bienfait holds a Masters in Technology Management from the Georgia Institute of Technology and a bachelor’s degree in engineering from Central Missouri State University.
Marcel Coutu

Mr. Coutu, Corporate Director, is the former Chairman of Syncrude Canada Ltd., a Canadian oil sands project and is past President and Chief Executive Officer of Canadian Oil Sands Limited an oil and gas company. He was previously Senior Vice-President and Chief Financial Officer of Gulf Canada Resources Limited, and prior to that held various positions in the areas of corporate finance, investment banking, and mining and oil and gas exploration and development. Mr. Coutu is a director of Lifeco and CLAC, and a former director of Putnam through December, 2023. He is also a director of Power Corporation, IGM Financial Inc. (“IGM”), IG Wealth Management, Mackenzie Inc. (“Mackenzie”), Brookfield Asset Management Ltd. and the Calgary Stampede Foundation. He has also held board positions with Enbridge, Inc., Brookfield Corporation (formerly Brookfield Asset Management Inc.), Gulf Indonesia Resources Limited, the Calgary Exhibition and Stampede and the board of governors of the Canadian Association of Petroleum Producers. Mr. Coutu is a former member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta.
André Desmarais
Mr. Desmarais is Deputy Chairman of Power Corporation and of Power Financial. He previously served as President and Co-Chief Executive Officer of Power Corporation from 1996 until his retirement in February, 2020. He also served as Executive Co-Chairman of Power Financial until 2020. Prior to joining Power Corporation in 1983, he was Special Assistant to the Minister of Justice of Canada and an institutional investment counselor at Richardson Greenshields of Canada. Mr. Desmarais has held a number of senior positions with Power group companies and is a director of many Power group companies in North America, including Power Corporation, Power Financial, Lifeco, CLAC, IGM, IG Wealth Management and Mackenzie. He has also been a director of Rockefeller Capital Management General Partner L.L.C. since 2023. He was a former director of Putnam through December, 2023. Mr. Desmarais is Honorary Chairman of the Canada China Business Council and is a member of several China-based organizations. Mr. Desmarais is active in cultural, health and other not-for-profit organizations. He is an Officer of the Order national du Canada and an Officer of the Ordre of Québec. He has received honorary doctorates from Concordia University, Université de Montréal and McGill University. In May 2022, Mr. Desmarais was inducted into the Order of the Canadian Business Hall of Fame. Mr. Desmarais is a trustee of the Desmarais Family Residuary Trust.
Paul Desmarais III
Mr. Desmarais is Senior Vice President of Power Corporation. He also serves as Chairman and CEO of Sagard Holdings, Inc. (‘Sagard”), an alternative asset management firm active in venture capital, private equity, private credit, real estate, healthcare royalties and private wealth. Within the Sagard ecosystem, Mr. Desmarais is the Executive Chairman and Co-Founder of Portage Ventures and the Chairman and Co-Founder of Diagram. Within the investment portfolios, he is the Chairman of Wealthsimple, Novisto and Sagard Wealth, and a director of Nesto and Midas. Mr. Desmarais is dedicated to helping build a better business world. He is Co-Founder of the Afrodescendant Leadership Alliance, formerly known as the Black Wealth Club and the Indigenous Leadership Circle, where emerging Black and Indigenous leaders go to learn about creating wealth and networks giving them tools and resources that can be reinvested in their communities. Under Mr. Desmarais’ leadership, Sagard has committed to a more sustainable financial system by becoming a signatory of the United Nations Principles for Responsible Investment, enlisting as a CREO participant, and embarking on its journey to carbon neutrality. Mr. Desmarais was also co-chair of the Centraide (United Way) campaign in 2022 and will chair the large donors campaign for the same organization in 2024-2027. Prior to his current role, Mr. Desmarais worked at Goldman Sachs in the Investment Banking Division, Investment Strategy Group and Special Situations Group, Imerys S.A. in supply management and strategy and at Lifeco in risk management. He has earned a B.A. in Economics from Harvard College and holds an MBA from INSEAD. In 2017, he was recognized as one of the Top 40 Under 40 in Canada.
Philippe Desmarais
Mr. Desmarais co-founded Kelvin Zero Inc. (“Kelvin Zero”) in 2018. In his role as Chief Executive Officer, he is responsible for Kelvin Zero’s strategic direction. Beyond building a world class team, he is the driving force behind Kelvin Zero’s vision and unique culture. Mr. Desmarais started his career in Shanghai as a buy-side analyst at Power Pacific before moving to Hong Kong for a position in the business development and treasury department at CITIC Pacific. For nearly a decade prior to Kelvin Zero, he was involved in several start-ups focused on data, cyber security and blockchain. He is also a director of CLAC.
Gary A. Doer

Mr. Doer is a Corporate Director and was formerly a Senior Business Advisor at Dentons Canada LLP, a global law firm, from August, 2016 to February 2025. He previously served as Canada’s Ambassador to the United States from October, 2009 to January, 2016. Mr. Doer was the Premier of Manitoba from 1999 to 2009, and served in a number of positions as a member of the Legislative Assembly of Manitoba from 1986 to 2009. In 2005, as Premier, he was named by Business Week magazine as one of the top 20 international leaders on climate change. Mr. Doer is a director of Lifeco and CLAC, and a former director of Putnam through December, 2023. He is also a director of Power Corporation, Power Financial, IGM, IG Wealth Management, Mackenzie. He previously served as a director of Air Canada. Mr. Doer is a member of the Canadian American Business Council Advisory Board and a director of The Climate Group Inc. In 2017, Mr. Doer joined the Trilateral Commission as a member of the North American Group. He is a volunteer Co-Chair of the Wilson Centre’s Canada Institute, a non-partisan public policy forum focused on Canada-U.S. relations. Mr. Doer received a Distinguished Diplomatic Service Award from the World Affairs Council in 2011 and was inducted into the Order of Manitoba in 2010. In 2010, Mr. Doer received an Honorary Doctorate from the University of Winnipeg and, in 2011, he received an Honorary Doctor of Laws from the University of Manitoba. Mr. Doer is a trustee of the Desmarais Family Residuary Trust.
Gregory J. Fleming
Gregory J. Fleming is the Chief Executive Officer of Rockefeller Capital Management, a role he has held since the firm, formerly known as Rockefeller & Co., launched in March 2018. He is also a member of the Board of Directors. Prior to leading Rockefeller Capital Management, Mr. Fleming was the President of Morgan Stanley Wealth Management and Morgan Stanley Investment Management. Before joining Morgan Stanley in 2010, Mr. Fleming served as President and Chief Operating Officer of Merrill Lynch from 2007 to 2009, and previously ran Merrill Lynch’s Global Investment Banking business. Mr. Fleming joined Merrill Lynch as an investment banker in 1992. Mr. Fleming had also been a principal at Booz Allen Hamilton. Mr. Fleming is a member of the Board of Directors of BlackRock, Inc., is a member of the Trustee Advisory Board at Millenium Management, LLC and a Director on the board of Putnam. He is also a member of Board of Advisors for the Yale Law School Center for the Study of Corporate Law, a member of the Council on Foreign Relations, a member of the Economic Club of New York; a member of the Board of Trustees at Deerfield Academy, and an advisory member of the Turn2 Foundation. He frequently serves as a Visiting Lecturer in Law at Yale Law School. He is a Phi Beta Kappa, summa cum laude graduate in economics from Colgate University and received his J.D. from Yale Law School. Mr. Fleming was also a director of Putnam through December, 2023. Mr. Fleming is a trustee of the Desmarais Family Residuary Trust.
Claude Généreux
Mr. Généreux is Executive Vice-President of Power Corporation, a position he has held since 2015. He was Executive Vice-President of Power Financial from 2015 until 2020. He is Senior Partner Emeritus of McKinsey & Company (“McKinsey”), a global management consulting firm. During his 28 years at McKinsey, Mr. Généreux focused on serving leading global companies in financial services, resources and energy. He held various leadership positions including Global Sector Leadership in energy, Office Leadership in Montreal, Global Personal Committees for partner election and evaluation, and Global Recruiting for Advanced University Degrees candidates. He has been posted in Montreal, Paris, Toronto and Stockholm. Mr. Généreux is a director of Lifeco and CLAC, and a former director of Putnam through December, 2023. He is also a director of IGM, IG Wealth Management, Mackenzie and Group Bruxelles Lambert. Mr. Généreux is Governor Emeritus of the Board of Governors at McGill University, on which he served between 2010 and 2023. He is a Board member of Alto (VIA HFR-VIA TGF Inc.), the Sauvé Foundation and the Rhodes Scholarships in Canada. Mr. Généreux has received the Queen Elizabeth II Golden Jubilee Medal for outstanding and exemplary contributions to his community. He graduated from McGill University and Oxford University, where he studied as a Rhodes Scholar.
David Harney
Mr. Harney is President and Chief Executive Officer of Lifeco and CLAC, positions he has held since July 2025. Prior to this, he served as President and Chief Executive Officer, Europe from February 2020 to June 2025, with additional oversight for Capital and Risk Solutions from February 2024. He also acted as Interim Global Chief Investment Officer from December 2024 to June 2025. Previously, he held the role of Chief Executive Officer of Irish Life Group. He joined Irish Life in 1986 and held a number of senior roles over that time including Director of Finance, Director of Marketing, Director of Sales and Managing Director of Irish Life’s Corporate Business. Mr. Harney holds an MSc. in Financial Mathematics from Dublin City University and is a Fellow of the Society of Actuaries in Ireland.
Jake P. Lawrence

Mr. Lawrence is Executive Vice-President and Chief Financial Officer of Power and Power Financial, positions he has held since March, 2024. He has over 20 years of global experience spanning finance, treasury, capital markets and risk management. During his 22-year career at The Bank of Nova Scotia, he held progressively senior leadership roles in Canada and the United States, including Chief Executive Officer and Group Head, Global Banking and Markets from 2021 to March 2024, where he led the bank’s global corporate and investment banking business, Co-Group Head, Global Banking and Markets from 2018 to 2020 and Executive Vice-President and Head, Global Banking and Markets U.S. from 2016 to 2018. He is also a director of Lifeco, CLAC, IGM, IG Wealth Management, Mackenzie, Wealthsimple Financial Corp. and Sagard Holdings Management Inc. He also serves as a director of St. Michael’s Hospital Foundation and previously served as Chair of the Canadian Advisory Board for Right to Play. He was a member of the Advisory Council for Women in Capital Markets and served as Chair of the Ontario Housing Affordability Task Force. He holds an Honours Bachelor of Arts degree from Lakehead University and a Master of Business Administration degree from Wilfrid Laurier University.
Alain Louvel
After receiving an MBA from Columbia University, and a masters in Economics and Political Sciences from the Paris University, Mr. Louvel began his professional career in 1970 as an advisor to the Department of Industry and Trade of the Quebec Government. In 1972, he joined Bank Paribas (“Paribas”) and for the next 33 years held various executive positions with Paribas in France, Canada and the United States. He completed his banking career as the Head of Risk Management for the Americas of BNP Paribas, with overall responsibilities over credit, market, counterparty and operational risk. Mr. Louvel serves as a Director of Mountain Asset Management and was a former director of Putnam through December 2023. He is also an Honorary Trustee of the French Institute Alliance Francaise and a French Foreign Trade Counselor. Mr. Louvel is a permanent resident of the United States with dual French and United States citizenship.
Paula B. Madoff
Ms. Madoff, Corporate Director, is an Advisor to The Goldman Sachs Group, a global investment banking, securities and investment management firm. Over her 30-year tenure at Goldman Sachs she was a Partner in the Global Markets Division and held additional leadership positions including Co-Chair of the Retirement Committee overseeing 401k and pension plan assets, Chief Executive Officer of Goldman Sachs Mitsui Marine Derivatives Products, L.P., and was a member of its Securities Division Operating Committee, Firmwide New Activity Committee, GS Bank USA Client and Business Standards Committee, and Counterparty Risk Committee. She brings experience in global markets, risk management and capital markets activities. Ms. Madoff is a director of Power Corporation, Lifeco and CLAC, and a former director of Putnam through December, 2023. She also serves as a director of Tradeweb Markets Inc., KKR Real Estate Finance Trust Inc., Beacon Platform Inc., Santander Holdings USA, Inc. and Santander Bank, N.A. Ms. Madoff previously served as a director of Motive Capital Corp I and II, and ICE Benchmark Administration, where she was also Chair of the ICE LIBOR Oversight Committee. Ms. Madoff is the President of the Harvard Business School Alumni Board, a member of the Harvard Kennedy School of Women and Public Policy Women’s Leadership Board and a David Rockefeller Fellow. She received a Master’s degree in Business Administration from Harvard Business School and a Bachelor of Arts degree in Economics from Lafayette College.
Edmund F. Murphy III

Mr. Murphy is President and Chief Executive Officer of the Company, a leading provider of financial services for consumers including retirement services, wealth management, advice and asset management. He is a strategic advisor to Diagram Ventures. Mr. Murphy brings 30 years of broad leadership experience to his role. He was appointed as the inaugural President of Empower upon its formation in 2014 and has led the organization through a period of strong and sustained growth, positioning the firm as the go-to provider of financial services for more than 17 million investors. Under his leadership, Empower has grown into a national leader serving working Americans across all sectors of the U.S. Economy and across the spectrum of wealth segments. Empower has completed several strategic acquisitions, including the retirement businesses of J.P. Morgan, Prudential, MassMutual, Truist Bank and Fifth Third Bank. In 2020, Empower acquired Personal Capital Corporation, a registered investment adviser and wealth manager. Empower has assets under administration of more than $2 trillion and serves some 89,000 corporate, government and not-for-profit plans. A much sought-after thought leader as an advocate for investors and the defined contribution system, Mr. Murphy is regarded as a driving force for industry innovation and public policy reform. Mr. Murphy meets regularly with policymakers in Washington, D.C. and has testified before Congress, the Department of Labor, the Treasury Department and the Internal Revenue Service. He speaks and writes on financial topics ranging from retirement issues and public policy to investment advice and lifetime income strategies. He has been interviewed by CNBC, Bloomberg News, Market Watch, The Wall Street Journal, Barron’s, The Financial Times and many other media outlets. Before his appointment as Chief Executive Officer of Empower, Mr. Murphy served as Managing Director at Putnam and was a member of the firm’s operating committee. Prior to Putnam, Mr. Murphy held executive leadership roles at Fidelity Investments in its institutional, private equity and retail businesses. During his time at Fidelity Investments he also served as CEO of Veritude, LLC and as a board member of several Fidelity-owned businesses. He spent the early portion of his career at Merrill Lynch. Mr. Murphy is a board member of the Employee Benefit Research Institute, Boston College Wall Street Council, Colorado Inclusive Economy, and the American Enterprise Institute National Council and a member of the Wall Street Journal CEO Council. He is active in supporting numerous not-for-profit and charitable causes, including service to Boston College through the Board of Regents, the board of Cristo Rey High School in Boston, and as a board member of The Ireland Funds and the Dana-Farber Cancer Institute. Mr. Murphy is a former board member of the New England Council and past Trustee of Emmanuel College in Boston. and Cristo Rey High School in Boston, where he serves on the board. Mr. Murphy holds a bachelor’s degree from Boston College and is a graduate of the General Manager Program at Harvard Business School.
R. Jeffrey Orr
Mr. Orr has been Chair of the Boards of Lifeco and CLAC since May, 2013, of the Company since July, 2013. He is also President and Chief Executive Officer of Power Corporation and Power Financial, positions he has held since February, 2020 and May, 2005 respectively. Effective July 1, 2026, Mr. Orr has been appointed Vice-Chair of Power Corporation and will retire as President and Chief Executive Officer. From May, 2001 until May, 2005, Mr. Orr was President and Chief Executive Officer of IGM. Prior to joining IGM, he was Chairman and Chief Executive Officer of BMO Nesbitt Burns Inc. and Vice-Chairman, Investment Banking Group, Bank of Montreal. Mr. Orr is a director of CLAC and PanAgora Asset Management, Inc. He is also a director and Chair of IGM, IG Wealth Management and Mackenzie, and a director of Power Corporation and Power Financial. He previously served as a director of Putnam through December, 2023. Mr. Orr is active in a number of community and business organizations.
James P. O’Sullivan
Mr. O’Sullivan is President and Chief Executive Officer of IGM, a position he has held since September, 2020. Effective July 1, 2026, Mr. O’Sullivan will be appointed as President and Chief Executive Officer of Power Corporation and will cease to be President and Chief Executive Officer of IGM. Previously, he held various positions with The Bank of Nova Scotia, including Strategic Advisor from June, 2019 to December, 2019, and Group Head, Canadian Banking from June, 2015 to June, 2019. Over his 29-year career at The Bank of Nova Scotia, Mr. O’Sullivan also held leadership roles in the Investment Banking, Mergers & Acquisitions, Personal & Commercial Banking, and Insurance areas of the company. He is currently a director of Lifeco, CLAC, IGM, IG Wealth Management, Mackenzie, Wealthsimple Financial Corp., Northleaf Capital Group Ltd. and Rockefeller Capital Management General Partner L.L.C. Mr. O’Sullivan is currently a member of the Regimental Senate, 48th Highlanders of Canada. He holds joint Juris Doctor and Master of Business Administration degrees from Osgoode Hall Law School and Schulich School of Business at York University, as well as a Specialized Honours Bachelor of Arts degree in Mathematics from York University.
Robert L. Reynolds

Mr. Reynolds served as President and Chief Executive Officer of the Company from May 2014 through January 2019. He served as President and Chief Executive Officer of Putnam from 2008 through December 2023. Mr. Reynolds is Chair of Great-West Lifeco U.S. LLC and has been an institutional and retail financial services leader for over 30 years. In addition, he serves as President of the Putnam Funds and Chairman of the Board of PanAgora Asset Management, Inc. Previously, Mr. Reynolds was President and Chief Executive Officer of Putnam, where he revitalized the company through strong, sustained investment performance, new products designed for current market challenges, and thought leadership on the future of retirement and workplace savings. He wrote the best-selling book, “From Here to Security”, on the U.S. retirement system while at Putnam.
Prior to joining Putnam in 2008, he was Vice Chairman and Chief Operating Officer of Fidelity Investments.
Mr. Reynolds' accomplishments have earned multiple industry honors over time. He was named Fund Leader of the Year at the Mutual Fund Industry Awards in 2010 for the strategic improvements he initiated at Putnam. The following year Putnam was honored as Retirement Leader of the Year for initiatives and innovative solutions in the workplace savings arena spearheaded by Mr. Reynolds. He has also received a Lifetime Achievement Award from PLANSPONSOR magazine for popularizing employer-sponsored 401(k) plans and a Lifetime Achievement Award from With Intelligence for his contributions to the Mutual Fund Industry.
Mr. Reynolds serves as a director on several not-for-profit boards, including the Dana-Farber Cancer Institute, the Massachusetts General Brigham President’s Board of Advisors, and the U.S. Ski & Snowboard Foundation. Additionally, he serves on the Board of the Ireland Fund and is the National Council Co-Chair of the American Enterprise Institute. Mr. Reynolds is a member of the U.S. Chamber of Commerce, Center for Capital Markets Competitiveness; ex-Chair and member of the Board of the Massachusetts High Technology Council; ex-Chairman and member of the Massachusetts Competitive Partnership; member of the Board of Governors of West Virginia University; and Board Emeritus of the Greater Boston Chamber of Commerce.
Mr. Reynolds earned a B.S. in Business Administration, Finance, from West Virginia University, where he also received an Honorary Doctorate in Business Administration and a Distinguished Alumni Award. In addition, Mr. Reynolds is a recipient of the Boston College President’s Medal of Excellence, an honorary Doctor of Commercial Science degree from Bentley University, and the Manhattan College De La Salle Medal.
T. Timothy Ryan, Jr.
Mr. Ryan, Corporate Director, served as Head of NA Institutions s at JPMorgan Chase & Co. (“JPMorgan”), a global financial services firm, from 1993 to 2008 and Vice Chairman of Global Regulatory Policy at JPMorgan from January to October 2014. Prior to joining JPMorgan, Mr. Ryan was President and Chief Executive Officer of the Securities Industry and Financial Markets Association from 2008 to 2013. He is a director of Lifeco, CLAC, Power Corporation and Power Financial, and a former director of Putnam through December, 2023. Mr. Ryan is also non-executive Chairman of the Board of Directors of Santander Holdings USA, Inc., Santander Bank, N.A. and Banco Santander International. He previously served as a Director of Markit Ltd. and Lloyds Banking Group plc and Koram Bank in Seoul, South Korea. He was a private sector member of the Global Markets Advisory Committee for the National Intelligence Council from 2007 to 2011. Mr. Ryan is a graduate of Villanova University and the American University Law School and was an officer in the US Army from 1967 to 1970.
Jerome J. Selitto
Mr. Selitto is a leader in the financial services industry. He co-founded and served as the President, and now Senior Advisor and Director, of Better Mortgage Corporation (Better), a technology focused mortgage lender in New York. Prior to joining Better in 2015, he served as President and CEO of PHH Corporation, the nation’s 4th largest mortgage lender. Mr. Selitto was a co-founder of Amerin Guaranty, an innovative mortgage insurer, now part of Radian Guaranty. He then founded DeepGreen Financial, which developed the first fully automated home equity origination and servicing platform. Mr. Selitto spent the earlier part of his career heading structured finance on Wall Street, both at major investment and commercial banks. Mr. Selitto is a former director of Lifeco, and CLAC through May, 2020, and a former director of Putnam through December, 2023.
Dhvani D. Shah

Ms. Shah is President and Chief Investment Officer at Third Lake Capital, LLC, a single-family office that provides investment advisory and administrative services, a position she has held since May 2025. She previously served as Group Vice President and Chief Investment Officer of JM Family Enterprises, Inc. from December 2020 to May 2025. Between December 2011 and December 2020, she served as Chief Investment Officer of the Illinois Municipal Retirement Fund, and, prior to that, she worked at the New York State Teachers’ Retirement System, Bank of America and the Northwestern University Investment Office. Ms. Shah is a director of CLAC and Lifeco. She is a member of The Robert Toigo Foundation Board, the Pension Real Estate Association Foundation Board and the Investment Advisory Comittee for the NYSTRS. She previously served as a member of the Pension Real Estate Association Board. Ms. Shah received a Bachelor’s Degree in Business Administration, Magna Cum Laude, from Loyola University and a Master’s Degree in Business Administration from The University of Chicago Booth School of Business. She is a member of the CFA Institute and the CFA Society Chicago.
Brian E. Walsh
Mr. Walsh is a Principal and Senior Advisor at Titan Advisors LLC (“Titan”), an asset management firm. From July, 2015 to March, 2023, he was Principal and Chief Strategist at Titan. Prior to that, Mr. Walsh was Chairman and Chief Investment Officer of Saguenay Strathmore Capital, LLC, a money management and investment advisory company, a position that he held from September, 2011 to June, 2015. He was previously Managing Partner of Saguenay Capital, LLC from January, 2001 to September, 2011. Mr. Walsh has over 30 years of investment banking, international capital markets and investment management experience. He had a long career at Bankers Trust culminating in his appointment as Co-head of Global Investment Banking and as a member of the Management Committee. Mr. Walsh is a Director of Lifeco, CLAC and Sagard Holdings Management Inc., and a former director of Putnam through December, 2023. He also serves on the International Advisory Board of École des Hautes Études Commerciales of Montréal. Mr. Walsh holds a Master’s in Business Administration and Bachelor of Arts degree from Queen’s University.

Compensation of Company Directors for 2025
1. Table
The Company compensates Directors who are not also Directors of Lifeco or Canada Life (“Company Directors”). The following sets out compensation earned in 2025 by the Company Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
P. Desmarais, III(4)	102,382	—	118	102,500
G.J. Fleming	102,382	87,500	118	190,000
A. Louvel	164,882	87,500	118	252,500
E.F. Murphy III	102,382	87,500	118	190,000
R.L. Reynolds	87,382	87,500	118	175,000
J.J. Selitto	109,882	—	118	110,000
(1) .Messrs. Fleming, Louvel, Murphy, Reynolds and Selitto elected to receive this portion of their compensation for serving as directors in cash.
(2) For Messrs. Fleming, Louvel, Murphy, Reynolds and Selitto, these amounts represent the value of Deferred Share Units granted under the mandatory component of the DSUP. See the Narrative Description of Company Director Compensation below for additional information regarding the DSUP. The value of these Deferred Share Units is the aggregate grant date fair value. As of December 31, 2025, Mr. Fleming held 36,199 Deferred Share Units, Mr. Louvel held 74,026 Deferred Share Units, Mr. Murphy held 25,034 Deferred Share Units, Mr. Reynolds held 43,055 Deferred Share Units and Mr. Selitto held 60,016 Deferred Share Units.
(3) These amounts are life insurance premiums paid under the Great-West Life Director’s Group Life Insurance Plan. Payments are made in Canadian dollars and have been translated to U.S. dollars at 1.00USD/1.39CAD for 2025 (the “Conversion Rate”).
(4) Mr. Desmarais receives director’s fees paid in cash from the Company, however, Lifeco retains the liability for his DSUP compensation.

2.Narrative Description of Company Director Compensation
The Company pays Company Directors who are not also directors of Great-West Lifeco Inc. an annual retainer fee of $175,000. In addition, Company Directors receive annual retainer fees for serving as a member or the chairperson of certain committees of the Board. The following tables show the additional annual retainer fees paid for service on committees:
The following sums are paid per annum to the Chairperson of each of the following committees:

Audit	$20,000
Human Resources(1)	$20,000
Investment	$20,000
Risk	$20,000
Conduct Review	$7,500
Nominating	$7,500
The following sums are paid per annum to members of each of the following committees:

Audit	$20,000
Conduct Review	$7,500
Nominating	$7,500
Human Resources(1)	$15,000
Investment	$15,000
Risk	$15,000
Equity Investment Sub	$7,500
(1)The Human Resources Committee is a committee of the Company’s indirect wholly-owned subsidiary, Empower Retirement. As described below in “Executive Officer Compensation”, the Human Resources Committee remains responsible for determining the compensation of the executive officers of the Company. All compensation paid to the members of the Human Resources Committee both prior to and after the transition is reported herein.
In order to promote greater alignment of interests between the Company Directors and shareholders, the Company has implemented a Director Deferred Share Unit Plan, or DSUP, pursuant to which Company Directors are required to receive $87,500 of their annual retainer fee in Deferred Share Units. Under the voluntary portion of the DSUP, each Company Director may elect to receive the balance of his or her annual retainer, as well as committee retainer fees, entirely in form the of Deferred Share Units, entirely in cash, or equally in cash and Deferred Share Units.
Under both the mandatory and voluntary components of the DSUP, the number of Deferred Share Units granted is determined by dividing the amount of remuneration payable to the Company Director by the volume-weighted average Canadian dollar trading price per Lifeco common share on the Toronto Stock Exchange for the last five trading days of the fiscal quarter (such volume-weighted average trading price being the “value of a Deferred Share Unit”) prior to the award grant date. Directors receive additional Deferred Share Units in respect of dividends payable on the Lifeco common shares based on the value of a Deferred Share Unit at that time. Deferred Share Units are redeemable at the time that an individual ceases to be a Director by a lump sum cash payment, based on the value of the Deferred Share Units on the date of redemption.
Identification of Executive Officers

Executive	Age	Officer from	Principal Occupation(s) for Last Five Years
Edmund F. Murphy III President and Chief Executive Officer	64	2014	President and Chief Executive Officer of the Company
Christine M. Moritz Executive Vice President and Chief Financial Officer	50	2016	Executive Vice President and Chief Financial Officer of the Company as of June of 2023; previously Senior Vice President and Chief Financial Officer, Empower
Richard H. Linton Jr. President and Chief Operating Officer	58	2016	President and Chief Operating Officer
Carol E. Waddell President, Empower Personal Wealth	59	2014	President, Empower Personal Wealth as of January 2023; previously Executive Vice President, Retirement Solutions
Carol J. Kline Executive Vice President and Chief Information Officer	52	2019	Executive Vice President and Chief Information Officer as of February 2022, Chief Information Officer since October 2019
Unless otherwise indicated, all of the executive officers have been engaged for not less than five years in their present principal occupations or in another executive capacity with the companies or firms identified.
The appointments of executive officers are confirmed annually.
Code of Ethics

The Company has adopted a Code of Conduct (the “Code”) that is applicable to its senior financial officers, as well as to other officers and employees. All of the items identified as elements of a “code of ethics” as defined in SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002 are substantively covered by the Code. A copy of the Code is available without charge upon written request to Empower Annuity Insurance Company of America, ATTN: Chief Compliance Officer, 8525 East Orchard Road, Greenwood Village, Colorado 80111.
Executive Officer Compensation
Compensation Discussion and Analysis
1. Overview and Objectives of the Company’s Executive Compensation Program
This section provides an overview and describes the objectives of the Company’s compensation program for executives, including the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of the Company during 2025 (the “Named Executive Officers”).
The executive compensation program adopted by the Company and applied to the Named Executive Officers has been designed to:
• support the Company’s objective of generating value for shareholders and policyholders over the long term;
• attract, retain and reward qualified and experienced executives who will contribute to the success of the Company;
• motivate executive officers to meet annual corporate, divisional, and individual performance goals;
• promote the achievement of goals in a manner consistent with the Company’s Code of Conduct; and
• align with regulatory requirements.
More specifically, the executive compensation program rewards:
• excellence in developing and executing strategies that will produce significant value for shareholders and policyholders over the long term;
• management vision and an entrepreneurial approach;
• quality of decision-making;
• strength of leadership;
• record of performance over the long term; and
• initiating and implementing transactions and activities that create shareholder and policyholder value.
All of the Named Executive Officers are employees of Empower Retirement and receive their compensation from Empower Retirement. The Human Resources Committee of the Board of Directors of Empower Retirement (the “Human Resources Committee”) operates under a charter and is responsible for overseeing the executive compensation program. The Human Resources Committee recognizes the importance of executive compensation decisions and is committed to awarding compensation that reflects leadership’s ability to deliver on the Company’s strategic goals and to drive strong performance and sustainable value for shareholders and policyholders.
In designing and administering the individual elements of the executive compensation program, the Human Resources Committee strives to balance short-term and long-term incentive objectives and to apply prudent judgment in establishing performance criteria, evaluating performance, and determining actual incentive awards. The total compensation of each Named Executive Officer is reviewed by the Human Resources Committee from time to time for market competitiveness, and reflects each Named Executive Officer’s job responsibilities, experience and performance.
The executive compensation programs consist of four primary components:
• base salary;
• annual incentive bonus;
• share units; and
• retirement benefits.
The primary role of each of these components is presented in the table below:

Base Salary	Reflect skills, competencies, experience and performance of the Named Executive Officers
Annual Incentive Bonus	Reflect performance for the year
Share Units	More closely align the longer-term interests of the Named Executive Officers with the interests of the Company ownership
Retirement Benefits	Provide for appropriate replacement income upon retirement based on years of service with the Company
Base salary, annual incentive bonus, share units and retirement benefits for the Named Executive Officers are determined by the Human Resources Committee.
The President and Chief Executive Officer, while not a member of the Human Resources Committee, participates in the compensation setting process for our other executive officers, including some of the other Named Executive Officers, by evaluating individual performance, establishing individual performance targets and objectives, and recommending salary levels for such other executive officers.
2. Base Salary
Base salaries for the Named Executive Officers are set annually, taking into account the individual’s job responsibilities, skills, competencies, experience and performance, as well as market conditions. In addition, salaries may also take into consideration market data gathered by Empower Retirement or by external compensation consultants. Empower Retirement gathers market data in relation to the U.S. financial services industry, including data from the public disclosures of Empower Retirement’s peer companies, which is used to benchmark target compensation for the Named Executive Officers.
3. Bonuses
(a) Annual Incentive Bonus Plan
To relate the compensation of the Named Executive Officers to the performance of Empower, an annual incentive bonus plan (the “Annual Incentive Bonus Plan”) is provided. Target objectives are set annually and may include earnings, expense or sales targets of Empower and/or a business unit of Empower or specific individual objectives related to strategic initiatives.
See the tables presented below for information on the participation of the Named Executive Officers in the Annual Incentive Bonus Plan and a further description of the terms of the Annual Incentive Bonus Plan.
(b) Special Bonuses
From time to time, special bonuses may be provided related to significant projects such as acquisitions or dispositions or for sign-on or retention purposes.
4. Share Units
To provide a longer-term component to the executive compensation program, the Named Executive Officers participate in the Unit Plan for Senior Executives of Empower Retirement (the “Executive Share Unit Plan”).
The Human Resources Committee is responsible for the granting of share units to participants under the Executive Share Unit Plan. Share Units are not granted based on the timing of the disclosure of non-public material information with respect to Lifeco or the Company.
The Human Resources Committee typically considers and approves grants under the Executive Share Unit Plan on an annual basis. Officers’ base salaries and career levels are taken into account when new share unit grants are considered, as well as past performance and expectations regarding future contributions to the organization. The granting of share units is subject to the terms and conditions contained in the Executive Share Unit Plan and any additional terms and conditions fixed by the Human Resources Committee at the time of the grant.
See the tables presented below for information on the participation of the Named Executive Officers in the Executive Share Unit Plan and a further description of the terms of the Executive Share Unit Plan.
5. Retirement Benefits
4 01(k) Plan

All employees, including the Named Executive Officers, may participate in Empower’s qualified defined contribution 401(k) Plan (the “401(k) Plan”). In 2024, employees who participate in the 401(k) Plan may make contributions of between 1% and 90% of base salary and annual bonus (collectively “Eligible Pay”), subject to applicable IRS limits. All new employees are automatically enrolled in the 401(k) Plan at a 3% contribution rate, increased 1% each year up to a maximum 12% contribution rate, unless the employee elects out or elects a different contribution rate. Empower’s matching contribution is 100% of the first 6% of Eligible Pay for all employees. Annually and at the discretion of the Human Resources Committee, Empower may also make a non-elective contribution to the 401(k) accounts of all employees as a uniform percentage of each employee’s eligible base pay.
Participants’ contributions to the 401(k) Plan are always fully vested. Company matching contributions vest immediately for employees hired prior to April 1, 2023. For all others, matching contributions vest upon one-year of service and non-elective contributions vest upon three-years of service.
The 401(k) Plan offers a variety of investment options, including variable funds, collective funds, a stable value fund, Lifeco common shares (company matching contributions only) and a self-directed investment option. Vesting of all 401(k) Plan contributions is immediate.
6. Nonqualified Deferred Compensation
To provide market competitive compensation to certain key executives, the Company also has a nonqualified deferred compensation plan (“NQDCP”). See the table presented below for information on the participation of the Named Executive Officers in this plan and a description of the terms of the plan.
Human Resources Committee Interlocks and Insider Participation
During 2025, no officer or employee served as a member of the Human Resources Committee and none of the members of the Human Resources Committee had any relationship required to be disclosed by Section 407(e)(4) of Regulation S-K.
Compensation Policies and Risk Management
The Company has evaluated its compensation policies and practices applicable to all employees and believes that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table
The following table sets out compensation earned by the Named Executive Officers during the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Edmund F. Murphy III President and Chief Executive Officer	2025	1,284,615	—	12,200,022(3)	4,125,000	280,553	17,890,190
	2024	1,200,000	1,500,000	4,199,979	3,750,000	270,915	10,920,894
	2023	1,200,000	54,496	3,599,987	2,880,000	225,753	7,960,236
Christine M. Moritz Executive Vice President and Chief Financial Officer	2025	455,385	—	430,025	786,836	52,500	1,724,746
	2024	425,385	320,000	430,009	734,822	43,733	1,953,949
	2023	390,385	16,349	224,988	544,932	31,350	1,208,003
Richard H. Linton Jr. President and Chief Operating Officer	2025	871,577	—	2,550,019	2,093,319	35,000	5,549,915
	2024	850,000	1,000,000	2,549,992	2,040,000	29,325	6,469,317
	2023	850,000	—	2,550,008	2,210,000	31,350	5,641,358
Carol J. Kline Executive Vice President and Chief Information Officer	2025	563,962	—	824,976	811,290	52,500	2,252,728
	2024	550,000	400,000	825,015	605,000	38,075	2,418,090
	2023	540,385	27,248	525,008	650,000	31,350	1,773,991
Carol E. Waddell President, Empower Personal Wealth	2025	621,154	—	1,200,000	1,196,928	52,500	3,070,582
	2024	593,846	—	1,200,006	981,164	44,212	2,819,228
	2023	560,000	38,147	1,119,985	1,092,000	31,350	2,841,482
(1) This column sets forth special bonuses paid (a) in 2024 (i) to Mr. Murphy, Ms. Moritz, Mr. Linton and Ms. Kline in relation to the integration of the Prudential business and (ii) to Ms. Moritz in relation to the successful acquisition of OptionTrax; and (b) in 2023 to Mr. Murphy, Ms. Moritz, Ms. Kline and Ms. Waddell in relation to the completion of the integration of the Personal Capital business.
(2) Unless otherwise indicated, this column sets forth the value of share units granted to each Named Executive Officer under the Executive Share Unit Plan. The amounts shown represent the aggregate grant date fair value of the awards, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized, upon vesting and payout. As described below under “Grants of Plan-Based Awards for 2025 – 3. Narrative Description of the Executive Share Unit Plan”, the final payment upon vesting is dependent on the value of Lifeco’s common stock at the time of vesting and the Company’s performance during the vesting period. For example, see “Option Exercises and Stock Vested for 2025”, which discloses the final value upon vesting of the executive share units that were granted with respect to 2022 and vested effective December 31, 2025.
(3) This amount includes a one-time special award granted to Mr. Murphy in 2025, vesting over the next five years, in recognition of his leadership impact for the continued growth of Empower.
(4) These amounts represent cash bonuses earned under the Company’s Annual Incentive Bonus Plan and paid in February of 2026.

(5) The components of 2025 other compensation reported for each of the Named Executive Officers are as follows:
(a) Mr. Murphy received (i) a 401(k) Plan employer contribution of $35,000, (ii) $190,040 in respect of directors’ fees, (iii) travel benefits of $38,013, and (iv) financial planning services of $17,500
(b) Ms. Moritz received (i) a 401(k) Plan employer contribution of $35,000 and (ii) financial planning services of $17,500.
(c) Mr. Linton received a 401(k) Plan employer contribution of $35,000.
(d) Ms. Kline received (i) a 401(k) Plan employer contribution of $35,000 and (ii) financial planning services of $17,500.
(e) Ms. Waddell received (i) a 401(k) Plan employer contribution of $35,000 and (ii) financial planning services of $17,500.

Grants of Plan-Based Awards for 2025
1. Table
The following table sets out information with respect to grants to the Named Executive Officers under the Annual Incentive Bonus Plan and the Executive Share Unit Plan.

Name	Thresholds ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)
E.F. Murphy	—	3,300,000	—	229,574
C.M. Moritz	—	684,205	—	8,092
R.H. Linton	—	1,744,433	—	47,985
C.J. Kline	—	705,469	—	15,524
C.E. Waddell	—	1,088,116	—	22,581
(1) These are Executive Share Units granted under the Executive Share Unit Plan. The grant date was March 1, 2025 for all awards. The Human Resources Committee approved the grants on January 29, 2025.
2. Narrative Description of the Annual Incentive Bonus Plan
Under the Annual Incentive Bonus Plan, a bonus pool is established if the Company meets certain earnings targets. The target bonus opportunity for individuals varies by office and is expressed as a percentage of base salary or as a flat amount. Bonus amounts are determined based on each Named Executive Officer’s performance against established objectives. Bonus amounts of greater or lesser than the established target may be awarded. For the Named Executive Officers, there is no minimum or maximum bonus amount. Annual Incentive Bonuses are paid only to Named Executive Officers who are employed with the Company at the end of the year being reported.
For 2025:
(i) Mr. Murphy had an opportunity to earn a target amount of $3,300,000 based on the Company’s financial performance and individual objectives, and an additional amount on a discretionary basis based on individual performance;
(ii) Ms. Moritz had an opportunity to earn up to 150% of base salary earned in 2025 based on the Company’s financial performance and individual objectives, and an additional amount on a discretionary basis based on individual performance;
(iii) Mr. Linton had an opportunity to earn up to 200% of base salary earned in 2025 based on the Company’s financial performance and individual objectives, and an additional amount on a discretionary basis based on individual performance;
(iv) Ms. Kline had an opportunity to earn up to 125% of base salary earned in 2025 based on the Company’s financial performance and individual objectives, and an additional amount on a discretionary basis based on individual performance; and
(v) Ms. Waddell had an opportunity to earn up to 175% of base salary earned in 2025 based on the Company’s financial performance and individual objectives, and an additional amount on a discretionary basis based on individual performance.
3. Narrative Description of the Executive Share Unit Plan
Under the Executive Share Unit Plan, notional share units (the “Executive Share Units”) may be granted to the Named Executive Officers by the Human Resources Committee. The value of an Executive Share Unit on a grant date is based on the volume-weighted average closing price of Lifeco’s common shares on the Toronto Stock Exchange for the preceding five trading days (the “Market Value”).
The number of Executive Share Units granted is based on each Named Executive Officer’s long-term incentive target, which is derived from the Named Executive Officer’s base salary. Individual grants also take into account the Named Executive Officer’s past performance and expected future impact on the organization’s performance. Each grant of Executive Share Units has a vesting period determined by the Human Resources Committee (typically three calendar years, but in some cases five calendar years) during which certain conditions (including continued employment) must be satisfied. The number of Executive Share Units held by a Named Executive Officer increases during the vesting period based on any dividends declared on Lifeco’s common shares.

Subject to satisfaction of the vesting conditions, the Executive Share Units generally vest and become payable in cash at the end of the vesting period. Executive Share Units may vest earlier, in full or in part, upon death, disability or following normal retirement age, as specified in the plan document and individual award agreements. Upon vesting, the final number of vested Executive Share Units is adjusted up or down based on a performance factor that is designed to measure the performance of Empower Retirement during the vesting period. The value of each vested Executive Share Unit is determined from the Market Value of Lifeco’s common shares as of the end of the vesting period, except in the case of an earlier payout upon death. Unless otherwise specified by the Human Resources Committee in the award agreement, Named Executive Officers may elect to defer the payment of all or a portion of Executive Share Units granted in 2025 if certain requirements are met. Such an election must defer payment by either five or ten years from the original payment date.
4. Narrative Description of the Lifeco Stock Option Plan
The Company’s participation in the Lifeco Stock Option Plan was discontinued following the 2019 fiscal year and no options were granted to any Named Executive Officer of the Company in 2025. However, several of the Named Executive Officers hold vested and unvested options granted under the Lifeco Stock Option Plan, as described in the Outstanding Equity Awards at 2025 Fiscal Year End table below.
Options are generally granted in multi-year allotments. Options granted prior to 2019 become exercisable at the rate of twenty percent (20%) per year commencing one year after the date of the grant. For options granted in 2019 and thereafter, fifty percent (50%) of the options become exercisable three years from the date of grant, and the remaining fifty percent (50%) become exercisable four years from the date of grant.
Options generally expire ten years after the date of the grant, except that if options would otherwise expire during a blackout period or within ten business days of the end of a blackout period, the expiry date for the options is extended to the tenth business day after the expiry date of the blackout period.
In the event of the death of a participant or the termination of a participant’s employment, then the period within which the options may be exercised is generally reduced depending on the circumstances surrounding the death or termination of employment. Options are not assignable by participants otherwise than by will or pursuant to the laws of succession. Lifeco does not provide any financial assistance to participants to facilitate the purchase of common shares under the Lifeco Stock Option Plan. Subject to any regulatory or shareholder approval required by law, the Lifeco Board of Directors may amend the Lifeco Stock Option Plan or the terms of a grant.

Outstanding Equity Awards at 2025 Fiscal Year End
The following table sets out Lifeco options held by the Named Executive Officers under the Lifeco Stock Option Plan, and Executive Share Units held by the Named Executive Officers under the Executive Share Unit Plan, as of December 31, 2025.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
E.F. Murphy	75,400	—	26.38	February 28, 2027	107,825(2)	7,298,682
	83,900	—	24.48	February 28, 2028	82,508(4)	5,584,997
					157,158(4)	10,638,022
C.M. Moritz	8,805	—	24.81	February 28, 2026	11,040(2)	747,266
	7,900	—	26.38	February 28, 2027	8,448(3)	571,827
	9,100	—	24.48	February 28, 2028
	10,800	—	21.67	February 28, 2029
R.H. Linton	—	—	—	—	65,465(2)	4,431,351
	—	—	—	—	50,094(3)	3,390,896
C.J. Kline	—	—	—	—	21,180(2)	1,433,702
	—	—	—	—	16,206(3)	1,097,015
C.E. Waddell	9,400	—	26.38	February 28, 2027	30,807(2)	2,085,359
	10,500	—	24.48	February 28, 2028	23,574(3)	1,595,703
	13,300	—	21.67	February 28, 2029
(1) Lifeco options are issued with an exercise price in Canadian dollars, which have been translated to U.S. dollars at the Conversion Rate.
(2) These Executive Share Unit grants vest on February 28, 2027.
(3) These Executive Share Unit grants vest on February 28, 2028.
(4) These Executive Share Unit grants vest on February 28, 2030.
(5) The market value of Executive Share Units held as of December 31, 2025 is based on the year-end closing price of Lifeco common shares on the Toronto Stock Exchange.
Option Exercises and Stock Vested for 2025
The following table sets out Lifeco options exercised by and Executive Share Units vested for the Named Executive Officers in 2025.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E.F. Murphy	185,800	2,813,285	275,031	18,569,468
C.M. Moritz	9,395	145,120	17,189	1,160,533
R.H. Linton	—	—	194,815	13,153,460
C.J. Kline	—	—	40,109	2,708,099
C.E. Waddell	19,700	380,936	85,564	5,777,113
Nonqualified Deferred Compensation for 2025
1. Table
The following table sets out information with respect to the participation of the Named Executive Officers in the NQDCP.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
C.J. Kline	NQDCP	—	220,749	—	1,445,817
C.E. Waddell	NQDCP	160,232	71,433	—	557,734
(1)Amounts contributed are included in the Salary column of the Summary Compensation Table.
2. Narrative Description of the NQDCP
All officers and certain senior employees of the Company, and others at the discretion of the Company, are eligible to participate in the NQDCP. A participant in the NQDCP may defer between 1% and 90% of their base salary (including sales related compensation) and bonus.
Under the NQDCP, participants specify one or more investment preferences in which deferrals are deemed to be invested. Participant accounts are adjusted for interest, earnings or losses equal to the actual results of the deemed investment(s). Amounts deferred under the NQDCP and the earnings from the plan are distributed to a participant upon termination of employment, if not distributed earlier. Amounts distributed under the plans are generally paid in either a lump sum or installments over three, five, 10 or 15 years at the election of the participant.
Following a change in control of the Company, the Board of Directors may terminate the plan in its discretion and pay all amounts due under the plan to participants. Certain payments following termination of employment or after a change in control may be delayed to comply with requirements under the Internal Revenue Code.
CEO Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee.
For 2025, the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $17,890,190 and the annual total compensation of our median employee was $113,673. Based on this information, we reasonably estimate that, for 2025, our CEO’s annual total compensation was approximately 157 times that of our median employee’s annual total compensation.
We determined our median employee by using target total compensation, which includes base salary, target annual cash incentive, target sales incentive and target long-term incentive, where applicable, as our consistently applied compensation measure. We applied this measure to the employee population of the Company and its controlled subsidiaries as of December 31, 2025, the last day of our fiscal 2025. We excluded all of our non-U.S. employees in Canada, Guam, Puerto Rico and Philippines (who represent less than 5% of our entire work force) as permitted under the applicable SEC de minimis rule. We also excluded 15 employees that receive compensation from one of the Company’s subsidiaries on behalf of a foreign affiliate but do not provide services to the Company or its subsidiaries. We calculated the median employee’s 2025 annual total compensation using the same methodology that is used to calculate our CEO’s annual total compensation in the Summary Compensation Table.
The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies, which may have employed other permitted methodologies or assumptions.
Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
Set forth below is certain information, as of January 1, 2026, concerning beneficial ownership of the voting securities of the Company by entities and persons who beneficially own more than 5% of the voting securities of the Company. The determinations of “beneficial ownership” of voting securities are based upon Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This rule provides that securities will be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, (1) the power to vote or to direct the voting of securities and/or the power to dispose or to direct the disposition of the securities or (2) the right to acquire any such power within 60 days after the date such “beneficial ownership” is determined.

1. 100% of the Company’s 22,648,560 outstanding common shares are owned by Empower Holdings, LLC, 8515 East Orchard Road, Greenwood Village, Colorado 80111.
2. 100% of the outstanding common shares of Empower Holdings, LLC are owned by Great-West Lifeco U.S. LLC, 8515 East Orchard Road, Greenwood Village, Colorado 80111.
3. 100% of the outstanding common shares of Great-West Lifeco U.S. LLC are owned by Great-West Financial (Nova Scotia) Co., 600-1741 Lower Water Street, Halifax, Nova Scotia, Canada B3J 0J2.
4. 100% of the outstanding common shares of Great-West Financial (Nova Scotia) Co. are owned by Great-West Lifeco Inc., 100 Osborne Street North, Winnipeg, Manitoba, Canada R3C 1V3.
5. 71.14% of the outstanding common shares of Great-West Lifeco Inc. are controlled, directly or indirectly, by Power Financial Corporation, 751 Victoria Square, Montréal, Québec, Canada H2Y 2J3, representing approximately 65% of the voting rights attached to all outstanding voting shares of Great-West Lifeco Inc.
6. 100% of the outstanding common shares of Power Financial Corporation are owned by Power Corporation of Canada, 751 Victoria Square, Montréal, Québec, Canada H2Y 2J3.
7. The Desmarais Family Residuary Trust, c/o San Palo Investments Corporation, 759 Square Victoria, Suite 520, Montréal, Québec, Canada H2Y 2J7, directly and through a group of private holding companies which it controls, has voting control of Power Corporation of Canada.
As a result of the chain of ownership described in paragraphs (1) through (7) above, each of the entities and persons listed in paragraphs (1) through (7) would be considered under Rule 13d-3 of the Exchange Act to be a “beneficial owner” of 100% of the outstanding voting securities of the Company. As described above, the Company’s ultimate controlling person is the Desmarais Family Residuary Trust (the “Trust”), which controls the Company’s ultimate parent company, Power Corporation. As of December 31, 2025, the outstanding capital stock of Power Corporation consists of 580,872,092 Subordinate Voting Shares (“SVS”) carrying one vote per share and 54,860,866 Participating Preferred Shares (“PPS”) carrying 10 votes per share; hence the total voting rights are 1,129,480,752. The Trust exercises control over Pansolo Holding Inc. (“Pansolo”), which directly and indirectly owns 45,944,592 SVS and 54,715,456 PPS, entitling Pansolo to an aggregate percentage of voting rights of 593,099,152 or 52.51% of the total voting rights attached to the shares of Power Corporation.
As of December 31, 2025, under customary credit facilities of Pansolo, Pansolo has pledged 9,597,962 Participating Preferred Shares and 12,243,589 Subordinate Voting Shares of Power Corporation to certain Canadian bank lenders as security for its obligations thereunder. Immediately before and after such pledge, Pansolo directly and indirectly owned 54,715,456 Participating Preferred Shares and 45,944,592 Subordinate Voting Shares in the aggregate.
Security Ownership of Management
The following tables set out the number of equity securities and exercisable options for equity securities of the Company or any of its parents or subsidiaries, beneficially owned, as of January 1, 2026, by (i) the directors of the Company (ii) the Named Executive Officers and (iii) the directors and executive officers of the Company as a group.

Directors	Great-West Lifeco Inc.(1)	Power Corporation of Canada(2)
R. Bienfait	—	47,865
M.R. Coutu	10,000	—
A. Desmarais	350,000	15,991,444 2,579,602 options
P. Desmarais III	30,035	29,710 193,397 options
P. Desmarais	—	240
G.A. Doer	—	—
G.J. Fleming	—	—
C. Généreux	1,200	30,341 353,919 options
D. Harney	1,786	—
J.P. Lawrence	—	1,173
A. Louvel	—	—
P.B. Madoff	—	—
E.F. Murphy III	159,300 options	0
R.J. Orr	20,000	1,250,210 2,356,101 options
J.P. O’Sullivan	—	—
R.L. Reynolds	—	—
T. Timothy Ryan, Jr.	—	47,250
J.J. Selitto	—	0
D.D. Shah	—	—
B.E. Walsh	—	—

Named Executive Officers	Great-West Lifeco Inc.(1)	Power Corporation of Canada(2)
E.F. Murphy III	159,300 options	—
R.H. Linton	—	—
C.M. Moritz	5,899 36,605 options
C.J. Kline	—	—
C.E. Waddell	52,900 options	—

Directors and Executive Officers as a Group	Great-West Lifeco Inc.(1)	Power Corporation of Canada(2)
	418,920 229,105 options	17,398,233 5,483,019 options
(1) All holdings are common shares, or where indicated, exercisable options for common shares of Great-West Lifeco Inc.

(2) All holdings are subordinate voting shares, or where indicated, exercisable options for subordinate voting shares of Power Corporation of Canada.
The subordinate voting shares and exercisable options for subordinate voting shares of Power Corporation of Canada held by the directors and executive officers as a group represent 3.8% of the total number of subordinate voting shares and exercisable options for subordinate voting shares of Power Corporation of Canada outstanding.
None of the remaining holdings set out above exceeds 1% of the total number of shares and exercisable options for shares of the class outstanding.
Transactions with Related Persons, Promoters and Certain Control Persons
(a) There are no transactions to report.
(b) The Company’s Board of Directors has a Conduct Review Committee which acts pursuant to a written Charter and procedures (together, the “procedures”). Mr. Louvel and Mr. Selitto serve on the Conduct Review Committee.
The Conduct Review Committee, in accordance with the procedures, considers and approves transactions between the Company or its subsidiaries and (i) the directors and senior officers of the Company or its affiliates, including their spouses and minor children; (ii) its affiliates; and (iii) companies controlled by a director or senior officer of the Company or its affiliates, or their spouses or minor children. Control and affiliation is defined as a 10% voting interest or 25% ownership interest, but does not include subsidiaries of the Company.
Among other criteria, the Conduct Review Committee considers whether such transactions were on market terms and conditions, including interest rates and fees, as those prevailing at the time for comparable transactions with third parties. Such review also considers the Company’s established conflict of interest guidelines with respect to the transaction, as set forth in the Company’s Code.
There were no reportable related party transactions during the Registrant’s most recently completed fiscal year where the aforementioned procedures did not require review, approval or ratification or where the procedures were not followed.

Risks Associated with the Company
The following provides a description of certain material risks that could affect the Company’s business, reputation, financial condition or results of operations. These risks are not exclusive, and additional risks to which we are subject include, but are not limited to, the risks related to our businesses and products described elsewhere in this Prospectus. Many of these risks are interrelated and occur under similar business and economic conditions, and the occurrence of certain of them may in turn cause the emergence, or exacerbate the effect, of others. Such a combination could materially increase the severity of the impact on our business, liquidity, financial condition and results of operations.
The Company’s risk management policies and procedures may not be fully effective, which may leave us exposed to risks that could negatively affect the Company’s business, results, financial condition or reputation.
The Company’s risk management policies and procedures may not be fully effective and may leave us exposed to unidentified and unanticipated risks. New, emerging, or rapidly changing risks may not be detected or addressed in a timely manner. These gaps could expose the Company to unexpected adverse events that negatively impact our financial condition, results, operations or reputation.
Inadequate operational resilience in the face of adverse conditions could result in financial losses, regulatory sanctions or reputational damage.
The Company may be subject to disruptions of its operating systems or its ability to conduct business from events that are wholly or partially beyond its control such as a natural catastrophe, act of terrorism, pandemic, cyber security incidents or electrical/telecommunications outage. Operational resilience refers to the ability to embed capabilities, processes, and systems to successfully deliver its critical operations, through disruption. Operational resilience emphasizes preparation, response, recovery, learning, and adaptation by assuming disruptions, including simultaneous disruptions, will occur. Poor operational resilience in the face of adverse events could prevent the Company from carrying out important business services, with potential for lost revenue, regulatory sanctions and damage to reputation.
Macroenvironmental risks may negatively affect the Company’s results of operations and financial condition.
Global financial markets continue to experience elevated volatility, in part due to geopolitical tensions and conflicts, which the Company actively monitors. Economic and trade policies may have significant implications for the U.S., Canadian and European economies and may negatively affect the Company’s business and financial condition.

The U.S. has enacted sweeping tariff increases in 2025, affecting imports from Canada, Europe and China. These measures have led to disruptions in global trade flows, increased input costs, and reduced GDP growth forecasts across affected regions. While some temporary truces have been reached, the broader trend toward economic decoupling continues. These developments may result in higher inflation, currency volatility, and slower economic growth, which could adversely impact the Company’s financial results and capital markets exposure.
The outlook for financial markets and real estate markets over the short and medium-term remains highly uncertain and the Company actively monitors events and information globally.
Throughout 2025, commercial real estate markets in North America and Europe remained challenged, particularly the office sector. While some urban markets show signs of stabilization, vacancy rates remain elevated and fundamentals remain weak. Demand continues to be impacted by hybrid work models and cautious corporate leasing strategies, driven as well as by challenging economic and capital market conditions. Multifamily and industrial sectors have shown relative resilience, though construction cost pressures and regional oversupply are emerging concerns. Along with higher interest rates, this has resulted in valuation reductions for certain investment properties and indirectly for certain commercial mortgages reflecting the current outlook for office properties. As market conditions evolve, the Company may be required to apply further valuation reductions.
Market and Liquidity Risk
Market volatility and general economic conditions may adversely affect the Company’s results of operations and financial condition.
The risk of fluctuations in market value of the separate account assets, proprietary mutual funds, proprietary collective trusts, and external mutual funds is borne by the Company’s policyholders. Fee income for administering and/or managing these assets, however, is generally set as a percentage of those assets. Accordingly, fluctuations in the market value of these assets may result in fluctuations in revenue. On certain products, the Company offers guarantees to policyholders to protect them against the risk of adverse market performance, including guaranteed minimum death benefits and guaranteed lifetime withdrawal benefits. When equity markets decline, the Company is at a greater risk of having to pay guaranteed benefits that exceed available policyholder account balances, and will therefore have to increase its reserves for these benefits, resulting in a financial loss. While the Company does have hedging programs in place to reduce the market risk associated with these guarantees, no assurance can be provided that these programs will generate the returns that will be needed to meet policyholder obligations relating to these guarantees.
The Company manages or administers its general and separate accounts in support of cash and liquidity requirements of its insurance and investment products. The Company’s general account investment portfolio is diversified over a broad range of asset classes but consists primarily of domestic fixed income investments. The fair value of these and other general account invested assets fluctuates depending upon, among other factors, general economic and market conditions. In general, the market value of the Company’s general account fixed maturity securities portfolio is expected to increase or decrease in inverse relationship with fluctuations in interest rates.
Additionally, the Company may, from time to time, for business, regulatory, or other reasons, elect or be required to sell certain of its general account invested assets at a time when their fair values are less than their original cost, resulting in realized capital losses, which would have an adverse effect on the results of operations and financial condition.
Interest rate and credit spread fluctuations may materially adversely affect the Company’s business, results and financial position.
Interest rate and credit spread risk refers to the potential loss due to changes in future interest rates or credit spreads that affect cash flows of assets relative to liabilities as well as assets backing surplus. This risk also includes changes in the amount and timing of cash flows related to asset and liability optionality, including interest rate guarantees and book value surrender benefits in the liabilities.
A prolonged low-interest rate environment may adversely impact the Company’s earnings and capital and could impacts its business strategy. In such environments, new fixed income investments typically yield less, reducing investment income. Hedging costs may also increase, and early repayment on investments such as mortgage-backed securities, asset-backed securities, and callable bonds, could force reinvestment at lower yields, which could further reduce investment margins. Additionally, lower interest rates would increase capital requirements for guaranteed products with sensitivity to market movements (sensitivity increases as interest rates decrease). While the Company uses hedging strategies to partially offset this risk, there is no guarantee that hedging strategies will be fully effective.

On the other hand, a rapid rise in interest rates may adversely affect the Company if it needs to dispose of fixed income securities to meet contractual surrender benefits. Additionally, the value of most liquid assets and marketable securities, which are mainly fixed-income securities, would decrease when interest rates rise. This risk is most material for the Company’s general account products. A large volume of discretionary withdrawals by plan sponsors or plan participants may adversely affect the Company’s liquidity and financial position. In addition, asset and liability matching strategies may not be sufficient to fund potential exits or reinvest at prevailing rates.
External financing may be required if available internal sources of liquidity or capital are insufficient.
Liquidity risk is the potential inability of the Company to generate sufficient funds to meet its obligations as they come due. While the Company monitors its liquidity and capital position on a regular basis, it may need to seek external financing if available internal levels of liquidity or capital are insufficient. Liquidity demands include but are not limited to the payment of policyholder benefits, collateral posting as required under agreements with counterparties, the payment of operating expenses and taxes, reinsurance obligations, and the servicing of debt. Capital demands could result from the growth of new business, a change in investment strategy, an investment in systems or other infrastructure, a deterioration of capital arising from financial losses or a severe stress. The Company’s access to capital and cost of capital will depend on a variety of factors such as market conditions, the general availability of credit in financial markets, the overall availability of credit to the financial services industry, the volume of trading activities in financial markets, the Company’s credit ratings and credit capacity, and the perception of customers or lenders of the Company’s long-term or short-term financial strength. If the Company is unable to secure external financing to meet a liquidity shortfall, it may be required to sell assets or reinsure liabilities, make changes to its investment strategy, or discontinue the use of certain derivatives, which could have an adverse effect on the Company’s financial condition.
Credit Risk
A downgrade or potential downgrade in the Company’s financial strength or claims paying ratings could result in a loss of business and negatively affect results of operations and financial condition.
The Company is rated by a number of nationally recognized rating agencies. The ratings represent the opinion of the rating agencies regarding the Company’s financial strength and its ability to meet ongoing obligations to policyholders. Claims paying ability and financial strength ratings are factors in establishing the competitive position of insurers. A rating downgrade, or the potential for such a downgrade, may negatively impact new sales and adversely affect the Company’s ability to compete and thereby have a material effect on its business, results of operations, and financial condition. Such a downgrade of the Company or any of its rated insurance subsidiaries could, among other things, materially increase the number of policy surrenders and withdrawals by policyholders of cash values from their policies, adversely affecting relationships with broker-dealers, banks, agents, wholesalers, and other distributors of its products and services. This may result in cash payments requiring the Company to sell invested assets, including illiquid assets such as privately placed bonds and mortgage loans, at a price that may result in realized investment losses. These cash payments to policyholders result in a decrease in total invested assets and a decrease in net income. In addition, negative changes in the Company’s credit ratings may increase the Company’s cost of borrowing or result in borrowing being unavailable to the Company on terms that are acceptable to it.
Defaults, impairments, or downgrades in the Company’s investment portfolio may lead to realized or unrealized losses and higher asset default provisions, negatively affecting the Company’s earnings and capital position.
Adverse economic conditions or sector/company specific challenges may result in spread widening, downgrades, impairments or defaults that adversely affect the securities in our investment portfolio. Credit events could result in unrealized or realized losses in our fixed income portfolio, could increase our provision for credit losses, and may adversely impact our earnings and capital position.
Insurance Risk
Deviations from assumptions regarding future persistency, mortality, morbidity, longevity, credit experience, equity market and interest rates used in calculating liabilities for future policyholder benefits and claims could adversely affect the Company’s results of operations and financial condition.

The Company establishes and carries, as a liability, reserves based on estimates of how much it will need to pay for future benefits and claims. Future policy benefits do not represent an exact calculation of liability. Rather, future policy benefits represent an estimate of what management expects the ultimate settlement and administration of benefits will cost. These estimates, which generally involve actuarial projections, are based upon management’s assessment of facts and circumstances then known, as well as estimates of future trends in persistency (how long a contract stays with the Company), mortality, judicial theories of liability, interest rates, and other factors. These variables are affected by both internal and external events, such as changes in market and interest rate conditions, catastrophic events, inflation, judicial trends, and legislative changes. Many of these items are not directly quantifiable in advance. For example, the increased occurrence of near-zero or negative interest rates can make it difficult to model future interest rates as interest rate models have been generally calibrated in an environment of positive interest rates. As a result, these methods may be less effective in forecasting future exposures than they were historically.
The inherent uncertainties of estimating policy and contract claim liabilities are greater for certain types of liabilities, particularly those in which the various considerations affecting the type of claim are subject to change and in which long periods of time may elapse before a definitive determination of liability is made. Liability estimates including estimated premiums the Company will receive over the assumed life of the policy are continually refined in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to policy benefit liabilities are reflected in the Company’s consolidated statement of income in the period in which adjustments are determined. Because setting policy benefit liabilities is inherently uncertain, there can be no assurance that current liabilities will prove to be adequate in light of subsequent events.
Operational Risk
The insurance and financial services industries are heavily regulated and changes in regulation may reduce profitability.
The Company and certain of its subsidiaries are subject to extensive Federal and state legal and regulatory requirements in the jurisdictions in which they operate. These requirements cover most aspects of the Company’s operations including capital adequacy, privacy, cyber security, liquidity and solvency, investments, the sale and marketing of insurance and retirement plans and financial products and securities, as well as the business conduct of insurers, broker/dealers asset managers and investment advisors. Material changes in the legal or regulatory framework or the failure to comply with legal and regulatory requirements could have an adverse effect on the Company that could be material.
Federal and State regulators regularly re-examine existing laws and regulations applicable to financial and retirement services providers, insurance companies, investment advisors, broker-dealers and their products and distribution methods. Compliance with applicable laws and regulations can be time and resource intensive, and changes in these laws and regulations or in the interpretation or enforcement thereof, may materially increase direct and indirect compliance costs and other expenses of doing business, thus having an adverse effect on the Company’s results of operations and financial condition. It is not possible to predict whether future legislation or regulation adversely affecting the Company’s business will be enacted and, if enacted, the extent to which such legislation will have an effect on the Company or its competitors. Furthermore, there can be no assurance as to which of the Company’s specific products would be impacted by any such legislative or regulatory reform.
The business, operations and accounts of the Company and its key operating subsidiaries are subject to examination by the Colorado Department of Insurance and other regulators. These regulators may from time to time raise issues during examinations or audits of the Company and its subsidiaries that could have a negative impact on the Company. In addition, the National Association of Insurance Commissioners, a national regulatory coordination organization among state insurance regulators, has also prescribed Risk-Based Capital (“RBC”) rules and other financial ratios for life insurance companies. The calculations set forth in these rules are used by regulators to assess the sufficiency of an insurer’s capital and measure the risk characteristics of an insurer’s assets, liabilities, and certain off-balance sheet items. RBC is calculated by applying factors to various asset, premium, face amount, and liability items. Although the Company’s RBC levels are currently well in excess of those required by its regulators, there can be no assurances made that the Company would continue to maintain these levels.
A failure in cyber or information security systems could result in a loss or disclosure of confidential information, damage the Company’s reputation, and could impair its ability to conduct business effectively.
The Company depends heavily upon computer systems to provide reliable service, as a significant portion of the Company’s operations relies on the secure processing, storage, and transmission of confidential or proprietary information and complex transactions. Despite the implementation of a variety of security measures, the Company’s computer systems could be subject to physical and electronic break-ins, cyber attacks, and similar disruptions from unauthorized tampering, including threats that may come from external factors, such as governments, organized crime, hackers and other third parties, or may originate internally from within the Company.

If one or more of these events occurs, it could potentially jeopardize the confidential or proprietary information, including personally identifiable non-public information, processed and stored in, and transmitted through, the computer systems and networks. It could also potentially cause interruptions or malfunctions in the operations of the Company, its customers, or other third parties. This could result in damage to the Company’s reputation, financial losses, litigation, increased costs, regulatory penalties, and/or customer dissatisfaction or loss. Although steps have been taken to prevent and detect such attacks, it is possible that the Company may not become aware of a cyber incident for some time after it occurs, which could increase its exposure to these consequences.

In addition, the Company is subject to a variety of laws and regulations in the United States and abroad regarding privacy, data protection and data security, and may become subject to further such laws and regulations in the future. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to the Company are often uncertain and may be conflicting, particularly with respect to foreign laws. For example, in April 2016 the European Commission adopted the General Data Protection Regulation (“GDPR”), which greatly increases the jurisdictional reach of its laws and adds a broad array of requirements for handling personal data, such as the public disclosure of significant data breaches, privacy impact assessments, data portability and the appointment of data protection officers. Even though the Company has a very small number of clients within the European Union, it is required to comply with certain requirements of the GDPR.
In the U.S., many states have recently enacted new laws and regulations regarding privacy and cybersecurity. The California Consumer Privacy Act, which was effective as of January 1, 2020, as further amended by the California Privacy Rights Act in 2020, contains similar consumer protections to those in the E.U. GDPR and applies to companies doing business in California. The New York State Department of Financial Services (“NYDFS”) issued cybersecurity regulations, which became effective in March 2017, and further amended the regulations in 2023 with phased effective dates through 2025, imposes an array of detailed security measures on covered entities. Both of these laws impact the Company’s and its subsidiaries’ businesses and they have taken steps designed to comply with them. In October 2017, the NAIC adopted a new Insurance Data Security Model Law, which is intended to establish the standards for data security and standards for the investigation and notification of data breaches applicable to insurance licensees in states adopting such law, with provisions that are generally consistent with the NYDFS cybersecurity regulation. Several states have adopted the NAIC model since 2017. All of these evolving compliance and operational requirements impose costs that are likely to increase over time and may restrict the way services involving data are offered, all of which may adversely affect our results of operations.
Changes in U.S. federal income tax law could make some of the Company’s products less attractive to consumers and increase its tax costs.
Congress, as well as state and local governments, considers from time-to-time legislation that could change the Company’s tax costs and increase or decrease its ability to use existing tax credits. Future changes in U.S. federal income tax law could lessen or eliminate some of the tax advantages currently benefitting the Company, its policyholders or its other clients or could make some of the Company’s products less attractive to consumers. For example, the following events could adversely affect the Company’s business:
• Changes in tax laws that would reduce or eliminate tax-deferred accumulation of earnings on the premiums paid by the holders of annuities products;
• Reductions in the federal income tax that investors are required to pay on long-term capital gains and on some dividends paid on stock that may provide an incentive for some of the Company’s customers and potential customers to shift assets into mutual funds and away from products, including life insurance and annuities, designed to defer taxes payable on investment returns;
• Changes in the availability of, or rules concerning the establishment, operation, and taxation of, Section 401, 403(b), 408, and 457 plans; and
• Changes to the federal estate tax or changes in the tax treatment of life insurance death benefits.
Further, future changes in tax rates could impact the Company’s tax costs, which could affect the consolidated financial statements in several ways. For example, an increase in the federal corporate income tax rate could affect the consolidated financial statements as follows, and a decrease in the rate could have the opposite impacts:
• A higher effective tax rate could have an unfavorable impact on net income over the period that the higher rate remains in effect;
• An increase in certain deferred tax liabilities, which would have an immediate unfavorable impact on net income in the period during which the higher rate came into effect;

• An increase in certain deferred tax assets, which would have an immediate favorable impact on net income in the period during which the lower tax rate came into effect; and
• An increase in tax rates could affect the timing of recognizing tax benefits.
The Company cannot predict whether any legislation will be enacted, what the specific terms of any such legislation will be, or how, if at all, such legislation could have an adverse effect. However, should this risk materialize, it could have an adverse effect on the Company’s future results of operations and financial position, potentially through lower product sales, changes in investor preferences and behavior, and increased lapses of policies.
On July 4, 2025, the H.R. 1 budget reconciliation bill, the One Big Beautiful Bill Act (the “Act”) was signed into law. The Act included numerous tax-related provisions. Based on the Company’s analysis of the Act at this time, the tax related provisions do not materially impact the Company’s overall corporate tax position.
The Company may be subject to litigation resulting in substantial awards or settlements and this may adversely affect its reputation and results of operations.
In recent years, life and accident insurance and financial service companies have been named as defendants in lawsuits, including class actions. A number of these lawsuits have resulted in substantial awards and settlements. There can be no assurance that any future litigation relating to matters such as the provision of insurance coverage or pricing and sales practices will not have a material adverse effect on the Company’s results of operations or financial position.
If we cannot attract and retain key people, our ability to meet our business objectives will be adversely affected.
People risk is the risk of loss due to inadequate management of human capital or misalignment between human resources policies, programs and practices and employment related legislation, regulatory expectations or the Company’s strategic objectives, risk appetite and values. The Company’s success depends, in large part, on its ability to attract and retain key people. Due to the intense competition for key employees with demonstrated ability, the Company and its subsidiaries may be unable to hire or retain such employees. In addition, the Company may experience higher than expected employee turnover and difficulty attracting new employees. Inability to retain the Company’s key people could have an adverse effect on operations that could be material, given their skills, knowledge of the Company’s business, years of industry experience and the potential difficulty of promptly finding qualified replacement employees. The Company’s results of operations and financial condition could be adversely affected if it is unsuccessful in attracting and retaining key employees.
Third parties that fail to meet our performance standards may adversely affect the Company’s financial results and reputation.
Third party risk is the risk of loss due to a third-party failing to provide goods, services, business activities, protect data or systems or otherwise exposing the Company to negative outcomes. This risk applies to both external and internal third parties. The Company and its subsidiaries strategically engage third parties to maintain cost of efficiency, optimize internal resources and capital and access skills, expertise and resources not otherwise available. The failure to establish adequate standards for performance, to adequately manage and monitor performance against those standards, or by third parties to meet the Company’s standards, can have a negative impact on the Company’s financial results and reputation
Conduct Risk
Inappropriate conduct by employees or intermediaries may cause unfair outcomes for customers and adversely affect the Company’s business, results, financial condition and reputation.
Conduct risk is the risk that customers may experience unfair outcomes due to inadequate or failed processes or inappropriate actions or offerings by the Company or its representatives. Conduct risk can arise and must be managed at all stages of our processes from product development to sales and post-sale service. If conduct risk is not identified and managed, it can harm the Company’s customers and lead to financial, reputational, and regulatory risk for the Company, including potential for remediation costs and regulatory fines.
Strategic Risk

Competitive factors may adversely affect the Company’s market share and profitability.
The industry in which the Company operates is highly competitive. The Company’s competitors include retirement service providers, insurance companies, mutual fund companies, banks, investment advisors, and certain other service and professional organizations. In addition, new Fintech and Insurtech companies continue to make gains in the industry. Although there has been consolidation in some sectors, no one competitor is dominant. Customer retention is a key factor for continued profitability. Our customers could shift their funds to competitors’ products or services for any number of reasons, including investment performance, changes in prevailing interest rates, changes in customer investment preferences, changes in our reputation in the marketplace, loss of key investment management personnel and financial market performance. As with all financial services companies, our ability to conduct business depends on consumer confidence in the industry and our financial strength. Actions of competitors, and financial difficulties of other companies in the industry, and related adverse publicity, could undermine consumer confidence and harm our reputation.

Mergers and acquisitions could create new risks for the Company’s business and affect the Company’s financial condition.
The Company and its subsidiaries periodically evaluates existing companies, businesses, assets, products and services. These reviews may result in the Company or its subsidiaries acquiring or disposing of businesses or assets. In the ordinary course of business, the Company considers the purchase or sale of companies, business segments or assets. If transactions occur, they (1) could be material to the Company in size or scope; (2) could result in risks and contingencies, including integration risks, relating to companies, businesses or assets that the Company acquires or expose it to the risk of claims relating to those it has disposed of; and (3) could result in the Company holding additional capital for contingencies that arise after the transaction is completed. Strategic and integration risks can also emerge due to external risks that are difficult to anticipate, resulting in reduced synergies and negative impact on value capture.
Other Risks
Sustainability risks may negatively affect the Company’s operations and financial condition or give rise to liability.
Sustainability risk refers to the potential for loss or other negative impacts resulting from environmental, social or governance factors. This includes the risk of loss or negative impacts from the inability or failure to adequately prepare for the transition to a lower-carbon economy or for the physical impacts of a changing environment, or from the failure to develop and maintain strategies to manage the business in response to changes in social factors.
Sustainability risk underlies all risk types, both financial (market, credit and insurance) and non-financial (operational, conduct and strategic).
The Company recognizes that attitudes towards environmental and social issues are dynamic and continue to evolve and have been further amplified in recent years. This has led to legislative and regulatory developments, as well as responses from government agencies and other stakeholders focused on sustainability matters. The Company may experience direct or indirect financial, operational or reputational impact stemming from shifting stakeholder sentiments and societal pressures, regulatory expectations and enforcement.
Climate-related risks may adversely affect the Company’s invested assets, tenants, customers, reinsurance counterparties and suppliers, which in turn may negatively impact the Company’s operations and financial condition.
Challenges relating to the Company’s distribution channels may impede our ability to generate sales.
Product distribution risk is the risk of loss if the Company cannot effectively market its products through its network of distribution channels and intermediaries. These intermediaries often offer competing products and are not obligated to continue working with the Company. The Company introduces from time to time changes to its relationships with its distributors and other intermediaries that could result in disruption of those relationships. Losing access to a distribution channel, failing to maintain effective relationships with intermediaries or not adapting to changes in distribution channels could significantly impact the Company’s sales.
Geopolitical and country risk may negatively impact the Company’s business and financial condition.
Geopolitical risk is the risk of loss and uncertainty arising from political, economic and social factors on the Company’s operations, investments and financial performance across geographic regions. These risks may include changes in government policies, regulatory environments, trade relations, tariffs, civil unrest, terrorism and other geopolitical events that can affect the stability and predictability of markets in which the Company operates.

Country risk is the risk that economic and political influences in a country could result in financial loss and/or loss of reputation for the Company. Sources of country risk can arise from on-balance sheet or off-balance sheet exposures including, but not limited to, invested assets, insurance liabilities, and operations such as mergers & acquisitions, outsourcing, offshoring and data transfer.
Technological advancements are evolving rapidly and may create new risks and amplify existing risks to the Company.
The adoption of emerging technologies and innovation such as artificial intelligence (“AI”) may expose the Company to new risks inherent in these technologies, as well as amplify or accelerate existing risks. The Company leverages AI technologies in some aspects of its business, including to support productivity, optimize business processes and to enhance customer experience. Third parties engaged by the Company may also make use of AI systems or tools in providing products or services to the Company. This use of AI introduces new risks, including but not limited to the potential for AI to inherit, amplify or perpetuate discriminatory bias and misinformation, potential inaccuracy of outputs, potential intellectual property infringement, and concerns about fairness or ethical use, all of which could negatively affect our reputation and the trust of our customers and other stakeholders. AI use may also amplify or add complexity to existing risks faced by the Company, including cyber and information security risk, privacy risk, legal and regulatory risk, model risk, market risk and fraud risk. In addition, the availability and ease of use of AI more generally may create or worsen competitive pressures faced by the Company, as new competitors who are able to leverage low-cost AI technologies may emerge in the financial services markets in which the Company operates. Any of these risks, individually or in the aggregate, could adversely affect the Company’s business, financial condition or reputation.
Experts
The statutory-basis financial statements of Empower Annuity Insurance Company of America as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report which expresses an unmodified opinion on the statutory-basis financial statements and an adverse opinion on the accounting principles generally accepted in the United States. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
Where You Can Find More Information
This Prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement.
The registration statement, including exhibits, contains additional relevant information about us. The complete registration statement and our other filings are available to the public from commercial document retrieval services and over the internet at www.sec.gov. (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this Prospectus.)
Definitions
The following is a listing of defined terms:
Account – A separate record in the name of each Certificate Owner which reflects his or her interests in the assets in both Covered Fund(s) and other investment options in the IRA.
Accumulation Phase – The period of time between the Certificate Election Date and the Initial Installment Date.
Administrative Offices – 8515 East Orchard Road, Greenwood Village, CO 80111.
Alternate Payee – Any spouse, former spouse, child or other dependent of a Certificate Owner, or other person allowed by law, who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefit payable under the IRA with respect to such Certificate Owner.
Annuitant – The person upon whose life the payment of an annuity is based.
Annuity Commencement Date – The date that annuity payments begin to an Annuitant.
Attained Age – The GLWB Elector’s age on the Ratchet Date.
Beneficiary – A person or entity named by the Certificate Owner or the terms of the IRA to receive all or a portion of the Account at his or her death.

Benefit Base – The amount that is multiplied by the GAW Percentage to calculate the GAW. The Benefit Base increases dollar-for-dollar upon any Certificate Contribution and is reduced proportionately for an Excess Withdrawal. The Benefit Base can also increase with positive Covered Fund performance on the Ratchet Date. The Covered Fund has its own Benefit Base. The Covered Fund Benefit Base cannot be transferred to another Covered Fund unless we require a Transfer as a result of the existing Covered Fund being eliminated or liquidated.
Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading. Unless otherwise stated in this prospectus, in the event that a date falls on a non-Business Day, the date of the following Business Day will be used.
Certificate – This document issued to the Certificate Owner which specifies the benefits, rights, privileges, and obligations of the Certificate Owner and Empower under the Group Contract.
Certificate Anniversary Date – The anniversary of the Certificate Election Date, or the preceding Business Day to the extent that the Certificate Election Date is not a Business Day.
Certificate Contributions – Certificate Owner directed amounts received and allocated to the Certificate Owner’s Covered Fund(s) including rollovers as defined under Section 402 of the Code and Transfers. Reinvested dividends, capital gains, and settlements arising from the Covered Fund(s) will not be considered Certificate Contributions for the purpose of calculating the Benefit Base but will affect the Covered Fund Value.
Certificate Election Date – The date on which the GLWB Elector, Alternate Payee or Beneficiary elects the GLWB option in the Certificate and pursuant to the terms of the Covered Fund(s) prospectus or disclosure document. The Certificate Election Date shall be the date upon which the initial Benefit Base is calculated.
Certificate Owner – The person named on the Certificate Data Page. The Certificate Owner is entitled to exercise all of the benefits, rights, and privileges under the Certificate while the Covered Person(s) is still living. The Certificate Owner must be a Covered Person.
Code – The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Certificate.
Company – Empower Annuity Insurance Company of America, the issuer of the Group Contract and Certificate (also referred to as “Empower,” “we,” “us,” or “our”).
Covered Fund – Interests in the mutual fund(s) held in the Account designed for the GLWB, as follows:
•Empower SecureFoundation® Balanced Fund
•Any other fund as approved by Empower for the Certificate
Covered Fund Value – The value of the Covered Fund held in the Account.
Covered Person(s) – For purposes of the Certificate, the person(s) whose age determines the GAW Percentage and on whose life the GAW Amount will be based. If there are two Covered Persons, the GAW Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. A joint Covered Person must be the GLWB Elector’s spouse and the 100% primary beneficiary under the IRA.
Distributions – Amounts paid to a GLWB Elector from the Covered Fund pursuant to the terms of the IRA.
Excess Withdrawal – An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase or any amount combined with all other amounts that exceeds the annual GAW during the GAW Phase. The Excess Withdrawal reduces the Benefit Base, as described in the Accumulation Phase section. Neither the Guarantee Benefit Fee nor any other fees or charges assessed to the Covered Fund Value as directed by the IRA Custodian and as agreed to by Empower shall be treated as a Distribution or Excess Withdrawal for this purpose.
GLWB – A guaranteed lifetime withdrawal benefit.
GLWB Elector – A Certificate Owner, Alternate Payee or Beneficiary who is: (i) eligible to elect the GLWB; (ii) invested in the Covered Fund(s); and (iii) a Covered Person.
Group Contract – The written agreement between the Group Contract Owner and Empower.
Group Contract Owner – The owner of the Group Contract that is identified on the Certificate Data Page (currently Empower Trust).
Guaranteed Annual Withdrawal (GAW) – The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Certificate.

Guaranteed Annual Withdrawal Phase (GAW Phase) – The period of time between the Initial Installment Date and the first day of the Settlement Phase.
Guaranteed Annual Withdrawal Percentage (GAW%) – The percentage of the Benefit Base that determines the amount of the GAW. This percentage is based on the age of the Covered Person(s) as of the date we calculate the first Installment. If there are two Covered Persons the percentage is based on the age of the younger Covered Person, pursuant to Section 5.01.
Guarantee Benefit Fee – The asset charge periodically calculated and deducted from your Covered Fund Value or assessed through another means of payment pursuant to the terms of the Certificate and while the Certificate is in force.
Guaranteed Lifetime Withdrawal Benefit (GLWB) – A payment option offered by the IRA that pays Installments during the life of the Covered Person(s). The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual, or annual Installments that in total over a twelve month period equal the GAW.
Guarantee Trigger Date – For the Empower SecureFoundation® Balanced Fund, it is the date that the Covered Fund is purchased.
Initial Installment Date – The date of the first Installment under the GLWB, which must be a Business Day.
Installments – Periodic payments of the GAW during the GAW Phase and Settlement Phase.
Installment Frequency Options – The options listed in the GAW section.
IRA – The traditional Roth or other Individual Retirement Account established for the Certificate Owner and the Certificate Owner’s beneficiaries, for which a Certificate is issued.
Qualified Domestic Relations Order (QDRO) – A domestic relations order that creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a GLWB Elector and that complies with the requirements of the Code, if applicable, that and is accepted and approved by the Group Contract Owner for the IRA, except as otherwise agreed.
Ratchet – An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date.
Ratchet Date – During the Accumulation Phase, the Ratchet Date is the anniversary of the GLWB Elector’s Certificate Election Date and each anniversary thereafter. During the GAW Phase, the Ratchet Date is the Initial Installment Date and each anniversary thereafter. If any anniversary in the Accumulation and GAW Phase is a non-Business Day, the Ratchet Date shall be the preceding Business Day for that year.
Request – An inquiry or instruction in a form satisfactory to Empower. A valid Request must be: (i) received by Empower at the Administrative Office in good order; and (ii) submitted in accordance with the provisions of the Certificate, or as required by Empower. The Request is subject to any action taken by Empower before the Request was processed.
Reset – An optional GLWB Elector election during the GAW Phase in which the current GAW Percentage and Benefit Base may be changed to the GLWB Elector’s Attained Age GAW Percentage and Covered Fund Value on the Ratchet Date.
Securities Act – The Securities Act of 1933, as amended.
Settlement Phase – The period when the Covered Fund Value has reduced to zero, but the Benefit Base is still positive. Installments continue under the terms of the Certificate.
Spouse – A person recognized as a spouse under federal law. The term does not include a party to a registered domestic partnership, civil union, or similar formal relationship recognized under state law that is not denominated a marriage under that state’s law.
Transfer – The reinvestment or exchange of all or a portion of the Covered Fund Value to or from the Covered Fund to: (i) another Covered Fund; or (ii) another investment option offered under the IRA.

EMPOWER ANNUITY INSURANCE COMPANY OF AMERICA

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Management's discussion and analysis of financial condition and results of operations

APPENDIX A - COMPANY FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION

Item 7. Management's discussion and analysis of financial condition and results of operations for the 12 month period ending December 31, 2025

Management’s discussion and analysis of financial condition and results of operations of the Company for the three years ended December 31, 2025, 2024 and 2023 are as follows. This management discussion and analysis should be read in conjunction with the financial data contained below in “Financial Statements and Supplementary Data” and the audited financial statements and notes to those statements included in this Appendix. The discussion and analysis in this Appendix includes certain forward-looking statements that are subject to risks, uncertainties and other factors, as described in “Risk Factors Regarding the Company” and elsewhere in this prospectus, that could cause our actual growth, results of operations, performance, financial position and business prospects and opportunities in 2025 and beyond to differ materially from those expressed in, or implied by, those forward-looking statements.

Item 7.1 Executive summary

The Company and its subsidiaries are providers of retirement services, insurance, and other financial service products to corporate, institutional, government and individual customers. Management considers the ability to continue to expand its presence in the United States' defined contribution market to be its primary point of focus. The retirement services, savings, and investments marketplace is highly competitive. Competitors include insurance companies, financial institutions, banks, investment advisors, mutual fund companies, and certain service and professional organizations. Empower's products and services are marketed nationwide through its sales force, brokers, consultants, advisors, third-party administrators and financial institutions.

Effective January 1, 2025, the Company executed a comprehensive realignment of its operating segments to better reflect the way management evaluates performance, allocates capital, and assesses strategic opportunities. This realignment is intended to enhance transparency into the underlying economics of the Company's businesses and provide greater visibility into key drivers of earnings growth. The Company created the Empower business segment which is comprised of Workplace Solutions, Personal Wealth, and Earnings on Surplus segments. As part of this change, the Company re-segmented certain business activities previously reported within the overall Company results into a new Corporate segment, limiting the Empower segment to core operating businesses and centralizing non-core operating activities, financing costs, and other corporate level items within the Corporate segment. This approach aligns segment reporting with how business performance is evaluated by management internally and improves comparability across reporting periods.

The Workplace Solutions segment primarily provides employer sponsored retirement plan solutions across the corporate, government, institutional, and nonprofit markets. This segment offers a comprehensive suite of saving, investment, advisory, administrative, and recordkeeping services for defined contribution and associated defined benefit plans. Services include participant education, enrollment support, communication tools, and fiduciary related advisory capabilities. Workplace Solutions further supports plan participants through individualized financial advice and innovative product solutions designed to maximize retirement outcomes. Defined contribution plans provide for benefits based on the value of contributions made to an individual participant’s account and the investment returns on those contributions.

The Personal Wealth segment delivers extensive retail wealth management products and investments services tailored to individuals. Offerings include individual retirement accounts, after-tax investment accounts, high-net-worth wealth management, and integrated financial planning and advisory services. Empower Advisors serve as a cornerstone of these offerings, delivering customized financial strategies that include online investment advice and managed account services to support clients in achieving their unique financial goals. This segment focuses on simplified personal financial management utilizing digital platforms supported by financial professionals, and a comprehensive consolidation of client's overall net worth.

The Earnings on Surplus segment reflects the financial results attributable to the Company’s investment portfolios that are not designated to support insurance or other contractual liabilities. Investment income within this segment is primarily generated from assets acquired using retained earnings from the Company’s other operating segments, as well as funds obtained through the issuance of commercial paper.
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The Corporate segment primarily includes non-participating and certain participating insurance and risk solutions products such as group annuity contracts, individual annuity contracts, and individual insurance products. This segment also includes financing charges, certain investment related dividend and earnings, and business operations of one of the Company’s subsidiaries. The Corporate segment therefore reflects earnings not attributable to the Company's primary retirement and wealth businesses, and supports comparability across periods by isolating non-core and corporate level impacts within the Company's segment reporting framework.

Recent events

In February 2026, the Company executed novation and assumption reinsurance transactions as part of a corporate restructuring of related affiliates reinsurance arrangements. Under the transaction, Prudential Insurance Company of America (“PICA”), the original direct writer, entered into assumption reinsurance agreements with the Company. Pursuant to these agreements, the Company retroceded previously reinsured blocks of business to Empower Annuity Insurance Company ("EAIC"), followed immediately by the assumption of those contracts by EAIC directly from PICA. The novation of contracts relieved the Company of certain insurance product obligations, and provided an organized framework across affiliated companies. Refer to Note 15 to the accompanying statutory financial statements for additional information regarding these assumption reinsurance agreements.

In December 2025, the Company drew down $520 million under a revolving credit facility agreement with Great-West Lifeco U.S. LLC (“Lifeco U.S.”). This commitment was drawn at the short-term Applicable Federal Rate ("AFR") for monthly compounding then in effect of 3.60% with an interest period maturity date of January 16, 2026. The proceeds of the advance were used for general corporate purposes. The carrying amount of the loan advance approximates fair value. As of December 31, 2024, the commitment amount was $50 million with no amounts borrowed. See Note 3 to the accompanying statutory financial statements for additional details.

In August 2025, the Company made a principal repayment of $527.5 million of a surplus note to Empower Holdings, LLC ("EHL"). This payment satisfied all remaining principal and accrued interest obligations under the surplus note. Following this repayment, the note was fully extinguished, and there are no remaining borrowings outstanding under this facility. See Note 12 to the accompanying statutory financial statements for additional details.

On September 2024, the Company completed the acquisition of all the company units in Plan Management, LLC, and subsequently renamed the entity to Empower Stock Plan Services, LLC (“ESPS”). This transaction was accounted for as a statutory acquisition. Non-admitted goodwill of $63.3 million was recorded which will be amortized over ten years.

On January 2024, Empower Services Holdings, LLC, a direct wholly-owned subsidiary of the Company, merged with Putnam Acquisition Financing Inc. ("PAFI"), a direct wholly-owned subsidiary of EHL, with PAFI surviving. All of the outstanding common shares and additional capital of PAFI, valued at $1.8 billion, were then contributed to the Company in exchange for 3,049,317 common shares.

The Company issued 100 and 3,049,317 additional common shares to EHL in December 2025 and 2024, respectively. In December 2023, the Company issued 145,780 additional common shares and received $45 million from EHL.

Market conditions

The market conditions during 2025 continued to strengthen in U.S. equity markets, as the S&P 500 index ended the year higher by 16% as compared to 2024. This follows a robust increase of 23% in 2024, relative to 2023, which highlights sustained investor confidence and favorable economic momentum.

On an annual average basis, the S&P 500 index for the year ended December 31, 2025, was higher by 14% when compared to the average for the year ended December 31, 2024; and the average was up by 27% for the year ended December 31, 2024, when compared to the average for the year ended December 31, 2023. These consecutive gains underscore a multi-year period of strong overall market performance driven by resilient corporate earnings, moderating inflation, and supportive monetary and fiscal conditions.

	Year Ended December 31,
S&P 500 Index	2025	2024	2023
Index Close	6,846	5,882	4,770
Index Average	6,211	5,428	4,285

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Management's discussion and analysis of financial condition and results of operations

Fee income earned by the Company fluctuates with changes in participant account balances. Account balances change due to participant driven cash flows, as well as market gains and losses, which are primarily associated with changes in the United States investment markets. Fee income increased $80.3 million, or 25.83%, to $310.9 million for the year ended December 31, 2025, when compared to 2024.

The 10-year U.S. Treasury rate ended 2025 down by 40 basis point change as compared to 2024, while 2024 was higher by 70 basis points when compared to 2023. The average of the 10-year U.S. Treasury rate during the year ended December 31, 2025 ended up by 8 basis points when compared to the average for the year ended December 31, 2024, and the average was higher by 25 basis points for the year ended December 31, 2024, when compared to the average for the year ended December 31, 2023.

	Year Ended December 31,
10-Year Treasury Rate	2025	2024	2023
Close	4.2%	4.6%	3.9%
Average	4.3%	4.2%	4.0%

Item 7.2 Summary of critical accounting estimates

The Company prepares its statutory financial statements in conformity with accounting practices prescribed or permitted by the Colorado Division of Insurance ("The Division"). The Division requires that insurance companies domiciled in the State of Colorado prepare their statutory financial statements in accordance with the National Association of Insurance Commissioners Accounting Practices and Procedures Manual (“NAIC SAP”), subject to any deviations prescribed or permitted by the State of Colorado Insurance Commissioner.

The only prescribed deviation allowed to the Company by the Division is the accounting for certain separate account products at book value instead of fair value. The Division has not permitted the Company to adopt any other accounting practices that have an impact on the Company’s statutory financial statements as compared to NAIC SAP or the Division’s prescribed accounting practices. There is no impact to either capital and surplus or net income as a result of the prescribed accounting practice.

The Company has identified the following accounting policies, judgments, and estimates as critical in that they involve a higher degree of judgment and are subject to a significant degree of variability:

•Valuation of investments
•Impairment of investments
•Valuation of derivatives and related hedge accounting
•Impairment of goodwill
•Valuation of policy benefits
•Valuation of deferred taxes

Valuation of investments

The Company’s investments are in bonds, preferred and common stock, mortgage loans, contract loans, cash, cash equivalents and short-term investments, and other investments. The Company’s investments are exposed to three primary sources of risk: credit, interest rate, and market valuation. The financial statement risks, stemming from such investment risks, are those associated with the determination of fair values.

The fair values for bonds are generally based upon evaluated prices from independent pricing services. In cases where these prices are not readily available, fair values are estimated by the Company. To determine estimated fair value for these instruments, the Company generally utilizes discounted cash flow models with market observable pricing inputs such as spreads, average life and credit quality. Fair value estimates are made at a specific point in time, based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts of the Company’s financial instruments.

Impairment of investments

The Company evaluates its general account investments on a quarterly basis to determine whether there has been an other-than-temporary decline in fair value below the amortized cost basis. Assumptions and estimates about the issuer’s operations and
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Management's discussion and analysis of financial condition and results of operations ability to generate future cash flows are inherent in management’s evaluation of investments for other-than-temporary impairments (“OTTI”). The assessment of whether an OTTI has occurred is based upon management’s case-by-case evaluation of the underlying reasons for the decline in fair value of each individual security. An OTTI is recorded (a) if it is probable that the Company will be unable to collect all amounts due according to the contractual terms in effect at the date of acquisition, (b) if the Company has the intent to sell the investment or (c) for non-interest related declines in value and where the Company does not have the intent and ability at the reporting date, to hold the bond until its recovery. Management considers a wide range of factors regarding the security issuer and uses its best judgment in evaluating the cause of the decline in its estimated fair value and in assessing the prospects for near-term recovery. While all available information is taken into account, it is difficult to predict the ultimate recoverable amount from a distressed or impaired security. The evaluation of impairments is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuer’s financial condition or near term recovery prospects, the effects of changes in interest rates or credit spreads, and the recovery period.

If an OTTI has occurred on asset-backed securities, the impairment amount is bifurcated into two components: the amount related to the non-interest loss and the amount attributed to other factors. The calculation of expected cash flows utilized during the impairment evaluation and bifurcation process is determined using judgment and the best information available to the Company including default rates, credit ratings, collateral characteristics, and current levels of subordination.

The determination of the calculation and the adequacy of the mortgage allowance for credit loss and mortgage impairments (when management deems it probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement) involve judgments that incorporate qualitative and quantitative Company and industry mortgage performance data. Management’s periodic evaluation and assessment of the adequacy of the mortgage provision allowance and the need for mortgage impairments is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the fair value of the underlying collateral, composition of the loan portfolio, current economic conditions, loss experience, and other relevant factors.

Valuation of derivatives and related hedge accounting

Derivatives that qualify for hedge accounting treatment are valued using the valuation method (either amortized cost or fair value) consistent with the underlying hedged asset or liability. Derivatives where hedge accounting is either not elected or that are not eligible for hedge accounting are stated at fair value; changes in fair values are recognized in unassigned surplus in the period of change.

The fair value of derivatives is determined by quoted market prices or through the use of pricing models. The determination of fair value, when quoted market values are not available, is based on valuation methodologies and assumptions deemed appropriate under the circumstances. Values can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, market volatility, and liquidity. Judgment is applied in determining the availability and application of hedge accounting designations and the appropriate accounting treatment under accounting guidance. If it were determined that hedge accounting designations were not appropriately applied, reported capital and surplus could be materially affected. Differences in judgment as to the availability and application of hedge accounting designations and the appropriate accounting treatment may result in a differing impact on the financial statements of the Company from that previously reported. Assessments of hedge effectiveness and measurements of ineffectiveness of hedging relationships are also subject to interpretations and estimations and different interpretations or estimates may have a material effect on the amount reported in capital and surplus.

Impairment of goodwill

Goodwill is from acquisitions of subsidiaries that are reported in common stock and other invested assets and is the excess of the purchase price over the book value of the entity acquired. Statutory goodwill is amortized to unrealized capital gains/(losses) over the period in which the Company benefits economically, not to exceed ten years. Admissible goodwill is limited in the aggregate to 10% of the Company’s adjusted capital and surplus. The Company tests goodwill for impairment annually or more frequently if events or circumstances indicate that there may be justification for conducting an interim test. If the carrying value of goodwill exceeds its fair value, the excess is recognized as impairment and recorded as a realized loss in the period in which the impairment is identified.

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Management's discussion and analysis of financial condition and results of operations

Policy reserves

Life insurance and annuity policy reserves with life contingencies are computed on the basis of statutory mortality and interest requirements and without consideration for withdrawals. Annuity contract reserves without life contingencies are computed on the basis of statutory interest requirements.

Policy reserves for life insurance are valued in accordance with the provision of applicable statutory regulations. Life insurance reserves are determined principally using the Commissioner’s Reserve Valuation Method ("CRVM"), using the statutory mortality and interest requirements, without consideration for withdrawals. Some policies contain a surrender value in excess of the reserve as legally computed. This excess is calculated and recorded on a policy-by-policy basis.

Premium stabilization reserves are calculated for certain policies to reflect the Company’s estimate of experience refunds and interest accumulations on these policies. The reserves are invested by the Company. The income earned on these investments is accumulated in this reserve and is used to mitigate future premium rate increases for such policies.

Policy reserves ceded to other insurance companies are recorded as a reduction of the reserve liabilities. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

Policy and contract claims include provisions for reported life and health claims in process of settlement, valued in accordance with the terms of the related policies and contracts, as well as provisions for claims incurred but not reported based primarily on prior experience of the Company. As such, amounts are estimates, and the ultimate liability may differ from the amount recorded. Any changes in estimates will be reflected in the results of operations when additional information becomes known.

The liabilities for health claim reserves are determined using historical run-out rates, expected loss ratios and statistical analysis. The Company provides for significant claim volatility in areas where experience has fluctuated. The liabilities represent estimates of the ultimate net cost of all reported and unreported claims which are unpaid at year-end. Those estimates are subject to considerable variability in claim severity and frequency. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

Liability reserves for variable annuities with guarantees and universal life without secondary guarantees are valued in accordance with Principle-Based Reserving ("PBR") methods, outlined in NAIC Valuation Manual Sections 20 and 21. PBR utilizes stochastic models to calculate levels of reserves to cover future benefits that would occur under potentially adverse conditions.

Valuation of deferred taxes

A net deferred tax asset is included in the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus which is recorded using the asset and liability method in which deferred tax assets and liabilities are recorded for expected future tax consequences of events that have been recognized in either the Company’s statutory financial statements or tax returns. Deferred income tax assets are subject to admissibility limitations prescribed by statutory accounting principles which include estimates of future tax events. The change in deferred income taxes is treated as a component of the change in unassigned deficit.

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Management's discussion and analysis of financial condition and results of operations

Item 7.3 Company results of operations

Overview of segment realignment and restatement of prior-period results

As mentioned previously in the Executive summary, effective January 1, 2025, the Company executed a comprehensive realignment of its operating segments to better reflect the way management evaluates performance, allocates capital, and assesses strategic opportunities. To ensure comparability across reporting periods, the Company has restated segment results in the following tables for 2024 and 2023, to conform with the new 2025 segment structure.

Year ended December 31, 2025, compared with the year ended December 31, 2024

The following is a summary of certain financial data of the overall results of the Company:

	Year Ended December 31,
	2025	2024	Increase (decrease)
Statement of operations data (in millions)		(restated)
Premium income and annuity consideration	$5,380	$4,475	$905
Net investment income	1,637	1,471	166
Reserve adjustment on reinsurance ceded	(304)	(923)	619
Other	708	644	64
Total income	7,421	5,667	1,754

Policyholder benefits	12,437	13,657	(1,220)
(Decrease) increase in aggregate reserves for life and accident health policies and contracts	(958)	(2,711)	1,753
Other insurance benefits, expenses and commissions	610	562	48
Net transfers from separate accounts	(5,401)	(6,394)	993
Total benefits and expenses	6,688	5,114	1,574

Net gain from operations before dividends to policyholders, federal income taxes, and net realized capital losses	733	553	180
Dividends to policyholders	4	3	1
Net gain from operations after dividends to policyholders and before federal income taxes and net realized capital losses	729	550	179
Federal income tax (benefit) expense	(51)	1	(52)
Net gain from operations before net realized capital losses	780	549	231
Net realized capital losses less capital gains tax and transfers to interest maintenance reserve	(53)	(24)	(29)
Net income	$727	$525	$202

The Company’s net income increased by $202 million, to $727 million. The increase was primarily driven by net investment income when compared to the prior year.

Premium income and annuity consideration increased by $905 million due to higher inflows of client assets during 2025. Net investment income increased by $166 million, to $1.6 billion primarily due to the dividends from investments in subsidiaries. The reserve adjustment on reinsurance ceded improved by $619 million primarily due to participant activity within coinsurance agreements.

The change in aggregate reserves for life and accident health policies and contracts decreased by $1.8 billion primarily due to participant activity.

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Management's discussion and analysis of financial condition and results of operations

Year ended December 31, 2024, compared with the year ended December 31, 2023

The following is a summary of certain financial data of the overall results of the Company:

	Year Ended December 31,
	2024	2023	Increase (decrease)
Statement of operations data (in millions)	(restated)	(restated)
Premium income and annuity consideration	$4,475	$5,568	$(1,093)
Net investment income	1,471	1,969	(498)
Reserve adjustment on reinsurance ceded	(923)	(1,673)	750
Other	644	740	(96)
Total income	5,667	6,604	(937)

Policyholder benefits	13,657	16,510	(2,853)
(Decrease) increase in aggregate reserves for life and accident health policies and contracts	(2,711)	(5,442)	2,731
Other insurance benefits, expenses and commissions	562	614	(52)
Net transfers from separate accounts	(6,394)	(6,166)	(228)
Total benefits and expenses	5,114	5,516	(402)

Net gain from operations before dividends to policyholders, federal income taxes, and net realized capital losses	553	1,088	(535)
Dividends to policyholders	3	4	(1)
Net gain from operations after dividends to policyholders and before federal income taxes and net realized capital losses	550	1,084	(534)
Federal income tax expense	1	35	(34)
Net gain from operations before net realized capital losses	549	1,049	(500)
Net realized capital losses gains less capital gains tax and transfers to interest maintenance reserve	(24)	(23)	(1)
Net income	$525	$1,026	$(501)

The Company’s net income decreased by $501 million, to $525 million. The decrease was primarily driven by net investment income when compared to the prior year.

Premium income and annuity consideration, reserve adjustment on reinsurance ceded, and change in aggregate reserves for life and accident health policies and contracts all decreased primarily due to participant activity.

Net investment income decreased by $498 million, to $1.5 billion primarily due to the dividends from investments in subsidiaries.

Policyholder benefits decreased by $2.9 billion, to $13.7 billion primarily due to less surrender benefit claims incurred from participants.
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Management's discussion and analysis of financial condition and results of operations

Item 7.4 Workplace Solutions segment results of operations

Year ended December 31, 2025, compared with the year ended December 31, 2024

The following is a summary of certain financial data of the Workplace Solutions segment:

	Year Ended December 31,
	2025	2024	Increase (decrease)
Statement of Operations data (in millions)		(restated)
Premium income and annuity consideration	$6,815	$5,494	$1,321
Net investment income	1,159	1,035	124
Other	479	429	50
Total income	8,453	6,958	1,495

Policyholder benefits	13,769	15,186	(1,417)
(Decrease) increase in aggregate reserves for life and accident health policies and contracts	(1,147)	(2,611)	1,464
Other insurance benefits, expenses and commissions	444	409	35
Net transfers from separate accounts	(5,396)	(6,391)	995
Total benefits and expenses	7,670	6,593	1,077

Net gain from operations before federal income taxes and net realized capital (losses) gains	783	365	418
Federal income tax benefit	(141)	(46)	(95)
Net gain from operations before net realized capital losses	924	411	513
Net realized capital losses less capital gains tax and transfers to interest maintenance reserve	(2)	(19)	17
Net income	$922	$392	$530
Net income for the Workplace Solutions segment increased by $530 million to $922 million primarily due to reduced participant related expenses, increased net investment income, and increased tax benefits due to credit utilization.

Net investment income increased by $124 million, to $1.2 billion primarily due to the dividends from investments in subsidiaries.

Policyholder benefits decreased by $1.4 billion, to $13.8 billion primarily due to less surrender benefit claims incurred from participants.

Federal income benefits increased by $95 million, to $141 million primarily due to the utilization of low income tax credits.
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EMPOWER ANNUITY INSURANCE COMPANY OF AMERICA Index
Management's discussion and analysis of financial condition and results of operations

Year ended December 31, 2024, compared with the year ended December 31, 2023

The following is a summary of certain financial data of the Workplace Solutions segment:

	Year Ended December 31,
	2024	2023	Increase (decrease)
Statement of Operations data (in millions)	(restated)	(restated)
Premium income and annuity consideration	$5,494	$6,072	$(578)
Net investment income	1,035	1,483	(448)
Other	429	461	(32)
Total income	6,958	8,016	(1,058)

Policyholder benefits	15,186	16,201	(1,015)
(Decrease) increase in aggregate reserves for life and accident health policies and contracts	(2,611)	(3,205)	594
Other insurance benefits, expenses and commissions	409	386	23
Net transfers from separate accounts	(6,391)	(6,164)	(227)
Total benefits and expenses	6,593	7,218	(625)

Net gain from operations before federal income taxes and net realized capital (losses) gains	365	798	(433)
Federal income tax benefit	(46)	—	(46)
Net gain from operations before net realized capital (losses) gains	411	798	(387)
Net realized capital (losses) gains less capital gains tax and transfers to interest maintenance reserve	(19)	26	(45)
Net income	$392	$824	$(432)

Net income for the Workplace Solutions segment decreased by $432 million, to $392 million. The decrease was primarily driven by net investment income when compared to the prior year.

Net investment income decreased by $448 million, to $1.0 billion primarily due to the dividends from investments in subsidiaries.

Policyholder benefits decreased by $1.0 million, to $15.2 billion primarily due to less surrender benefit claims incurred from participants.

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Management's discussion and analysis of financial condition and results of operations

Item 7.5 Personal Wealth segment results of operations

Year ended December 31, 2025, compared with the year ended December 31, 2024

The following is a summary of certain financial data of the Personal Wealth segment:

	Year Ended December 31,
	2025	2024	Increase (decrease)
Statement of Operations data (in millions)		(restated)
Premium income and annuity consideration	$26	$—	$26
Net investment income	186	169	17
Other	2	2	—
Total income	214	171	43

Policyholder benefits	43	42	1
(Decrease) increase in aggregate reserves for life and accident health policies and contracts	25	(4)	29
Other insurance benefits, expenses and commissions	2	3	(1)
Total benefits and expenses	70	41	29

Net gain from operations before federal income taxes and net realized capital (losses) gains	144	130	14
Federal income tax expense	59	51	8
Net gain from operations before net realized capital losses	85	79	6
Net realized capital losses less capital gains tax and transfers to interest maintenance reserve	(21)	—	(21)
Net income	$64	$79	$(15)

Net income for the Personal Wealth segment decreased by $15 million, to $64 million. The decrease is primarily driven by net realized capital losses resulting from accounting guidance adoption in 2025 on certain investment income, partially offset by higher net investment income.

Net investment income increased by $17 million, to $186 million primarily driven by favorable investment experience in the general account products during the year.

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EMPOWER ANNUITY INSURANCE COMPANY OF AMERICA Index
Management's discussion and analysis of financial condition and results of operations

Year ended December 31, 2024, compared with the year ended December 31, 2023

The following is a summary of certain financial data of the Personal Wealth segment:

	Year Ended December 31,
	2024	2023	Increase (decrease)
Statement of Operations data (in millions)	(restated)	(restated)
Premium income and annuity consideration	$—	$39	$(39)
Net investment income	169	191	(22)
Other	2	2	—
Total income	171	232	(61)

Policyholder benefits	42	2,161	(2,119)
(Decrease) increase in aggregate reserves for life and accident health policies and contracts	(4)	(2,120)	2,116
Other insurance benefits, expenses and commissions	3	1	2
Total benefits and expenses	41	42	(1)

Net gain from operations before federal income taxes and net realized capital (losses) gains	130	190	(60)
Federal income tax expense	51	39	12
Net gain from operations before net realized capital losses	79	151	(72)
Net realized capital losses less capital gains tax and transfers to interest maintenance reserve	—	(18)	18
Net income	$79	$133	$(54)

Net income for the Personal Wealth segment decreased by $54 million, to $79 million. The decrease was primarily due to decreased investment income and lower operating expenses.

Policyholder benefits decreased by $2.1 billion, to $42 million primarily due to the non-recurrence of the transfer of retail plans and policies into this segment and the related claims from policyholders. This was offset by the change in aggregate reserves for life and accident health policies and contracts, which improved by $2.1 billion to $(4) million primarily due to the prior year initial reserves transferred as part of the acquired Prudential business.

Item 7.6 Earnings on surplus segment results of operations

The Earnings on Surplus segment represents the financial results achieved from the Company's investment portfolios. Net (loss) income for the Earnings on Surplus segment was $(50) million, $35 million, and $58 million, respectively, for the years ended December 31, 2025, 2024 and 2023. The net loss in 2025 was primarily driven by realized capital losses on invested assets.

Corporate segment results of operations

The Corporate segment includes activities and results that are not allocated to the Company’s core operating business units. Net (loss) income for the Corporate segment was $(209) million, $19 million, and $11 million, respectively, for the years ended December 31, 2025, 2024 and 2023. The loss in 2025 was primarily due to the segment realignment of non-core operating activities, financing costs, and other corporate level items into the Corporate segment.

Item 7.7 Investment operations

The Company’s primary investment objective is to acquire assets with duration and cash flow characteristics reflective of its liabilities, while meeting industry, size, issuer and geographic diversification standards. Formal liquidity and credit quality parameters have also been established.

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Management's discussion and analysis of financial condition and results of operations

The Company follows rigorous procedures to control interest rate risk and observes strict asset and liability matching guidelines. These guidelines ensure that even under changing market conditions, the Company’s assets should meet the cash flow and income requirements of its liabilities. Using dynamic modeling to analyze the effects of a range of possible market changes upon investments and policyholder benefits, the Company works to ensure that its investment portfolio is appropriately structured to fulfill financial obligations to its policyholders.

The following table presents the percentage distribution of the admitted values of the Company’s general account investment portfolio:

	December 31,
(In millions)	2025		2024
Bonds	$25,556	61.4%	$24,974	62.5%
Preferred and common stock	1,985	4.8%	1,936	4.8%
Mortgage loans	4,613	11.1%	5,387	13.5%
Real estate	36	0.1%	52	0.1%
Contract loans	3,512	8.4%	3,536	8.8%
Cash, cash equivalents and short-term investments	2,436	5.9%	1,151	2.9%
Securities lending collateral assets	420	1.0%	135	0.3%
Other invested assets	3,050	7.3%	2,802	7.1%
Total cash and invested assets	$41,608	100.0%	$39,973	100.0%

Bonds

Bonds include public and privately placed corporate bonds, government bonds, and mortgage-backed and asset-backed securities. Included in bonds are perpetual debt investments which primarily consist of junior subordinated debt instruments that have no stated maturity date but pay fixed or floating interest in perpetuity. The Company’s strategy related to mortgage-backed and asset-backed securities is to focus on those investments with low prepayment risk and minimal credit risk.

Private placement investments are generally less marketable than publicly traded assets, yet they typically offer enhanced covenant protection that allows the Company, if necessary, to take appropriate action to protect its investment. The Company believes that the cost of the additional monitoring and analysis required by private placement investments is more than offset by their enhanced yield.

One of the Company’s primary objectives is to ensure that its bond portfolio is maintained at a high average credit quality to limit credit risk. All securities are internally rated by the Company on a basis intended to be similar to that of independent external rating agencies.

The percentage distribution of the book adjusted carrying value of the Company’s long-term bond portfolio by NAIC designation is summarized as follows:

	December 31,
NAIC Designations	2025	2024
NAIC 1	54.2%	51.8%
NAIC 2	42.9%	45.6%
NAIC 3 through 6	2.9%	2.6%
Total	100.0%	100.0%

Effective January 1, 2025, the NAIC revised bond reporting categories and eliminated the “Industrial & Miscellaneous” classification. Securities previously reported within that category are now included within multiple bond sectors under the revised guidance. Accordingly, bond sector classifications for 2025 are not directly comparable to 2024. Total bond holdings and overall investment strategy were not impacted by this change in classification.
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Management's discussion and analysis of financial condition and results of operations

The percentage distribution of the book adjusted carrying value of the corporate bond category of the long-term bond portfolio, calculated as a percentage of total bonds, is summarized as follows:

December 31,
Sector	2025
Finance	15.5%
Utility	14.6%
Consumer	13.4%
Other	11.5%
Natural resources	7.4%
Transportation	3.7%

The percentage distribution of the book adjusted carrying value of the industrial and miscellaneous category of the long-term bond portfolio, calculated as a percentage of total bonds, is summarized as follows:

December 31,
Sector	2024
Finance	23.0%
Utility	16.4%
Consumer	12.6%
Other	11.4%
Natural resources	7.8%
Transportation	3.9%

Common stocks

The Company’s common stocks are comprised primarily of investments in subsidiaries. Investments in domestic life subsidiaries and certain other subsidiaries are carried at their statutory equity value whereas investments in majority owned subsidiaries are generally carried at their Statutory or US GAAP equity value.

Mortgage loans

The Company’s mortgage loans are comprised primarily of domestic commercial collateralized loans. The mortgage loan portfolio is diversified with regard to geographical markets and commercial mortgage property types. The Company originates, directly or through correspondents, or acquires mortgages in the secondary market with the intent to hold to maturity. The Company’s portfolio includes loans which are fully amortizing, amortizing with a balloon balance at maturity, interest only to maturity, and interest only for a number of years followed by an amortizing period.

Derivatives

The Company uses certain derivatives, such as futures, swaps, forwards, and options, for purposes of managing the interest rate, foreign currency exchange rate, and equity market risks impacting the Company’s business. These derivatives, when taken alone, may subject the Company to varying degrees of market and credit risk; however, since used for hedging purposes, these instruments are intended to reduce risk. Derivatives that qualify for hedge accounting treatment are valued using the valuation method (either amortized cost or fair value) consistent with the underlying hedged asset or liability. At inception of a derivative transaction, the hedge relationship and risk management objective is documented and the designation of the derivative is determined based on specific criteria of the transaction. Derivatives where hedge accounting is either not elected or that are not eligible for hedge accounting are stated at fair value with changes in fair value recognized in unassigned surplus in the period of change. Investment gains and losses generally result from the termination of derivative contracts prior to expiration and are generally recognized in net income and may be subject to IMR. For derivative instruments where hedge accounting is either not elected or the transactions are not eligible for hedge accounting, changes in interest rates, foreign currencies, or equity markets may generate derivative gains or losses which may cause the Company to experience volatility in capital and surplus. The Company controls the credit risk of its over-the-counter derivative contracts through credit approvals, limits, monitoring
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Management's discussion and analysis of financial condition and results of operations procedures, and in most cases, requiring collateral. Risk of loss is generally limited to the portion of the fair value of derivative instruments that exceeds the value of the collateral held and not to the notional or contractual amounts of the derivatives.

Investment yield

Net investment income includes interest income, dividends, the amortization of premiums, discounts and origination fees.

To analyze investment performance, the Company excludes net investment income related to derivative instruments in order to assess underlying profitability and results from ongoing operations. Net investment income performance is summarized as follows:

	Year Ended December 31,
(In millions)	2025	2024	2023
Net investment income	$1,637	$1,471	$1,969
Less:
Net investment income from derivative instruments	35	36	41
Net investment income excluding derivative investments	$1,602	$1,435	$1,928

Average invested assets, at amortized cost	40,350	40,248	41,614

Yield on average invested assets	3.97%	3.57%	4.63%

Item 7.8 Liquidity and capital resources

Liquidity refers to a company’s ability to generate sufficient cash flows to meet the short-term needs of its operations. The Company manages its operations to create stable, reliable, and cost-effective sources of cash flows to meet all of its obligations. The liquidity of the Company’s investment portfolio is regularly monitored to ensure that a sufficient amount of liquid assets are held to meet its obligations under a variety of market stress scenarios.

The principal sources of the Company’s liquidity are premiums and contract deposits, fees, investment income, and investment maturities and sales. Funds provided from these sources are reasonably predictable and normally exceed liquidity requirements for payment of policy benefits, payments to policy and contract holders in connection with surrenders and withdrawals, and general expenses. However, since the timing of available funds cannot always be matched precisely to commitments, imbalances may arise when demands for funds exceed those on hand. A primary liquidity concern regarding cash flows from operations is the risk of early policyholder and contract holder withdrawals. To mitigate that risk the Company’s group annuity contracts include provisions to protect the Company against a sudden redemption by group customers through either market value adjustments applicable to the redemption value or the ability to defer payments over a period time. A primary liquidity concern regarding investment activity is the risk of defaults and market volatility. In addition, a demand for funds may arise as a result of the Company taking advantage of current investment opportunities. The sources of the funds that may be required in such situations include the issuance of commercial paper or other debt instruments.

Management believes that the liquidity profile of its assets is sufficient to satisfy the short-term liquidity requirements of reasonably foreseeable scenarios.

Generally, the Company has met its operating requirements by utilizing cash flows from operations and maintaining appropriate levels of liquidity in its investment portfolio. Liquidity for the Company is evidenced by the amounts of short-term investments and cash and cash equivalents that totaled $2.4 billion and $1.2 billion as of December 31, 2025 and 2024, respectively. In addition, 97% and 97% of the bond portfolio carried an investment grade rating at December 31, 2025 and 2024, respectively, which provides liquidity to the Company’s overall investment portfolio.

The Company continues to be well capitalized with sufficient borrowing capacity. Additionally, the Company anticipates that liquid investments and the borrowing capacity, as well as the net cash generated by operating activities will be sufficient to meet the forecasted needs of the business. The Company’s financial strength provides the capacity and flexibility to enable it to raise funds in the capital markets through the issuance of commercial paper. The Company had $200.0 million and $100.0 million of commercial paper outstanding as of December 31, 2025 and 2024, respectively. The commercial paper has been given a rating of A-1+ by Standard & Poor’s Ratings Services and a rating of P-1 by Moody’s Investors Service, each being the highest rating available. The Company’s issuance of commercial paper is not used to fund daily operations and does not have a significant impact on the Company’s liquidity.

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Management's discussion and analysis of financial condition and results of operations

The Company also has available a revolving credit facility agreement with U.S. Bank, which expires on November 1, 2028, in the amount of $50.0 million for general corporate purposes. The Company had no borrowings under this credit facility as of or during the year ended December 31, 2025. The Company does not anticipate the need for borrowings under this facility and the loss of its availability would not significantly impact its liquidity.

In October 2020, the Company became a member of the FHLB of Topeka. FHLB provides access to billions of low-cost funding dollars to banks, credit unions, insurance companies and community development financial institutions in the United States. At December 31, 2025, the Company has determined the estimated maximum borrowing capacity as approximately $1.0 billion. The Company calculated this amount based on the total collateral available to be pledged as of the period-end date, subject to certain restrictions on the maximum amount of indebtedness per our external debt agreements and limitations imposed by Lifeco, collectively across the Company and its subsidiaries. The Company had total collateral pledged of $1.0 billion and $897.8 million as of December 31, 2025 and December 31, 2024, respectively. There were no amounts borrowed at December 31, 2025 and December 31, 2024.

The Company maintains an internal revolving credit facility with its indirect parent, Lifeco U.S. In December 2025, the Company drew down $520 million under the credit facility agreement. Borrowings bear interest at a short-term AFR of 3.60%, with an interest period ending January 16, 2026, and a commitment fee of 11 basis points per annum is paid quarterly. Proceeds were used for general corporate purposes. The Company had no borrowings outstanding as of December 31, 2024 and was in compliance with all covenants as of December 31, 2025 and 2024.

The Company's indirect parent, Lifeco U.S., maintains an external line of credit which can be drawn on as an alternate source of liquidity.

Capital resources provide protection for policyholders and financial strength to support the underwriting of insurance risks and allow for continued business growth. The amount of capital resources that may be needed is determined by the Company’s senior management and Board of Directors, as well as by regulatory requirements. The allocation of resources to new long-term business commitments is designed to achieve an attractive return, tempered by considerations of risk and the need to support the Company’s existing business.

Risk-based capital ("RBC") is a regulatory tool for measuring the minimum amount of capital appropriate for a life, accident and health organization to support its overall business operations in consideration of its size and risk profile. The Division requires the Company to maintain minimum capital and surplus equal to the company action level as calculated in the RBC model. The Company exceeds the required amount.

Item 7.9 Off-balance sheet arrangements

The Company makes commitments to fund partnership interests, mortgage loans, and other investments in the normal course of its business. The amounts of these unfunded commitments at December 31, 2025 and 2024 were $572.2 million and $605.0 million, respectively. The precise timing of the fulfillment of the commitment cannot be predicted; however, these amounts may be required to be paid within one year of the dates indicated. There are no other obligations or liabilities arising from such arrangements that are reasonably likely to become material.

The Company enters into derivative transactions to manage various risks, including interest rate and foreign currency exchange risk associated with its invested assets and liabilities. Derivatives in a net asset position may have cash or securities pledged as collateral to the Company in accordance with the collateral support agreements with the counterparty. Securities pledged to the Company were $73.8 million and $0.7 million at December 31, 2025 and 2024, respectively, are held in a custodial account for the benefit of the Company, and generally consist of U.S. government or U.S. government agency securities. These securities have not been recorded on the statutory statements of admitted assets, liabilities, capital and surplus.

The Company, as lessee, has entered into various lease and sublease agreements primarily for the rental of office space.

Item 7.10 Contractual obligations

Rent expense for the years ended December 31, 2025, 2024 and 2023 were $19.7 million, $30.5 million and $29.8 million respectively.

From time to time, the Company enters into agreements or contracts, including capital leases, to purchase goods or services in the normal course of its business.
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Management's discussion and analysis of financial condition and results of operations

Item 7.11  Application of recent accounting pronouncements

See Note 2 to the accompanying financial statements for a further discussion of the application of recent accounting pronouncements.

Item 7A. Quantitative and qualitative disclosures about market risk

The Company has established processes and procedures to effectively identify, monitor, measure, and manage the risks associated with its invested assets and its interest rate sensitive insurance and annuity products. Management has identified investment portfolio management, including the use of derivative instruments, insurance and annuity product design, and asset/liability management as three critical means to accomplish a successful risk management program.

The major risks to which the Company is exposed include the following:

•Market risk - the potential of loss arising from adverse fluctuations in interest rates and equity market prices and the levels of their volatility.
•Insurance risk - the potential of loss resulting from claims, persistency, and expense experience exceeding that assumed in the liabilities held.
•Credit risk - the potential of loss arising from an obligor’s failure to meet its obligations to the Company.
•Operational and corporate risk - the potential of direct or indirect loss resulting from inadequate or failed internal processes, people and systems, or from other external events.

Market risk

The Company’s exposure to interest rate changes results from its significant holdings of floating rate debt, bonds, mortgage loans, and interest rate sensitive liabilities. The bonds primarily consist of direct obligations of the U.S. government and its agencies, direct obligations of U.S. states and their subdivisions, corporate debt securities, and asset-backed and mortgage-backed securities. All of these investments are exposed to changes in interest rates. Interest rate sensitive product liabilities, primarily those liabilities associated with annuity contracts and universal life insurance contracts, have the same type of interest rate risk exposure as bonds and mortgage loans.

To reduce interest rate risk, the Company performs periodic projections of asset and liability cash flows in order to evaluate the interest rate sensitivity of its bonds and its product liabilities to interest rate movements. For determinate liabilities, i.e. liabilities with stable, predictable cash flows on products that can’t be repriced (for example, certificate annuities and payout annuities), asset/liability cash flow mismatches are monitored and the asset portfolios are rebalanced as necessary to keep the mismatches within tolerance limits. For these determinate liabilities, the investment policy predominantly requires assets with stable, predictable cash flows so that changes in interest rates will not cause changes in the timing of asset cash flows resulting in mismatches. For indeterminate liabilities, i.e. liabilities that have less predictable cash flows but that can be repriced (for example, portfolio annuities), the potential mismatch of assets and liabilities is tested under a wide variety of interest rate scenarios. The potential cost of this mismatch is calculated. If the potential cost is considered to be too high, actions considered would include rebalancing the asset portfolio and/or purchasing derivatives that reduce the risk as part of the hedging strategy program discussed below. For each major block of indeterminate liabilities, the asset and liability positions are reviewed in senior management meetings to proactively recommend changes in the current investment strategy and/or a rebalance of the asset portfolio.

The Company has strict operating policies which prohibit the use of derivative instruments for speculative purposes, permit derivative transactions only with approved counterparties, specify limits on concentration of risk, and provide requirements of reporting and monitoring systems. The Company supports a hedging strategy program that consists of the use of various derivative instruments including futures, interest rate swaps, and options. Derivative strategies include the following:

•Futures are commitments to either purchase or sell designated financial instruments at a future date for a specified price.
•Interest rate swaps involve the periodic exchange of cash flows with third parties at specified intervals calculated using agreed upon rates or other financial variables.
•Option contracts grant the purchaser, in consideration for the payment of a premium, the right to either purchase from or sell to the issuer a financial instrument at a specified price within a specified time period or on a stated date.

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As part of its broader exposure to market risk, the Company also maintains allocations to certain alternative asset classes intended to enhance long-term returns and support portfolio diversification. Although these investments contribute meaningful return potential, they generally exhibit greater volatility than the Company’s core bond and mortgage loan holdings. As such, they are monitored within the same risk-management framework applied to interest-rate-sensitive assets and liabilities, and are managed within investment limits. These alternative asset exposures represent a relatively small portion of the overall investment portfolio. However, their distinct risk profiles warrant clear disclosure. The following provides a summary of the primary risks associated with private equity funds, collateralized loan obligation ("CLO") equity tranches, and separately managed accounts.

•Private equity funds: Private equity funds face risks such as illiquidity, high leverage, long investment horizons, and significant exposure to company-specific execution and market conditions.
•CLO equity tranches: CLO equity tranches carry substantial risks due to their subordinated position, sensitivity to loan defaults, reliance on excess spread, and exposure to structural leverage within the CLO.
•Separately Managed Accounts ("SMA"): SMAs entail risks including portfolio concentration, manager-specific strategy and execution risk, and potential liquidity constraints depending on the underlying assets.

The Company has estimated the possible effects of interest rate changes at December 31, 2025. If interest rates increased by 100 basis points (1.00%), the December 31, 2025 fair value of the fixed income assets in the general account would decrease by approximately $1.6 billion. If interest rates decreased by 100 basis points (1.00%), the December 31, 2025 fair value of the fixed income assets in the general account would increase by approximately $1.7 billion. These calculations use projected asset cash flows, discounted back to December 31, 2025. The cash flow projections are shown in the table below. The table below shows cash flows rather than expected maturity dates because many of the Company’s assets have substantial expected principal payments prior to the final maturity date. The fair value shown in the table below was calculated using spot discount interest rates that varied by the year in which the cash flows are expected to be received. The spot rates in the benchmark calculation range from 3.48% to 6.20%.

Projected cash flows by calendar years (in millions)	Benchmark	Interest rate increase one percent	Interest rate decrease one percent
2026	$6,964	$6,962	$6,968
2027	6,339	6,313	6,475
2028	5,298	5,282	5,325
2029	4,544	4,542	4,518
2030	4,664	4,659	4,647
Thereafter	18,974	19,075	18,793
Undiscounted total	$46,783	$46,833	$46,726

Fair value	$36,113	$34,555	$37,837

The Company administers separate account variable annuities and provides other investment and retirement services where fee income is earned based upon a percentage of account balances. Fluctuations in fund asset levels occur as a result of both changes in cash flow and general market conditions. There is a market risk of lower fee income if equity markets decline. If equity markets were to decline by 10% from benchmark levels at December 31, 2025, the Company’s associated net fee income after payment of subadvisor fees in 2025 would decline by approximately $10.3 million.

The Company’s surplus assets include equity investments, primarily partnership interests. There is a market risk of lower asset values if equity markets decline. If equity markets were to decline by 10%, the Company would have an additional unrealized loss of approximately $18.3 million on equity investments. This unrealized loss would not impact statutory net income but would reduce capital and surplus.

Insurance risk

The Company manages the risks associated with its insurance and other contractual liabilities through the use of actuarial modeling techniques. These techniques utilize significant assumptions including morbidity, mortality, persistency, expenses, and the cash flow stream of benefit payments. Through these techniques, the Company attempts to match the anticipated cash flow streams of its invested assets with the anticipated cash flow streams of its insurance and other contractual obligations. The cash flows associated with determinate policy liabilities are not interest rate sensitive but will vary based upon the timing and
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EMPOWER ANNUITY INSURANCE COMPANY OF AMERICA Index
Management's discussion and analysis of financial condition and results of operations amount of benefit payments. The primary risks associated with these liabilities are that the benefits will exceed those anticipated in the actuarial modeling or that the actual timing of the payment of benefits will differ from what was anticipated.

The Company utilizes reinsurance programs to control its exposure to general insurance risks. Reinsurance agreements do not relieve the Company from its direct obligations to its insured. However, an effective reinsurance program limits the Company’s exposure to potentially large losses. The failure of reinsurers to honor their obligations could result in losses to the Company. To manage this risk, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk relative to the reinsurers in order to minimize its exposure to significant losses from reinsurer insolvencies.

Credit risk

Credit risk is the risk the Company assumes if its debtors, customers, reinsurers, or other counterparties and intermediaries may fail to pay their contractual obligations when they come due and may manifest itself through the downgrading of credit ratings of counterparties. It is the Company’s general policy to acquire only investment grade assets to enable it to provide for future policy obligations and to minimize undue concentrations of assets in any single geographic area, industry, or entity. To minimize this risk, management regularly reviews the credit ratings of the entities in which the Company invests. These credit ratings are internally derived by the Company, taking into consideration ratings from several external credit rating agencies.

Operational and corporate risk

The Company manages and mitigates internal operational risk through integrated and complementary policies, procedures, processes, and practices. Human Resources hiring practices, performance evaluations and promotion, and compensation practices are designed to attract, retain and develop the skilled personnel required. A comprehensive job evaluation process is in place and training and development programs are supported. Each business area provides training designed for its specific needs and has developed internal controls for significant processes. Processes and controls are monitored and redefined by the business areas and subject to review by the Company’s internal audit staff. The Company applies a robust project management discipline to all significant initiatives.

Appropriate security measures protect premises and information. The Company has emergency procedures in place for short-term incidents and is committed to maintaining business continuity and disaster recovery plans at every business location for the recovery of critical functions in the event of a disaster, including offsite data backup and work facilities. The Company maintains various corporate insurance coverages such as property, general liability, excess liability, automobile liability, workers’ compensation, financial institution bonds, other regulatory bonds, and professional liability insurance to protect its owned property assets and to insure against certain third-party liabilities.

The Company’s businesses are subject to various regulatory requirements imposed by regulation or legislation applicable to insurance companies and companies providing financial services. These regulations are primarily intended to protect policyholders and beneficiaries. Material changes in the regulatory framework or the failure to comply with legal and regulatory requirements could have a material adverse effect on the Company. The Company monitors compliance with legal and regulatory requirements in all jurisdictions in which it conducts business and assesses trends in legal and regulatory change to keep business areas current and responsive.

In the course of its business activities, the Company may be exposed to the risk that some actions may lead to damaging its reputation and hence damage its future business prospects. These actions may include unauthorized activities of employees or others associated with the Company, inadvertent actions of the Company that become publicized and damage its reputation, regular or past business activities of the Company that become the subject of regulatory or media scrutiny or litigation and, due to a change of public perception, cause damage to the Company. To manage or mitigate this risk, the Company has ongoing controls to limit the unauthorized activities of people associated with it. The Company has adopted a Code of Business Conduct and Ethics which sets out the standards of business conduct to be followed by all of its directors, officers, and employees.

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